Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 3

Dated as of December 13, 2004

to

AMENDED AND RESTATED RECEIVABLES PURCHASE AND SERVICING

AGREEMENT

and

AMENDED AND RESTATED RECEIVABLES TRANSFER AGREEMENT

Dated as of August 30, 2002

THIS AMENDMENT NO. 3 (this “Amendment”) is entered into as of December 13, 2004 by and among SYNNEX CORPORATION (f/k/a SYNNEX Information Technologies, Inc.), a Delaware corporation (“Synnex” or the “Originator”), SIT FUNDING CORPORATION, a Delaware corporation (“SFC”), MANHATTAN ASSET FUNDING COMPANY LLC (“Manhattan Asset Funding”), as a Conduit Purchaser, SUMITOMO MITSUI BANKING CORPORATION (“Sumitomo”), as a Committed Purchaser, SMBC SECURITIES, INC. (“SMBC”), as a Purchaser Agent and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“GE Capital”), in its capacities as a committed purchaser and as administrative agent (in such capacity, the “Administrative Agent”) under the Receivables Purchase and Servicing Agreement referred to below. Capitalized terms used in this Amendment which are not otherwise defined herein shall have the meanings given such terms in Annex X to the Receivables Purchase and Servicing Agreement.

RECITALS:

WHEREAS, the Originator and SFC are parties to that certain Amended and Restated Receivables Transfer Agreement, dated as of August 30, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Transfer Agreement”);

WHEREAS, SFC, as seller, Synnex, as servicer (the “Servicer”) and as Originator, the other Originators, and GE Capital, as the Administrative Agent and as a Committed Purchaser are parties to that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase and Servicing Agreement”);

WHEREAS, many of the defined terms used in the Receivables Transfer Agreement and the Receivables Purchase and Servicing Agreement are set forth in Annex X attached thereto (“Annex X”);

WHEREAS, the parties hereto desire to amend the Receivables Purchase and Servicing Agreement and Annex X thereto to, among other things, increase the Maximum

Purchase Limit under the Receivables Purchase and Servicing Agreement and add Manhattan Asset Funding, Sumitomo and SMBC (collectively, the “Sumitomo Purchaser Group”) as parties to the Receivables Purchase and Servicing Agreement;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Originator, SFC, Manhattan Asset Funding, Sumitomo, SMBC and GE Capital hereby agree as follows.

Section 1. Amendment to Receivables Purchase and Servicing Agreement and Annex X. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2 hereof, each of the Receivables Purchase and Servicing Agreement and Annex X to each of the Receivables Purchase and Servicing Agreement and the Receivables Transfer Agreement are hereby amended to incorporate the blacklined changes shown on the marked copy of the Receivables Purchase and Servicing Agreement attached hereto as Exhibit A and on the marked copy of Annex X attached hereto as Exhibit B (in each case, text which appears as bold and double underlined is hereby added and all text which appears in strikethrough format is hereby deleted and, for the avoidance of doubt, such additions and deletions reflect changes incorporated pursuant to Amendments 1 and 2 to the Receivables Purchase and Servicing Agreement and the Receivables Transfer Agreement).

Section 2. Conditions of Effectiveness of this Amendment. This Amendment shall become effective as of the date hereof (the “Effective Date”) when, and only when:

2.1 GE Capital shall have received:

(a) counterparts of this Amendment duly executed by each of the parties hereto;

(b) counterparts of a Purchaser Group Fee Letter executed by SFC and GE Capital, in form and substance satisfactory to GE Capital; and

(c) the fees provided to be paid on the date hereof pursuant to the Purchaser Group Fee Letter described in clause 2.1(b) above;

2.2 SMBC shall have received:

(a) counterparts of a Purchaser Group Fee Letter executed by SFC and SMBC, in form and substance satisfactory to SMBC;

(b) the fees provided to be paid on the date hereof pursuant to the Purchaser Group Fee Letter described in clause 2.2(a) above; and

(c) written confirmation from Moody’s that the then current rating of the Commercial Paper issued by Manhattan Asset Funding shall not be withdrawn or downgraded after giving effect to this Amendment and the transactions contemplated by the Receivables Purchase and Servicing Agreement (as amended hereby);

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2.3 Each of the Administrative Agent and SMBC shall have received:

(a) an opinion of internal counsel to each of Synnex and SFC regarding general corporate matters, in form and substance acceptable to the Administrative Agent and each Purchaser Agent;

(b) powers of attorney (in the form of Exhibit 10.03 to the Receivables Purchase and Servicing Agreement) executed by each of SFC and Synnex;

(c) updated Schedules to the Receivables Purchase and Servicing Agreement; and

(d) such other documents, instruments and agreements as the Administrative Agent or SMBC may reasonably request; and

2.4 Each of the following conditions shall have been satisfied:

(a) each representation and warranty by the SFC contained in the Receivables Transfer Agreement, the Receivables Purchase and Servicing Agreement (as amended hereby) and in each other Related Document shall be true and correct as of the date hereof, except to the extent that such representation or warranty expressly relates solely to an earlier date;

(b) no Incipient Termination Event or Termination Event hereunder or any “Event of Default” under (and as defined in) the Credit Agreement (as in effect on the Closing Date) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the date hereof; and

(c) as of the date hereof, there has been (i) since August 31, 2004, no material adverse change (x) in the business, financial or other condition or prospects of Synnex and its Subsidiaries, taken as a whole, (y) in the Transferred Receivables, taken as a whole, or (z) in the financial condition or prospects of SFC, (ii) no litigation commenced which could reasonably be expected to have a material adverse impact on Synnex and its Subsidiaries, taken as a whole, or which would challenge the transactions contemplated herein and in the Related Documents, and (iii) since August 31, 2004, no material increase in the liabilities (liquidated or contingent) of Synnex and its Subsidiaries, taken as a whole, or material decrease in the assets of Synnex and the Subsidiary Originators, taken as a whole.

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Section 3. Representations and Warranties. Each of the Originator and SFC hereby represents and warrants that this Amendment and each of the Receivables Transfer Agreement and the Receivables Purchase and Servicing Agreement, as amended hereby, constitute legal, valid and binding obligations of such Person and are enforceable against such Person in accordance with their respective terms.

Section 4. Reference to and Effect on Related Documents.

4.1 Upon the effectiveness of this Amendment pursuant to Section 2 hereof, on and after the Effective Date, each reference to the Receivables Transfer Agreement and the Receivables Purchase and Servicing Agreement in any of the Related Documents shall mean and be a reference to the Receivables Transfer Agreement or the Receivables Purchase and Servicing Agreement, as the case may be, as amended hereby.

4.2 Except as specifically set forth above, the Receivables Transfer Agreement and the Receivables Purchase and Servicing Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

4.3 The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of SFC or GE Capital, in its capacities as Administrative Agent and a Committed Purchaser, nor constitute a waiver of any provision of any of the Related Documents, or any other documents, instruments and agreements executed and/or delivered in connection therewith.

Section 5. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

Section 6. Counterparts. This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 7. Entire Agreement. This Amendment, taken together with the Receivables Transfer Agreement, the Receivables Purchase and Servicing Agreement and all of the other Related Documents, embodies the entire agreement and understanding of the parties hereto and supersedes all prior agreements and understandings, written and oral, relating to the subject matter hereof.

Section 8. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and performed in such State and any applicable laws of the United States of America.

Section 9. No Course of Dealing. GE Capital has entered into this Amendment on the express understanding with SFC and the Originator that in entering into this Amendment, it is not establishing any course of dealing with SFC or the Originator. The rights of GE Capital, in its capacities as Administrative Agent and a Committed Purchaser, to require

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strict performance with all the terms and conditions of the Receivables Transfer Agreement and the Receivables Purchase and Servicing Agreement as amended by this Amendment and the other Related Documents shall not in any way be impaired by the execution of this Amendment. GE Capital shall not be obligated in any manner to execute any further amendments or waivers, and if such waivers or amendments are requested in the future, assuming the terms and conditions thereof are acceptable to them, GE Capital may require the payment of fees in connection therewith.

Section 10. Waiver of Claims. In consideration for the execution by GE Capital of this Amendment, each of the Seller, SFC and the Originator hereby waives each and every claim, defense, demand, action and suit of any kind or nature whatsoever against GE Capital and each other Affected Party arising on or prior to the date hereof in connection with the Receivables Purchase and Servicing Agreement, any of the Related Documents and the transactions contemplated thereby.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, this Amendment No. 3 has been duly executed as of the day and year first above written.

SYNNEX CORPORATION (f/k/a SYNNEX Information Technologies, Inc.), as an Originator and the Servicer

By:	/s/ Dennis Polk
Name:	Dennis Polk
Title:	CFO

SIT FUNDING CORPORATION

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	General Counsel and Corporate Secretary

Signature Page

to

Amendment No 3

GENERAL ELECTRIC CAPITAL CORPORATION, as a Committed Purchaser and as Administrative Agent

By:	/s/ Eugene Seip
Name:	Eugene Seip
Title:	Duly Authorized Signatory

Signature Page

to

Amendment No 3

MANHATTAN ASSET FUNDING COMPANY LLC, as a Conduit Purchaser

By:	MAF Receivables, Corp., its sole member

By:	/s/ Jill A. Gordon
Name:	Jill A. Gordon
Title:	Vice President

SUMITOMO MITSUI BANKING CORPORATION, as a Committed Purchaser

By:	/s/ Masahiko Oshima
Name:	Masahiko Oshima
Title:	General Manager

SMBC SECURITIES, INC., as a Purchaser Agent

By:	/s/ Kenichi Morooka
Name:	Kenichi Morooka
Title:	President

Signature Page

to

Amendment No 3

EXHIBIT A

EXECUTION COPY

AMENDED AND RESTATED RECEIVABLES PURCHASE

AND SERVICING AGREEMENT

Dated as of August 30, 2002,

by and among

SIT FUNDING CORPORATION,

as Seller,

~~REDWOOD RECEIVABLES~~SYNNEX CORPORATION,

~~as Conduit Purchaser,~~

~~SYNNEX INFORMATION TECHNOLOGIES, INC.,~~

as Servicer and an Originator,

THE SUBSIDIARIES OF SYNNEX FROM TIME TO TIME PARTY HERETO,

as Originators,

THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO,

as Conduit Purchasers, Committed Purchasers and Purchaser Agents,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as a Committed Purchaser, as Swing Line Purchaser and as Administrative Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND INTERPRETATION	2

SECTION 1.01. Definitions	2
SECTION 1.02. Rules of Construction	2
~~SECTION 1.03. Amendment and Restatement.~~	~~2~~

ARTICLE II AMOUNTS AND TERMS OF PURCHASES	2

SECTION 2.01. Purchases	2
SECTION 2.02. Optional Changes in Maximum Purchase Limit.	~~2~~4
SECTION 2.03. Notices Relating to Purchases and Reductions in Aggregate Capital Investment.	~~3~~4
SECTION 2.04. Conveyance of Receivables.	45
SECTION 2.05. Facility Termination Date	~~5~~7
SECTION 2.06. Daily Yield.	~~5~~7
SECTION 2.07. Fees.	~~5~~7
SECTION 2.08. Time and Method of Payments	~~6~~8
SECTION 2.09. Capital Requirements; Additional Costs.	~~6~~9
SECTION 2.10. Breakage Costs	~~7~~10
SECTION 2.11. Purchase Excess	~~8~~10

ARTICLE III CONDITIONS PRECEDENT	~~8~~10

SECTION 3.01. ~~Conditions to Effectiveness of Agreement 8~~[Reserved]	10
SECTION 3.02. Conditions Precedent to All Purchases	~~9~~10

ARTICLE IV REPRESENTATIONS AND WARRANTIES	~~10~~11

SECTION 4.01. Representations and Warranties of the Seller	~~10~~11
SECTION 4.02. Representations and Warranties of the Servicer	~~16~~17

ARTICLE V GENERAL COVENANTS OF THE SELLER	~~16~~17

SECTION 5.01. Affirmative Covenants of the Seller	~~16~~17
SECTION 5.02. Reporting Requirements of the Seller.	~~18~~19
SECTION 5.03. Negative Covenants of the Seller	~~18~~19

ARTICLE VI COLLECTIONS AND DISBURSEMENTS	~~20~~21

SECTION 6.01. Establishment of Deposit Accounts.	~~20~~21
SECTION 6.02. Funding of Collection Account.	~~22~~23

i

SECTION 6.03. Daily Disbursements From the Collection Account ~~and Related Sub-Accounts~~; Revolving Period	~~23~~24
SECTION 6.04. Disbursements From the Retention Account; Settlement Date Procedures; Revolving Period.	25
SECTION 6.05. Liquidation Settlement Procedures	26
SECTION 6.06. Investment of Funds in Accounts	~~28~~27
SECTION 6.07. Termination Procedures.	~~28~~27

ARTICLE VII SERVICER PROVISIONS	~~29~~28

SECTION 7.01. Appointment of the Servicer	~~29~~28
SECTION 7.02. Duties and Responsibilities of the Servicer	~~29~~28
SECTION 7.03. Collections on Receivables.	~~29~~28
SECTION 7.04. Authorization of the Servicer	~~30~~29
SECTION 7.05. Servicing Fees	~~30~~29
SECTION 7.06. Covenants of the Servicer	~~31~~30
SECTION 7.07. Reporting Requirements of the Servicer	~~31~~30

ARTICLE VIII GRANT OF SECURITY INTERESTS	~~31~~30

SECTION 8.01. Seller’s Grant of Security Interest	~~31~~30
SECTION 8.02. Seller’s Certification	32
SECTION 8.03. ~~Consent to Assignment 33~~[RESERVED]	32
SECTION 8.04. Delivery of Collateral	~~33~~32
SECTION 8.05. Seller Remains Liable	~~33~~32
SECTION 8.06. Covenants of the Seller and the Servicer Regarding the Seller Collateral.	~~34~~33

ARTICLE IX TERMINATION EVENTS	~~36~~35

SECTION 9.01. Termination Events	~~36~~35
SECTION 9.02. Events of Servicer Termination	~~39~~38

ARTICLE X REMEDIES	~~40~~39

SECTION 10.01. Actions Upon Termination Event	~~40~~39
SECTION 10.02. Exercise of Remedies	~~41~~40
SECTION 10.03. Power of Attorney	~~41~~40
SECTION 10.04. Continuing Security Interest	~~42~~41

ARTICLE XI SUCCESSOR SERVICER PROVISIONS	~~42~~41

SECTION 11.01. Servicer Not to Resign	~~42~~41
SECTION 11.02. Appointment of the Successor Servicer	~~42~~41
SECTION 11.03. Duties of the Servicer	~~42~~41
SECTION 11.04. Effect of Termination or Resignation	~~43~~42

ARTICLE XII INDEMNIFICATION	~~43~~42

SECTION 12.01. Indemnities by the Seller.	~~43~~42
SECTION 12.02. Indemnities by the Servicer.	~~45~~44
SECTION 12.03. Limitation of Damages; Purchaser Indemnified Persons	~~45~~44

ARTICLE XIII ~~ADMINISTRATIVE AGENT 46~~AGENTS	45
SECTION 13.01. Authorization and Action	~~46~~45
SECTION 13.02. Reliance	~~46~~45
SECTION 13.03. Notice of Termination Events	46
SECTION 13.04. Nonreliance on Administrative Agent, Purchaser Agents, Other Purchasers	46
SECTION 13.05. Indemnification	47
SECTION 13.06. GE Capital and Affiliates; Purchaser Agent and Affiliates	47

ARTICLE XIV MISCELLANEOUS	47

SECTION 14.01. Notices	47
SECTION 14.02. Binding Effect; Assignability.	~~47~~48
SECTION 14.03. Termination; Survival of Seller Secured Obligations Upon Facility Termination Date.	~~48~~49
SECTION 14.04. Costs, Expenses and Taxes.	~~48~~49
SECTION 14.05. Confidentiality.	50
SECTION 14.06. No Proceedings	~~50~~51
SECTION 14.07. Complete Agreement; Modification of Agreement; Intercreditor Agreement	~~50~~51
SECTION 14.08. Amendments and Waivers	51
SECTION 14.09. No Waiver; Remedies	~~51~~52
SECTION ~~14.09.~~14.10. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.	~~51~~52
~~SECTION 14.10. Counterparts~~	~~53~~
SECTION 14.11. ~~Severability 53~~Counterparts	54
SECTION 14.12. ~~Section Titles 53~~Severability	54
SECTION 14.13. Section Titles	54
SECTION 14.14. Limited Recourse	~~53~~54
SECTION ~~14.14.~~14.15. Further Assurances.	54

Exhibit A	-	Commitments/Group Purchase Limits
Exhibit 2.02(a)	-	Form of Commitment Reduction Notice
Exhibit 2.02(b)	-	Form of Commitment Termination Notice
Exhibit 2.03(a)	-	Form of Investment Base Certificate
Exhibit 2.03(b)	-	Form of Purchase Request
Exhibit 2.03(c)	-	Form of Repayment Notice
Exhibit 2.04(a)	-	Form of Purchase Assignment
Exhibit 3.01(a)(i)	-	Form of ~~Solvency~~Bringdown Certificate (Post-Closing)
Exhibit 3.01(a)(ii)~~(A)~~	-	Form of ~~Bringdown~~Servicer’s Certificate ~~(~~(Post-Closing~~)~~)

~~Exhibit 3.01(a)(ii)(B)~~	~~-~~	~~Form of Bringdown Certificate (Post-Closing)~~
~~Exhibit 3.01(a)(iii)(A)~~	~~-~~	~~Form of Servicer’s Certificate (Closing)~~
~~Exhibit 3.01(a)(iii)(B)~~	~~-~~	~~Form of Servicer’s Certificate (Post-Closing)~~
Exhibit 3.01(a)(~~iv~~iii)	-	Form of Monthly Report
Exhibit 10.03	-	Form of Power of Attorney
Exhibit 14.02(b)	-	Form of Assignment Agreement

Schedule 4.01(b)	Executive Offices; Collateral Locations; Corporate or Other Names; FEIN/Seller
Schedule 4.01(d)	Litigation/Seller
Schedule 4.01(h)	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness/Seller
Schedule 4.01(i)	Tax Matters/Seller
Schedule 4.01(r)	Deposit and Disbursement Accounts/Seller
Schedule 5.01(b)	Trade Names/Seller
Schedule 5.03(b)	Existing Liens/Seller

Annex 1	-	Reserved
Annex 2	-	Excluded Obligors
Exhibit A to Annex 2	-	Form of Amending Letter
Annex 3	-	Reserved
Annex 4	-	Yield Discount Amount
Annex 5	-	Financial Covenants
Annex 5.02(a)	-	Reporting Requirements of the Seller
Annex 5.02(b)	-	Investment Reports
Annex 7.07	-	Reporting Requirements of the Servicer
Annex X	-	Definitions
Annex Y	-	Schedule of Documents

THIS AMENDED AND RESTATED RECEIVABLES PURCHASE AND SERVICING AGREEMENT (as amended, supplemented or otherwise modified and in effect from time to time, the “Agreement”) is entered into as of August 30, 2002, by and among SIT FUNDING CORPORATION, a Delaware corporation (the “Seller”), ~~REDWOOD RECEIVABLES~~SYNNEX CORPORATION (f/k/a Synnex Information Technologies, Inc.), a Delaware ~~corporation (the “Conduit Purchaser”), SYNNEX INFORMATION TECHNOLOGIES, INC., a California~~ corporation (“Synnex”), as servicer hereunder (in such capacity, the “Servicer”) and as an Originator, THE SUBSIDIARIES OF SYNNEX FROM TIME TO TIME PARTY HERETO PURSUANT TO THE EXECUTION OF A COUNTERPART SIGNATURE PAGE HERETO, as Originators, the financial institutions from time to time party hereto as “Conduit Purchasers,” “Committed Purchasers” and “Purchaser Agents” (each as defined herein) and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as ~~Committed Purchaser (the~~a “Committed Purchaser,”~~)~~ as “Swing Line Purchaser,” as a “Purchaser Agent” and as ~~Administrative~~administrative ~~Agent~~agent for the ~~Conduit~~Purchasers and Purchaser Agents hereunder (in such capacity, the “Administrative Agent”).

RECITALS

A. The Seller~~, Synnex, Redwood Receivables Corporation and General Electric Capital Corporation are parties to that certain Receivables Purchase and Servicing Agreement dated as of December 19, 1997, as amended from time to time prior to the date hereof (the “Original RPSA”).~~

~~B. The parties hereto have agreed to amend and restate the Original RPSA in accordance with the terms and subject to the conditions set forth herein.C. The Seller~~ is a special purpose corporation solely owned by Synnex~~,~~.

~~D.~~ B. The Seller has been formed for the purpose of purchasing, or otherwise acquiring by capital contribution, all trade receivables of the Originators pursuant to the Transfer Agreements.

C. The Seller intends to sell, and, subject to the terms and conditions hereof, each Purchaser intends to purchase such trade receivables, from time to time, as described herein.

D. The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each Purchaser and each Purchaser Agent in connection with the making and financing of such purchases.

E. ~~The Seller intends to sell, and, subject to the terms and conditions hereof, the~~Each Purchaser Agent has been requested and is willing to act as agent on behalf of each Conduit Purchaser and ~~the~~each Committed Purchaser ~~intend to purchase~~in its Purchaser Group in connection with the making and financing of such ~~trade receivables, from time to time, as described herein~~purchases.

~~F. The Administrative Agent has been requested and is willing to act as administrative agent on behalf of each of the Conduit Purchaser and the Committed Purchaser in connection with the making and financing of such purchases.~~

~~G~~F. In order to effectuate the purposes of this Agreement, the Seller, ~~the Conduit~~each Purchaser and ~~the Committed~~each Purchaser Agent desire to appoint Synnex to service, administer and collect the receivables acquired by the Purchasers pursuant to this Agreement and Synnex is willing to act in such capacity as the Servicer hereunder on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

SECTION 1.01. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Annex X.

SECTION 1.02. Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

~~SECTION 1.03. Amendment and Restatement.~~

~~(a) This Agreement amends and restates in its entirety the Original RPSA and, upon the effectiveness of this Agreement, the terms and provisions of the Original RPSA shall, subject to Section 1.03(c), be superseded hereby.~~

~~(b) Notwithstanding the amendment and restatement of the Original RPSA by this Agreement, all of the Daily Yield, Capital Investment and other obligations owing to the “Purchaser,” the Operating Agent and the Collateral Agent by the Seller under the Original RPSA which remain outstanding as of the date hereof, shall constitute Daily Yield, Capital Investment and obligations owing hereunder. This Agreement is given in substitution for the Original RPSA, and not as payment of the obligations of the Seller thereunder, and is in no way intended to constitute a novation of the Original RPSA.~~

~~(c) Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the Original RPSA in any other document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement.~~

ARTICLE II

AMOUNTS AND TERMS OF PURCHASES

SECTION 2.01. Purchases. (a) Capital Purchases. From and after the ~~Closing~~Amendment Effective Date and until the Facility Termination Date and subject to the terms and conditions hereof, the Seller may from time to time sell Transferred Receivables to each Purchaser Agent for the benefit of the Purchasers in its Purchaser Group (ratably based upon their Group Purchase Limits), and each Conduit Purchaser ~~and the~~ may, in its sole discretion, instruct its related Purchaser Agent to purchase such Transferred Receivables on its behalf, and if the Conduit Purchaser in a Purchaser Group declines to so purchase, each Committed Purchaser ~~severally agree to purchase Transferred Receivables~~in the related Purchaser Group shall purchase such Transferred Receivables ratably in accordance with its respective Committed Purchaser Percentage (each such purchase hereunder, a “Capital Purchase”) ~~from the Seller from time to time and the Seller agrees to sell such Transferred Receivables to the Purchasers.~~. The obligation of ~~the Conduit Purchaser to~~ the Committed Purchasers to make ~~Purchases hereunder shall be from the Closing~~Capital Purchases hereunder shall be from the Amendment Effective Date until the ~~occurrence of either a Committed Purchaser Funding Event or the~~ Facility Termination Date~~. The obligation of the Committed Purchaser to make Purchases hereunder shall be from and after the occurrence of a Committed Purchaser Funding Event until the Facility Termination Date. Under no circumstances shall the~~ . Under no circumstances shall the Purchasers make any ~~Purchase if, after giving effect thereto, a Purchase Excess would exist. The aggregate purchase price for each such Purchase shall equal the Cash~~ Capital Purchase ~~Price plus the Deferred~~ if, after giving effect thereto, a Purchase ~~Price.~~Excess would exist. The aggregate purchase price for each such purchase shall be paid by the Applicable Purchasers in cash and through payments made to the Seller pursuant to Section 6.03(c) hereof.

(b) Swing Line Purchases. (i) From and after the Amendment Effective Date and until the Facility Termination Date and subject to the terms and conditions hereof, the Seller may from time to time sell and the Swing Line Purchaser hereby agrees to purchase Transferred Receivables (each such purchase, a “Swing Line Purchase”). The aggregate amount of Swing Line Purchases at any time outstanding shall not exceed the Swing Line Commitment. Under no circumstances shall the Swing Line Purchaser make any Swing Line Purchase if, after giving effect thereto, (x) the aggregate outstanding amount of Capital Investment allocable to Swing Line Purchases would exceed the Swing Line Commitment or (y) a Purchase Excess would exist. Unless the Swing Line Purchaser shall have received at least one Business Day’s prior written notice from the other Purchasers instructing it not to make a Swing Line Purchase, the Swing Line Purchaser shall, notwithstanding the failure of any condition precedent set forth in Section 3.02, be entitled to make such Swing Line Purchase, and to have the other Purchasers make Settlement Purchases in accordance with Section 2.01(b)(ii). The purchase price for each Swing Line Purchase shall be paid by the Swing Line Purchaser in cash and through payments made to the Seller pursuant to Section 6.03(c) hereof. The Seller shall repay the aggregate Capital Investment and accrued and unpaid Daily Yield relating to all Swing Line Purchases upon demand therefor by the Administrative Agent.

(ii) On the Business Day immediately following the date on which a Swing Line Purchase is made, each Purchaser Agent shall purchase from the Swing Line Purchaser (for the benefit of the Purchasers in its Purchaser Group), a pro rata portion (based on each Purchaser Agent’s Group Purchase Limit) of the Transferred Receivables which were the subject of such Swing Line Purchase (each such purchase, a “Settlement Purchase”); provided that no Purchaser Agent shall have to make a Settlement Purchase if, after giving effect thereto, the Capital Investment allocable to the Purchasers in its Purchaser Group would exceed such Purchaser Group’s Group Purchase Limit. Each Purchaser Agent is hereby obligated to make Settlement Purchases regardless of whether the conditions precedent set forth in Section 3.02 are then satisfied. Each sale of Transferred Receivables by the Swing Line Purchaser to the Purchaser Agents shall be made without recourse, representation or warranty of any kind by the Swing Line Purchaser. Each Purchaser Agent shall disburse directly to the Administrative Agent, its share of each Settlement Purchase on behalf of the Swing Line Purchaser, prior to 11:00 a.m. (New York time), in immediately available funds on the Business Day next succeeding the date on which a Swing Line Purchase is made. The proceeds of such Settlement Purchase shall be immediately paid to the Swing Line Purchaser and applied to repay the aggregate outstanding Capital Investment relating to the applicable Swing Line Purchase.

(iii) Each Purchaser Agent’s obligation to make Settlement Purchases in accordance with Section 2.01(b)(ii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Purchaser Agent or any Purchaser in its Purchaser Group may have against the Swing Line Purchaser, the Seller or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Termination Event or Incipient Termination Event; (C) any inability of the Seller to satisfy the conditions precedent to Purchases set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Purchaser Agent does not make available to the Administrative Agent or the Swing Line Purchaser, as applicable, the amount required pursuant to Section 2.01(b)(ii), the Swing Line Purchaser shall be entitled to recover such amount on demand from such Purchaser Agent, together with yield thereon for each day from the date of non-payment until such amount is paid in full at the Daily Yield Rate applicable to the Swing Line Purchaser.

SECTION 2.02. Optional Changes in Maximum Purchase Limit.

(a) So long as no Incipient Termination Event or Termination Event shall have occurred and be continuing, the Seller may, not more than twice during each calendar year, reduce the Maximum Purchase Limit permanently; provided, that (i) the Seller shall give ten Business Day’s prior written notice of any such reduction to ~~the Purchasers~~each Purchaser Agent and the Administrative Agent substantially in the form of Exhibit 2.02(a) (each such notice, a “Commitment Reduction Notice”), (ii) any partial reduction of the Maximum Purchase Limit shall be in a minimum amount of $5,000,000 or an integral multiple thereof, and (iii) no such reduction shall reduce the Maximum Purchase Limit below the Aggregate Capital Investment at such time. Any such reduction in the Maximum Purchase Limit shall result in a pro rata reduction in (1) each Purchaser Group’s Group Purchase Limit, (2) each Committed Purchaser’s Commitment and (3) the Swing Line Commitment.

(b) The Seller may at any time on at least 90 days’ prior written notice by the Seller to ~~the Purchasers~~each Purchaser Agent and the Administrative Agent irrevocably terminate the Maximum Purchase Limit or the Commitment of any Committed Purchaser; provided, that (i) such notice of termination shall be substantially in the form of Exhibit 2.02(b) (the “Commitment Termination Notice”), and (ii) the Seller shall reduce the Aggregate Capital Investment, in the case of the termination of the Maximum Purchase Limit, or the Capital Investment of the applicable Committed Purchaser, in the case of the termination of such Committed Purchaser’s Commitment, to zero and make all payments required by Section 2.03(c)

at the time and in the manner specified therein. ~~Upon~~In the case of the termination of the Maximum Purchase Limit, upon such termination, the Seller’s right to request that the Purchasers make Purchases hereunder shall simultaneously terminate and the Facility Termination Date shall automatically occur. In the case of the termination of the Commitment of any Committed Purchaser, upon such termination, such Committed Purchaser’s Commitment shall terminate and the Seller’s right to request that such Committed Purchaser make Purchases hereunder shall simultaneously terminate.

(c) Each written notice required to be delivered pursuant to Sections 2.02(a) and (b) shall be irrevocable and shall be effective (i) on the day of receipt if received by the ~~Purchasers~~Purchaser Agents and the Administrative Agent not later than 4:00 p.m. (New York time) on any Business Day and (ii) on the immediately succeeding Business Day if received by the ~~Purchasers~~Purchaser Agents or the Administrative Agent after such time on such Business Day or if any such notice is received on a day other than a Business Day (regardless of the time of day such notice is received). Each such notice of termination or reduction shall specify, respectively, the amount of, or the amount of the proposed reduction in, the Maximum Purchase Limit.

SECTION 2.03. Notices Relating to Purchases and Reductions in Aggregate Capital Investment.

(a) Not later than 11:00 a.m. (New York time) on the third Business Day of each calendar week, the Seller shall deliver to ~~the Purchasers~~each Purchaser Agent and the Administrative Agent an Officer’s Certificate substantially in the form of Exhibit 2.03(a) (each, an “Investment Base Certificate”) which shall be prepared by the Seller or the Servicer with information as of the close of business on the last day of the immediately preceding calendar week; provided, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent~~,~~ or any Purchaser Agent in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems any Purchaser’s rights or interests in the Transferred Receivables or the Seller Collateral insecure, the Seller shall deliver an Investment Base Certificate to the ~~Purchasers~~Purchaser Agents and the Administrative Agent at such more frequent intervals as the Administrative Agent or any Purchaser Agent may request from time to time. Aggregate Capital Investment Available shall be determined by the Administrative Agent based on information related to the Seller Collateral available to it, including (A) any information obtained in connection with any audit or reflected in the most recent Investment Base Certificate or any other Investment Report delivered to the ~~Purchasers~~Purchaser Agents and the Administrative Agent or (B) any other information that may be available to the ~~Purchasers~~Purchaser Agents and the Administrative Agent.

(b) Each Purchase resulting in an increase in Aggregate Capital Investment shall be made upon the provision of notice by the Seller to the Administrative Agent and each Purchaser Agent in the manner provided herein. Any such notice must be given in writing so that it is received no later than (x) 4:00 p.m. (New York time) on the Business Day immediately preceding the proposed Purchase Date set forth therein in the case of a Capital Purchase and (y) 11:00 a.m. (California time) on the proposed Purchase Date set forth therein in the case of a Swing Line Purchase. Each such notice (a “Purchase Request”) shall (i) be substantially in the form of Exhibit 2.03(b), (ii) be irrevocable and (iii) specify the amount of the requested increase in the Aggregate Capital Investment and the proposed Purchase Date (which shall be a Business Day), and shall include such other information as may be required by the ~~Purchasers~~Purchaser Agents and the Administrative Agent.

(c) The Seller may at any time reduce the Aggregate Capital Investment; provided, that (i) the Seller shall give one Business Day’s prior written notice of any such reduction to the ~~Purchasers~~each Purchaser Agent and the Administrative Agent substantially in the form of Exhibit 2.03(c) (each such notice, a “Repayment Notice”), (ii) each such notice shall be irrevocable, (iii) each such notice shall specify the amount of the requested reduction in the Aggregate Capital Investment and the proposed date of such reduction (which shall be a Business Day) and (iv) any such reduction must be accompanied by payment of (A) all Daily Yield accrued on ~~the~~each Purchaser’s respective Capital Investment being reduced through but excluding the date of such reduction and (B) the costs, if any, required by Section 2.10. Any such notice of reduction must be received by the ~~Purchasers~~Purchaser Agents and the Administrative Agent no later than 4:00 p.m. (New York time) on the Business Day immediately preceding the date of the proposed reduction in the Aggregate Capital Investment. Any such reduction shall be applied first to reduce the Capital Investment attributable to Swing Line Purchases to zero and then to reduce the remaining Aggregate Capital Investment.

SECTION 2.04. Conveyance of Receivables.

(a) Purchase Assignment. On or prior to the Closing Date, the Seller shall complete, execute and deliver to the Administrative Agent for the benefit of the Purchasers an assignment substantially in the form of Exhibit 2.04(a) (the “Purchase Assignment”) in order to evidence the Purchases.

(b) Funding of Collection Account; Payment of Purchase Price.

(i) Funding of Collection Account by Swing Line Purchaser. Following receipt of a Purchase Request relating to a Swing Line Purchase, and subject to satisfaction of the conditions set forth in Section 3.02, the Swing Line Purchaser shall make available to or on behalf of the Seller on the Purchase Date specified therein the least of (A) the requested increase in Aggregate Capital Investment specified in such Purchase Request, (B) the excess (if any) of the Swing Line Commitment over the aggregate outstanding amount of Capital Investment relating to Swing Line Purchases (before giving effect to such Swing Line Purchase) and (C) the Aggregate Capital Investment Available, by depositing such amount in same day funds to the Collection Account.

(ii) ~~(i)~~ Funding of Collection Account by Purchasers(i) (i) . Following receipt of ~~any~~a Purchase Request relating to a Capital Purchase, and subject to satisfaction of the conditions set forth in Section 3.02, ~~the~~each Applicable Purchaser shall make available to or on behalf of the Seller on the Purchase Date specified therein the lesser of (A) its pro rata share of the requested increase in Aggregate Capital Investment specified in such Purchase Request and (B) its pro rata share of Aggregate Capital Investment Available by depositing such amount in same day funds to the Collection Account.

(iii) ~~(ii)~~ Payment of Purchase Price(ii) (ii) . ~~The~~Each Applicable Purchaser shall, or shall cause the Administrative Agent to, make available to or on behalf of the Seller on each Business Day during the Revolving Period, in same day funds, all amounts on deposit in the Collection Account that are to be disbursed to or on behalf of the Seller as payment for the Transferred Receivables pursuant to Section 6.03.

(c) Vesting of Ownership.

(i) Effective on and as of each Purchase Date on which a Swing Line Purchase is made, the Swing Line Purchaser shall own all Transferred Receivables sold by the Seller hereunder on such Purchase Date. The Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in such Transferred Receivables.

(ii) ~~(i) Effective on and as of each Purchase Date (A) prior to the occurrence of the Committed Purchaser Funding Event, the Conduit~~Effective on and as of each Purchase Date on which a Capital Purchase is made and each date on which a Settlement Purchase is made, each Purchaser Agent shall own all Transferred Receivables sold by the Seller or the Swing Line Purchaser, as the case may be, hereunder on such Purchase Date~~, and (B) on and after~~ for the ~~occurrence~~benefit of the ~~Committed~~ Purchasers in such Purchaser ~~Funding Event, the Committed~~Agent’s related Purchaser ~~shall own all Transferred Receivables sold by the Seller hereunder on such Purchase Date~~Group. The Seller shall not take any action inconsistent with such ownership and shall not claim any ownership interest in such Transferred Receivables.

(iii) ~~(ii)~~ The Seller shall indicate in its Records that ownership of such Transferred Receivables is vested in the ~~Administrative~~Swing Line Purchaser and each Purchaser Agent for the benefit of the Purchasers in its Purchaser Group, as the case may be. In addition, the Seller shall respond to any inquiries with respect to the ownership of any such Transferred Receivable by stating that it is no longer the owner of such Transferred Receivable and that ownership thereof is vested in the ~~Administrative~~Swing Line Purchaser and each Purchaser Agent for the benefit of the Purchasers in its Purchaser Group, as the case may be. The Seller and the Servicer shall hold all Contracts and other documents and incidents relating to such Transferred Receivables in trust for the benefit of the Administrative Agent on behalf of the Purchasers and Purchaser Agents, as the owner thereof, and for the sole purpose of facilitating the servicing of such Transferred Receivables. The Seller and the Servicer hereby acknowledge that their retention and possession of such Contracts and documents shall at all times be at the sole discretion of the Administrative Agent and in a custodial capacity for the Administrative Agent’s benefit (on behalf of the Purchasers and Purchaser Agents) only.

(d) Repurchases of Transferred Receivables. If any Originator is required to repurchase Transferred Receivables from the Seller pursuant to Section 4.04 of the applicable Transfer Agreement, ~~the Applicable~~each Purchaser Agent or the Swing Line Purchaser, as the case may be, shall sell and reconvey such Transferred Receivables to the Seller (i) for cash in an amount equal to (1) so long as no Purchase Excess then exists or would exist following such payment, the sum of (x) the Outstanding Balance of such Transferred Receivables multiplied by the Purchase Discount Rate at the time such Transferred Receivables were created, plus (y) the aggregate amount of Daily Yield accrued on an amount of Aggregate Capital Investment equal to the amount set forth in the preceding clause (x) from the beginning of the current Settlement Period through the date of such payment, or (2) if a Purchase Excess then exists or would exist following such payment, the Outstanding Balance of such Transferred Receivables, or (ii) in exchange for new Eligible Receivables with an aggregate Outstanding Balance equal to the Outstanding Balance of such Transferred Receivables.

SECTION 2.05. Facility Termination Date. Notwithstanding anything to the contrary set forth herein, no Purchaser shall have any obligation to purchase any additional Transferred Receivables from and after the Facility Termination Date.

SECTION 2.06. Daily Yield.

(a) The Seller shall pay Daily Yield to the Administrative Agent, for the account of the Purchasers, for each day on which any Aggregate Capital Investment is outstanding, in the manner and at the times specified in Sections 6.03, 6.04 and 6.05.

(b) Notwithstanding the foregoing, the Seller shall pay interest at the applicable Daily Yield Rate on unpaid Daily Yield and on any other amount payable by the Seller hereunder (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof to (but excluding) the date the same is indefeasibly paid in full.

SECTION 2.07. Fees.

(a) On or prior to the ~~Closing~~Amendment Effective Date, the Seller shall pay to the Purchasers, the Purchaser Agents and the Administrative Agent the fees set forth in the applicable Fee ~~Letter~~Letters.

(b) On each Settlement Date, the Seller shall pay to the Servicer or to the Successor Servicer, as applicable, the Servicing Fee or the Successor Servicing Fees and Expenses, respectively, in each case to the extent of available funds therefor as provided in Section 6.04.

SECTION 2.08. Time and Method of Payments. Subject to the provisions of Sections 6.02, 6.03, 6.04 and 6.05, all payments in reduction of Aggregate Capital Investment and all payments of yield, fees and other amounts payable by the Seller hereunder shall be made in Dollars, in immediately available funds, to the Administrative Agent (for its account or the account of the applicable Purchasers, Purchaser Agents, Affected Parties or Purchaser Indemnified Persons) not later than 11:00 a.m. (New York time) on the due date therefor. Any such payment made on such date but after such time shall be deemed to have been made on, and Daily Yield shall continue to accrue and be payable thereon until, the next succeeding Business Day. If any such payment becomes due on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and Daily Yield thereon shall be payable during such extension. Any and all payments by the Seller hereunder shall be made in accordance with this Section 2.08 without setoff or counterclaim and free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, excluding taxes imposed on or measured by the net income of any Affected Party by the jurisdictions under the laws of which such Affected Party is organized or in which the offices of such Affected Party through which funding is provided pursuant to the Related Documents ~~or the Program Documents~~ are located or by any political subdivisions thereof (such non-excluded taxes, levies, imposts, deductions, charges or withholdings being “Indemnified Taxes”). If the Seller shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder, (a) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Affected Party entitled to receive any such payment receives an amount equal to the sum it would have received had no such deductions been made, (b) the Seller shall make such deductions, and (c) the Seller shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Indemnified Taxes, the Seller shall furnish to the ~~Administrative Agent~~applicable Affected Party the original or a certified copy of a receipt evidencing payment thereof. The Seller shall indemnify ~~any~~each Affected Party from and against, and, within ten days of demand therefor, pay ~~any~~each Affected Party for, the full amount of Indemnified Taxes (together with any taxes imposed by any jurisdiction on amounts payable under this Section 2.08) paid by such Affected Party and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such taxes were correctly or legally asserted.

SECTION 2.09. Capital Requirements; Additional Costs.

(a) If the Administrative Agent or any Purchaser Agent on behalf of any Affected Party shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by such Affected Party with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law) from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Affected Party against commitments made by it under this Agreement~~,~~ or any other Related ~~Document or any Program~~ Document and thereby reducing the rate of return on such Affected Party’s capital as a consequence of its commitments hereunder or thereunder, then the Seller shall from time to time upon demand by the Administrative Agent or such Purchaser Agent   pay to the Administrative Agent or such Purchaser Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for the ~~Seller’s Share~~amount of such reduction allocated to the Seller by the Administrative Agent or such Purchaser Agent, as applicable, together with interest thereon from the date of any such demand until payment in full at the applicable Daily Yield Rate. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by the Administrative Agent or the applicable Purchaser Agent to the Seller shall be final, binding and conclusive on the parties hereto (absent manifest error) for all purposes.

(b) If, due to any Regulatory Change, there shall be any increase in the cost to any Affected Party of agreeing to make or making, funding or maintaining any commitment hereunder~~,~~ or under any other Related Document ~~or under any Program Document~~, including with respect to any Purchases, Capital Investment~~, LOC Draws~~ or ~~Liquidity Loans~~any Program Support Agreement, or any reduction in any amount receivable by such Affected Party hereunder or thereunder, including with respect to any Purchases, Capital Investment~~, LOC Draws~~ or ~~Liquidity Loans~~any Program Support Agreement (any such increase in cost or reduction in amounts receivable are hereinafter referred to as “Additional Costs”), then the Seller shall, from time to time upon demand by the Administrative Agent or the applicable Purchaser Agent, pay to the Administrative Agent or such Purchaser Agent on behalf of such Affected Party additional amounts sufficient to compensate such Affected Party for the ~~Seller’s Share~~amount of such Additional Costs allocated to the Seller by the Administrative Agent or such Purchaser Agent, as applicable, together with interest thereon from the date demanded until payment in full thereof at the applicable Daily Yield Rate. Such Affected Party agrees that, as promptly as practicable after it becomes aware of any circumstance referred to above that would result in any such Additional Costs, it shall, to the extent not inconsistent with its internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by the Seller pursuant to this Section 2.09(b).

(c) Determinations by any Affected Party for purposes of this Section 2.09 of the effect of any Regulatory Change on its costs of making, funding or maintaining any commitments hereunder~~,~~ or under any other Related Document or ~~under any Program Document~~ or on amounts receivable by it hereunder or thereunder or of the additional amounts required to compensate such Affected Party in respect of any Additional Costs shall be set forth in a written notice to the Seller in reasonable detail and shall be final, binding and conclusive on the Seller (absent manifest error) for all purposes.

SECTION 2.10. Breakage Costs. The Seller shall pay to the ~~Administrative~~applicable Purchaser Agent for the account of the requesting Purchaser, upon request of such Purchaser, such amount or amounts as shall compensate such Purchaser for any loss, cost or expense incurred by such Purchaser (as determined by such Purchaser) as a result of any reduction by the Seller in such Purchaser’s Capital Investment (and accompanying loss of Daily Yield thereon) other than on the maturity date of the Commercial Paper (or other financing source) funding such Purchaser’s Capital Investment, which compensation shall include an amount equal to any loss or expense incurred by such Purchaser during the period from the date of such reduction to (but excluding) the maturity date of such Commercial Paper (or other financing source) if the rate of interest obtainable by such Purchaser upon the redeployment of funds in an amount equal to such reduction is less than the interest rate applicable to such Commercial Paper (or other financing source) (any such loss, cost or expense referred to collectively herein as “Breakage Costs”). The determination by such Purchaser of the amount of any such loss or expense shall be set forth in a written notice to the Seller in reasonable detail and shall be final, binding and conclusive on the Seller (absent manifest error) for all purposes.

SECTION 2.11. Purchase Excess. On each Business Day during the Revolving Period and after completion of the disbursements specified in Section 6.03, the Administrative Agent shall notify the Seller and the Servicer of any Purchase Excess on such day, and the Seller shall deposit the amount of such Purchase Excess in the Collection Account by 11:00 a.m. (New York time) on the immediately succeeding Business Day.

ARTICLE III

CONDITIONS PRECEDENT

SECTION 3.01. ~~Conditions to Effectiveness of Agreement~~[Reserved]. ~~Neither the Conduit Purchaser nor the Committed Purchaser shall be obligated to purchase Transferred Receivables hereunder on the occasion of the initial Purchase, nor shall any Purchaser or the~~

~~Administrative Agent be obligated to take, fulfill or perform any other action hereunder, until the following conditions have been satisfied, in the sole discretion of, or waived in writing by, each Purchaser and the Administrative Agent:~~

~~(a) Purchase Agreement; Other Related Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, the parties hereto and the Purchasers and the Administrative Agent shall have received such other documents, instruments, agreements and legal opinions as each Purchaser and the Administrative Agent shall request in connection with the transactions contemplated by this Agreement, including all those listed in the Schedule of Documents, each in form and substance satisfactory to each Purchaser and the Administrative Agent.~~

~~(b) Governmental Approvals. The Purchasers and the Administrative Agent shall have received (i) satisfactory evidence that the Seller and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby or thereby or (ii) an Officer’s Certificate from each of the Seller and the Servicer in form and substance satisfactory to each Purchaser and the Administrative Agent affirming that no such consents or approvals are required.~~

~~(c) Compliance with Laws. The Seller and the Servicer shall be in compliance in all material respects with all applicable foreign, federal, state and local laws and regulations, including those specifically referenced in Section 5.01(a).~~

~~(d) Payment of Fees and Taxes. The Seller shall have paid all fees required to be paid by it on the Closing Date, including all fees required hereunder and under the Fee Letter, and shall have reimbursed each Purchaser for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Related Documents, including each Purchaser’s reasonable legal, rating agency and audit expenses, and other negotiation and document preparation costs. The Seller shall have paid all taxes, including without limitation any stamp duty which may be imposed as a result of the transactions contemplated by this Agreement and the Related Documents.~~

~~(e) Credit Facility Conditions. Each of those conditions precedent to the closing of the transactions contemplated by the Credit Facility shall have been satisfied or waived in writing as provided therein.~~

~~(f) Representations and Warranties. Each representation and warranty by the Seller contained herein and in each other Related Document shall be true and correct as of the Closing Date, except to the extent that such representation or warranty expressly relates solely to an earlier date.~~

~~(g) No Termination Event. No Incipient Termination Event or Termination Event hereunder or any “Event of Default” under (and as defined in) the Credit Agreement (as in effect on the Closing Date) shall have occurred and be continuing or would result after giving effect to any of the transactions contemplated on the Closing Date.~~

~~(h) Confirmation of Commercial Paper Ratings. The Administrative Agent shall have received written confirmation from each Rating Agency that the then current rating of the Commercial Paper shall not be withdrawn or downgraded after giving effect to this Agreement and the transactions contemplated thereby.~~

~~(i) Material Adverse Effect. As of the Closing Date, there has been (i) since November 30, 2001, no material adverse change (x) in the business, financial or other condition or prospects of Synnex and its Subsidiaries, taken as a whole, (y) in the Transferred Receivables, taken as a whole, or (z) in the financial condition or prospects of the Seller, (ii) no litigation commenced which could reasonably be expected to have a material adverse impact on Synnex and its Subsidiaries, taken as a whole, or which would challenge the transactions contemplated herein and in the Related Documents, and (iii) since November 30, 2001, no material increase in the liabilities (liquidated or contingent) of Synnex and its Subsidiaries, taken as a whole, or material decrease in the assets of Synnex and the Subsidiary Originators, taken as a whole.~~

SECTION 3.02. Conditions Precedent to All Purchases. ~~No~~Neither the Swing Line Purchaser nor any Committed Purchaser shall be obligated to purchase Transferred Receivables hereunder on any Purchase Date if, as of the date thereof:

(a) any representation or warranty of the Seller or the Servicer contained herein or in any of the other Related Documents shall be untrue or incorrect as of such date, either before or after giving effect to the Purchase of Transferred Receivables on such date and to the application of the proceeds therefrom, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b) any event shall have occurred, or would result from the Purchase of Transferred Receivables on such Purchase Date or from the application of the proceeds therefrom, that constitutes an Incipient Termination Event, a Termination Event, an Incipient Servicer Termination Event or an Event of Servicer Termination;

(c) the Seller shall not be in compliance with any of its covenants or other agreements set forth herein or in any Related Document;

(d) the Facility Termination Date shall have occurred;

(e) either before or after giving effect to such Purchase and to the application of the proceeds therefrom, a Purchase Excess would exist;

(f) any Originator, the Seller or the Servicer shall fail to have taken such other action, including delivery of information, approvals, consents, opinions, documents and instruments to the ~~Purchasers~~Purchaser Agents and the Administrative Agent, as (i) any Purchaser Agent or the Administrative Agent may reasonably request or ~~a~~(ii) any Rating Agency may request; or

(g) the Administrative Agent or any Purchaser Agent shall have determined that any event or condition has occurred that has had, or could reasonably be expected to have or result in, a Material Adverse Effect.

The delivery by the Seller of a Purchase Request and the acceptance by the Seller of the purchase price for any Transferred Receivables on any Purchase Date shall be deemed to constitute, as of any such Purchase Date, a representation and warranty by the Seller that the conditions in this Section 3.02 have been satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Seller. To induce the Purchasers to purchase the Transferred Receivables and the Administrative Agent and Purchaser Agents to take any action hereunder, the Seller makes the following representations and warranties to ~~the Purchasers~~each Purchaser, each Purchaser Agent and the Administrative Agent, each ~~and all~~ of which shall survive the execution and delivery of this Agreement.

(a) Corporate Existence; Compliance with Law. The Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (iv) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct, except where such failure to obtain all licenses, permits, consents or approvals or to make all filings, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (v) is in compliance with its charter and bylaws; and (vi) subject to specific representations set forth herein regarding ERISA, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b) Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. As of the ~~Closing~~Amendment Effective Date, the current location of the Seller’s chief executive office, principal place of business, other offices, the warehouses and premises within which any Seller Collateral is stored or located, and the locations of its records concerning the Seller Collateral (including originals of the Seller Assigned Agreements) are set forth in Schedule 4.01(b) and none of such locations has changed within the past 12 months (or such shorter time as the Seller has been in existence). During the prior five years (or such shorter time as the Seller has been in existence), except as set forth in Schedule 4.01(b), the Seller has not been known as or used any corporate, fictitious or trade name. In addition, Schedule 4.01(b) lists the organizational identification number issued by the Seller’s state of organization or states that no such number has been issued and lists the federal employer identification number of the Seller.

(c) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by the Seller of this Agreement and the other Related Documents to which it is a party, the creation and perfection of all Liens and ownership interests provided for therein and, solely with respect to clause (vii) below, the exercise by each of the Seller, the Purchasers, the Purchaser Agents or the Administrative Agent of any of its rights and remedies under any Related Document to which it is a party: (i) are within ~~such~~the ~~Person~~Seller’s corporate power; (ii) have been duly authorized by all necessary or proper corporate and shareholder action; (iii) do not contravene any provision of ~~such~~the ~~Person~~Seller’s charter or bylaws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which ~~such~~the ~~Person~~Seller or any Originator is a party or by which ~~such~~the ~~Person~~Seller or any Originator or any of the property of ~~such~~the ~~Person~~Seller or any Originator is bound; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of ~~such~~the ~~Person~~Seller or any Originator; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 3.01(b), all of which will have been duly obtained, made or complied with prior to the ~~Closing~~Amendment Effective Date. On or prior to the ~~Closing~~Amendment Effective Date, each of the Related Documents to which the Seller is a party shall have been duly executed and delivered by the Seller and each such Related Document shall then constitute a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors, rights in general and the rights of creditors of national banking associations, and (ii) as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity).

(d) No Litigation. No Litigation is now pending or, to the knowledge of the Seller, threatened against the Seller that (i) challenges the Seller’s right or power to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the transfer, sale, pledge or contribution of any Receivable or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents, or (iii) has a reasonable risk of being determined adversely to the Seller and that, if so determined, could have a Material Adverse Effect. Except as set forth on Schedule 4.01(d), as of the ~~Closing~~Amendment Effective Date there is no Litigation pending or threatened that seeks damages in excess of $2,500 or injunctive relief against, or alleges criminal misconduct by, the Seller.

(e) Solvency. Both before and after giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is and will be Solvent.

(f) Material Adverse Effect. Since the date of the Seller’s organization, (i) the Seller has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) no contract, lease or other agreement or instrument has been entered into by the Seller or has become binding upon the Seller’s assets and no law or regulation applicable to the Seller has been adopted that has had or could reasonably be expected to have a Material Adverse Effect and (iii) the Seller is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Seller is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since the date of the Seller’s organization, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(g) Ownership of Property; Liens. No Transferred Receivable is subject to any Adverse Claim, none of the other properties and assets of the Seller are subject to any Adverse Claims other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to the Seller that may result in (i) with respect to the Transferred Receivables, any Adverse Claims (including Adverse Claims arising under Environmental Laws) and (ii) with respect to its other properties and assets, any Adverse Claims (including Adverse Claims arising under Environmental Laws) other than Permitted Encumbrances. The Seller has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect the Seller’s right, title and interest in and to the Transferred Receivables and its other properties and assets. The Seller has rights in and the power to transfer its right, title and interest in the Transferred Receivables. The Liens granted to the Administrative Agent (for the benefit of the Purchasers) pursuant to Section 8.01 will at all times be fully perfected first priority Liens in and to the Seller Collateral.

(h) Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Schedule 4.01(h), the Seller has no Subsidiaries, is not engaged in any joint venture or partnership with any other Person, and is not an Affiliate of any other Person. All of the issued and outstanding Stock of the Seller is owned by Synnex in the amount set forth on Schedule 4.01(h). There are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which the Seller may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Debt of the Seller as of the ~~Closing~~Amendment Effective Date is described in Section 5.03(i).

(i) Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Seller have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.01(e). Proper and accurate amounts have been withheld by the Seller from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 4.01(i) sets forth as of the ~~Closing~~Amendment Effective Date (i) those taxable years for which the Seller’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and (ii) any assessments or threatened assessments in connection with any such audit or otherwise currently outstanding. Except as described on Schedule 4.01(i), the Seller has not executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. The Seller is not liable for any Charges: (A) under any agreement (including any tax sharing agreements) or (B) to the best of the Seller’s knowledge, as a transferee. As of the ~~Closing~~Amendment Effective Date, the Seller has not agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, that would have a Material Adverse Effect.

(j) Full Disclosure. No information contained in this Agreement, any Investment Base Certificate or any of the other Related Documents, or any written statement furnished by or on behalf of the Seller to any Purchaser, any Purchaser Agent or the Administrative Agent pursuant to the terms of this Agreement or any of the other Related Documents contains any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

(k) ERISA. The Seller is in compliance with ERISA and has not incurred and does not expect to incur any liabilities (except for premium payments arising in the ordinary course of business) payable to the PBGC under ERISA.

(l) Brokers. No broker or finder acting on behalf of the Seller was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and the Seller has no obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

(m) Margin Regulations. The Seller is not engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security,” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). The Seller owns no Margin Stock, and no portion of the proceeds of the purchase price for Transferred Receivables sold hereunder will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. The Seller will not take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(n) Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the Related Documents requires compliance with any bulk sales act or similar law.

(o) Securities Act and Investment Company Act Exemptions. Each purchase of Transferred Receivables under this Agreement will constitute (i) a “current transaction” within the meaning of Section 3(a)(3) of the Securities Act and (ii) except with respect to Financing Receivables, a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act.

(p) Government Regulation. The Seller is not an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act. The Purchase of the Transferred Receivables by the Purchasers hereunder, the application of the proceeds thereof and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(q) Nonconsolidation. The Seller is operated in such a manner that the separate corporate existence of the Seller and each member of the Originator Group would not be disregarded in the event of the bankruptcy or insolvency of any member of the Originator Group and, without limiting the generality of the foregoing:

(i) the Seller is a limited purpose corporation whose activities are restricted in its certificate or articles of incorporation to those activities expressly permitted hereunder and under the other Related Documents and the Seller has not engaged, and does not presently engage, in any activity other than those activities expressly permitted hereunder and under the other Related Documents, nor has the Seller entered into any agreement other than this Agreement, the other Related Documents to which it is a party and, with the prior written consent of the ~~Purchasers~~Purchaser Agents and the Administrative Agent, any other agreement necessary to carry out more effectively the provisions and purposes hereof or thereof;

(ii) no member of the Originator Group or any individual at the time he or she is acting as an officer of any such member is or has been involved in the day-to-day management of the Seller;

(iii) other than the purchase and acceptance through capital contribution of Transferred Receivables, the making of Subordinated Loans by Synnex pursuant to the Subordinated Notes and the repayment of such Subordinated Loans by the Seller, the payment of rent to Synnex, the payment of dividends and the return of capital to Synnex, the payment of Servicing Fees to the Servicer under this Agreement and the transactions contemplated under the Ancillary Services and Lease Agreement, the Seller engages and has engaged in no intercorporate transactions with any member of the Originator Group;

(iv) the Seller maintains corporate records and books of account separate from that of each member of the Originator Group, holds regular corporate meetings and otherwise observes corporate formalities and has a business office separate from that of each member of the Originator Group;

(v) the financial statements and books and records of the Seller and the Originators reflect the separate corporate existence of the Seller;

(vi) (A) the Seller maintains its assets separately from the assets of each member of the Originator Group (including through the maintenance of separate bank accounts and except for any Records to the extent necessary to assist the Servicer in connection with the servicing of the Transferred Receivables), (B) the Seller’s funds (including all money, checks and other cash proceeds) and assets, and records relating thereto, have not been and are not commingled with those of any member of the Originator Group and (C) the separate creditors of the Seller will be entitled to be satisfied out of the Seller’s assets prior to any value in the Seller becoming available to the Seller’s Stockholders;

(vii) except as otherwise expressly permitted hereunder, under the other Related Documents and under the Seller’s organizational documents, no member of the Originator Group (A) pays the Seller’s expenses, (B) guarantees the Seller’s obligations, or (C) advances funds to the Seller for the payment of expenses or otherwise;

(viii) all business correspondence and other communications of the Seller are conducted in the Seller’s own name, on its own stationery and through a separately-listed telephone number;

(ix) the Seller does not act as agent for any member of the Originator Group, but instead presents itself to the public as a corporation separate from each such member and independently engaged in the business of purchasing and financing Receivables;

(x) the Seller maintains at least two independent directors each of whom (A) is not a Stockholder, director, officer, employee or associate, or any relative of the foregoing, of any member of the Originator Group (other than the Seller), all as provided in its certificate or articles of incorporation, and (B) is otherwise acceptable to the ~~Purchasers~~Purchaser Agents and the Administrative Agent; and

(xi) the bylaws or the certificate or articles of incorporation of the Seller require (A) the affirmative vote of each independent director before a voluntary petition under Section 301 of the Bankruptcy Code may be filed by the Seller, and (B) the Seller to maintain (1) correct and complete books and records of account and (2) minutes of the meetings and other proceedings of its Stockholders and board of directors.

(r) Deposit and Disbursement Accounts. Schedule 4.01(r) lists all banks and other financial institutions at which the Seller maintains deposit or other bank accounts as of the ~~Closing~~Amendment Effective Date, including any Lockbox Accounts, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

(s) Transferred Receivables.

(i) Transfers(i) Transfers(i) Transfers. Each Transferred Receivable was purchased by or contributed to the Seller on the relevant Transfer Date pursuant to the applicable Transfer Agreement.

(ii) Eligibility(ii) Eligibility(ii) Eligibility. Each Transferred Receivable designated as an Eligible Receivable in each Investment Base Certificate constitutes an Eligible Receivable as of the date of such Investment Base Certificate.

(iii) No Material Adverse Effect(iii) No Material Adverse Effect(iii) No Material Adverse Effect. At the time of delivery of each Investment Base Certificate hereunder, the Seller has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on any Transferred Receivable designated as an Eligible Receivable in such Investment Base Certificate will not be paid in full when due or to expect any other Material Adverse Effect to occur at any time.

(iv) Nonavoidability of Transfers(iv) Nonavoidability of Transfers(iv) Nonavoidability of Transfers. The Seller shall (A) have received each Contributed Receivable as a contribution to the capital of the Seller by Synnex and (B) (1) have purchased each Sold Receivable from the applicable Originator for cash consideration or with the proceeds of a Subordinated Loan and (2) have accepted assignment of any Eligible Receivables transferred pursuant to clause (b) of Section 4.04 of the applicable Transfer Agreement, in each case in an amount that constitutes fair consideration and reasonably equivalent value therefor. Each Sale of a Sold Receivable effected pursuant to the terms of a Transfer Agreement shall not have been made for or on account of an antecedent debt owed by the applicable Originator to the Seller and no such Sale is or may be avoidable or subject to avoidance under any bankruptcy laws, rules or regulations.

(t) Representations and Warranties in Other Related Documents. Each of the representations and warranties of the Seller contained in the Related Documents (other than this Agreement) is true and correct in all respects and the Seller hereby makes each such representation and warranty to, and for the benefit of, the Purchasers, the Purchaser Agents and the Administrative Agent as if the same were set forth in full herein.

SECTION 4.02. Representations and Warranties of the Servicer. To induce the Purchasers to purchase the Transferred Receivables and the Administrative Agent and the Purchaser Agents to take any action required to be performed by it hereunder, the Servicer represents and warrants to the Purchasers, the Purchaser Agents and the Administrative Agent, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer (whether made by the Servicer in its capacity as an Originator or as the Servicer) contained in any Related Document is true and correct and, if made by the Servicer in its capacity as an Originator, applies with equal force to the Servicer in its capacity as the Servicer, and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Purchasers, the Purchaser Agents and the Administrative Agent as if the same were set forth in full herein.

ARTICLE V

GENERAL COVENANTS OF THE SELLER

SECTION 5.01. Affirmative Covenants of the Seller. The Seller covenants and agrees that from and after the ~~Closing~~Amendment Effective Date and until the Termination Date:

(a) Compliance with Agreements and Applicable Laws. The Seller shall perform each of its obligations under this Agreement and the other Related Documents and comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and Environmental Laws and Environmental Permits, except to the extent that the failure to so comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Seller shall continue to pay all fees required to be paid by it under ~~the~~each Fee Letter, all governmental fees and all taxes, including without limitation any stamp duty which may be imposed as a result of the transactions contemplated by this Agreement and the Related Documents. The Seller shall comply in all respects with the Credit and Collection Policies with respect to each Transferred Receivable and with the Contract therefor.

(b) Maintenance of Existence and Conduct of Business. The Seller shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with (1) the terms of its certificate of incorporation and bylaws, (2) Sections 4.01(q) and (r) and (3) the assumptions set forth in each legal opinion of Baker & McKenzie or other counsel to the Seller from time to time delivered pursuant to Section 3.02(d) of a Transfer Agreement with respect to issues of substantive consolidation and true sale and absolute transfer; (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in such corporate and trade names as are set forth in Schedule 5.01(b). The Seller shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the financial statements delivered pursuant to Section 5.02(a).

(c) Deposit of Collections. The Seller shall deposit or cause to be deposited promptly into a Lockbox Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.

(d) Use of Proceeds. The Seller shall utilize the proceeds of the Purchases made hereunder solely for (i) the purchase of Receivables from an Originator pursuant to the applicable Transfer Agreement, (ii) the payment of dividends and return of capital to Synnex, (iii) the repayment of Subordinated Loans, (iv) the payment of rent to Synnex, and (v) the payment of administrative fees or Servicing Fees or expenses to the Servicer or routine administrative or operating expenses, in each case only as expressly permitted by and in accordance with the terms of this Agreement and the other Related Documents.

(e) Payment, Performance and Discharge of Obligations.

(i) Subject to Section 5.01(e)(ii), the Seller shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges payable by it, including (A) charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all charges with respect to taxes, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any such amounts shall become past due.

(ii) The Seller may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 5.01(e)(i); provided, that (A) adequate reserves with respect to such contest are maintained on the books of the Seller, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Seller Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) none of ~~the Purchasers~~any Purchaser, any Purchaser Agent or the Administrative Agent has advised the Seller in writing that such Affected Party reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

(f) ERISA. The Seller shall give the Administrative Agent and each Purchaser Agent prompt written notice of any event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

SECTION 5.02. Reporting Requirements of the Seller.

(a) The Seller hereby agrees that, from and after the ~~Closing~~Amendment Effective Date and until the Termination Date, it shall deliver or cause to be delivered to the ~~Purchasers~~Purchaser Agents and the Administrative Agent and, in the case of paragraph (g) therein only, to the Rating Agencies, the financial statements, notices and other information at the times, to the Persons and in the manner set forth in Annex 5.02(a).

(b) The Seller hereby agrees that, from and after the ~~Closing~~Amendment Effective Date and until the Termination Date, it shall deliver or cause to be delivered to the ~~Purchasers~~Purchaser Agents and the Administrative Agent the Investment Reports (including Investment Base Certificates) at the times, to the Persons and in the manner set forth in Annex 5.02(b).

SECTION 5.03. Negative Covenants of the Seller. The Seller covenants and agrees that~~, without the prior written consent of the Purchasers and the Administrative Agent,~~ from and after the ~~Closing~~Amendment Effective Date until the Termination Date:

(a) Sale of Stock and Assets. The Seller shall not sell, transfer, convey, assign or otherwise dispose of, or assign any right to receive income in respect of, any of its properties or other assets, including its capital Stock (whether in a public or a private offering or otherwise), any Transferred Receivable or Contract therefor or any of its rights with respect to any Lockbox or any Lockbox Account, the Collection Account, the Retention Account or any other deposit account in which any Collections of any Transferred Receivable are deposited except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(b) Liens. The Seller shall not create, incur, assume or permit to exist (i) any Adverse Claim on or with respect to its Transferred Receivables or (ii) any Adverse Claim on or with respect to its other properties or assets (whether now owned or hereafter acquired) except for the Liens set forth in Schedule 5.03(b) and other Permitted Encumbrances. In addition, the Seller shall not become a party to any agreement, note, indenture or instrument or take any other action that would prohibit the creation of a Lien on any of its properties or other assets in favor of the Administrative Agent (for the benefit of the Purchasers) as additional collateral for the Seller Secured Obligations, except as otherwise expressly permitted by this Agreement or any of the other Related Documents.

(c) Modifications of Receivables or Contracts. The Seller shall not extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred

Receivable or amend, modify or waive any term or condition of any Contract related thereto; provided, that the Seller may authorize the Servicer to take such actions as are expressly permitted by the terms of any Related Document or the Credit and Collection Policies.

(d) Changes in Instructions to Obligors. Except as provided in Section 6.01(a)(iii), the Seller shall not make any change in its instructions to Obligors regarding the deposit of Collections with respect to the Transferred Receivables.

(e) Capital Structure and Business. The Seller shall not (i) make any changes in any of its business objectives, purposes or operations that could have or result in a Material Adverse Effect, (ii) make any change in its capital structure as described on Schedule 4.01(h), including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, (iii) reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof without the prior written consent of the Administrative Agent or (iv) amend its certificate or articles of incorporation or bylaws. The Seller shall not engage in any business other than the businesses currently engaged in by it.

(f) Mergers, Subsidiaries, Etc. The Seller shall not directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or capital Stock of, or otherwise combine with or acquire, any Person.

(g) Sale Characterization; Transfer Agreements. The Seller shall not make statements or disclosures, prepare any financial statements or in any other respect account for or treat the transactions contemplated by the Transfer Agreements (including for accounting, tax and reporting purposes) in any manner other than (i) with respect to each Sale of each Sold Receivable effected pursuant to a Transfer Agreement, as a true sale and absolute assignment of the title to and sole record and beneficial ownership interest of such Sold Receivable by the applicable Originator to the Seller and (ii) with respect to each contribution of Contributed Receivables thereunder, as an increase in the stated capital of the Seller.

(h) Restricted Payments. Except for the Subordinated Loans, the Seller shall not enter into any borrowing or lending transaction with any other Person. The Seller shall not at any time (i) advance credit to any Person or (ii) declare any dividends, repurchase any Stock, return any capital, make any other payment or distribution of cash or other property or assets in respect of the Seller’s Stock or make a repayment with respect to the Subordinated Loans if, after giving effect to any such advance or distribution, a Purchase Excess would exist or a Termination Event would otherwise result therefrom.

(i) Indebtedness. The Seller shall not create, incur, assume or permit to exist any Debt of the Seller, except (i) Debt of the Seller to any Affected Party, Purchaser Indemnified Person, the Servicer or any other Person expressly permitted by this Agreement or any other Related Document, (ii) deferred taxes, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, and (iv) indorser liability in connection with the indorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(j) Prohibited Transactions. The Seller shall not enter into, or be a party to, any transaction with any Person except as expressly permitted hereunder or under any other Related Document.

(k) Investments. Except as otherwise expressly permitted hereunder or under the other Related Documents, the Seller shall not make any investment in, or make or accrue loans or advances of money to, any Person, including any Stockholder, director, officer or employee of the Seller or any Subsidiary of any Originator, through the direct or indirect lending of money, holding of securities or otherwise, except with respect to Transferred Receivables and Permitted Investments.

(l) Commingling. The Seller shall not deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox Account.

(m) ERISA. The Seller shall not, and shall not cause or permit any of its ERISA Affiliates to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA.

ARTICLE VI

COLLECTIONS AND DISBURSEMENTS

SECTION 6.01. Establishment of Deposit Accounts.

(a) The Lockbox Accounts.

(i) The Seller has established with each Lockbox Bank one or more Lockbox Accounts. The Seller agrees that the Administrative Agent shall have exclusive dominion and control of each Lockbox Account and all monies, instruments and other property from time to time on deposit therein. The Seller shall not make or cause to be made, or have any ability to make or cause to be made, any withdrawals from any Lockbox Account except as provided in Section 6.01(b)(ii).

(ii) The Seller and the Servicer have instructed all existing Obligors of Transferred Receivables, and shall instruct all future Obligors of Transferred Receivables, to make payments in respect thereof only (A) by check or money order mailed to one or more lockboxes or post office boxes under the control of the Administrative Agent (each a “Lockbox” and collectively the “Lockboxes”) or (B) by wire transfer or moneygram directly to a Lockbox Account. Schedule 4.01(r) lists all Lockboxes and all Lockbox Banks at which the Seller maintains Lockbox Accounts as of the ~~Closing~~Amendment Effective Date, and such schedule correctly identifies (1) with respect to each such Lockbox Bank, the name, address and telephone number thereof, (2) with respect to each Lockbox Account, the name in which such account is held and the complete account number therefor, and (3) with respect to each Lockbox, the lockbox number and address thereof. The Seller and the Servicer shall endorse, to the extent necessary, all checks or other instruments received in any Lockbox so that the same can be deposited in the Lockbox Account, in the form so received (with all necessary endorsements), on the first Business Day after the date of receipt thereof. In addition, each of the Seller and the Servicer shall deposit or cause to be deposited into a Lockbox

Account all cash, checks, money orders or other proceeds of Transferred Receivables or Seller Collateral received by it other than in a Lockbox or a Lockbox Account, in the form so received (with all necessary endorsements), not later than the close of business on the first Business Day following the date of receipt thereof, and until so deposited all such items or other proceeds shall be held in trust for the benefit of the Administrative Agent. Neither the Seller nor the Servicer shall make any deposits into a Lockbox or any Lockbox Account except in accordance with the terms of this Agreement or any other Related Document.

(iii) If, for any reason, a Lockbox Agreement terminates or any Lockbox Bank fails to comply with its obligations under the Lockbox Agreement to which it is a party, then the Seller shall promptly notify all Obligors of Transferred Receivables who had previously been instructed to make wire payments to a Lockbox Account maintained at any such Lockbox Bank to make all future payments to a new Lockbox Account in accordance with this Section 6.01(a)(iii). The Seller shall not close any such Lockbox Account unless it shall have (A) received the prior written consent of the Administrative Agent, (B) established a new account with the same Lockbox Bank or with a new depositary institution satisfactory to the Administrative Agent, (C) entered into an agreement covering such new account with such Lockbox Bank or with such new depositary institution substantially in the form of such Lockbox Agreement or that is satisfactory in all respects to the Administrative Agent (whereupon, for all purposes of this Agreement and the other Related Documents, such new account shall become a Lockbox Account, such new agreement shall become a Lockbox Agreement and any new depositary institution shall become a Lockbox Bank), and (D) taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Lockbox Account to the Administrative Agent under Section 8.01 of this Agreement. Except as permitted by this Section 6.01(a), neither the Seller nor the Servicer shall open any new Lockbox or Lockbox Account without the prior written consent of the Administrative Agent.

(b) Collection Account.

(i) The Purchasers have established and shall maintain the Collection Account with the Depositary. The Seller ~~and~~, the Purchasers and the Purchaser Agents agree that the Administrative Agent shall have exclusive dominion and control of the Collection Account and all monies, instruments and other property from time to time on deposit therein.

(ii) Pursuant to Section 6.02, the Seller shall instruct each Lockbox Bank to transfer, and the Seller hereby grants the Administrative Agent the authority to instruct each such Lockbox Bank to transfer, on each Business Day in same day funds, all available funds in each Lockbox Account to the Collection Account. The Purchasers, the Purchaser Agents and the Administrative Agent may deposit into the Collection Account from time to time all monies, instruments and other property received by any of them as proceeds of the Transferred Receivables. On each Business Day prior to the Facility Termination Date the Administrative Agent shall instruct and cause the Depositary (which instruction may be in writing or by telephone confirmed promptly thereafter in writing) to release funds on deposit in the Collection Account in the order of priority set forth in Section 6.03. On each Business Day from and after the Facility Termination Date the Administrative Agent shall apply all amounts when received in the Collection Account in the order of priority set forth in Section 6.05.

(iii) If, for any reason, the Depositary wishes to resign as depositary of the Collection Account or fails to carry out the instructions of the Administrative Agent, then the Administrative Agent shall promptly notify the ~~Purchasers. Neither the Purchasers nor the~~Purchaser Agents. The Administrative Agent shall not close the Collection Account unless the ~~Purchasers and the~~ Administrative Agent ~~have~~has (A) established a new deposit account with the Depositary or a new depositary institution, (B) entered into an agreement covering such new account with such new depositary institution satisfactory in all respects to the Administrative Agent (whereupon such new account shall become the Collection Account for all purposes of this Agreement and the other Related Documents), and (C) taken all such action as the Administrative Agent shall require to grant and perfect a first priority Lien in such new Collection Account to the Administrative Agent on behalf of the Purchasers ~~and to the Collateral Agent on behalf of the Conduit Purchaser under the Collateral Agent Agreement~~.

(c) Retention Account. The Administrative Agent has established and shall maintain the Retention Account with the Depositary. The Seller ~~and~~, the Purchasers and the Purchaser Agents agree that the Administrative Agent shall have exclusive dominion and control of the Retention Account and all monies, instruments and other property from time to time on deposit therein.

~~(d) Collateral Account. The Administrative Agent has established and shall maintain the Collateral Account with the Depositary. The Seller and the Purchasers agree that the Administrative Agent shall have exclusive dominion and control of the Collateral Account and all monies, instruments and other property from time to time on deposit therein.~~

SECTION 6.02. Funding of Collection Account.

(a) As soon as practicable, and in any event no later than 10:00 a.m. (New York time) on each Business Day:

(i) the Administrative Agent shall transfer or cause to be transferred all Collections deposited in any Lockbox Account prior to such Business Day to the Collection Account;

(ii) the Swing Line Purchaser, each Applicable Purchaser or the Administrative Agent shall deposit in the Collection Account the amount, if any, required pursuant to Section 2.04(b)(i) or (ii);

~~(iii) the Applicable Purchaser or the Administrative Agent shall deposit in the Collection Account any Seller LOC Draws made on such Business Day;~~

(iii) ~~(iv)~~ if, on the immediately preceding Business Day, the Administrative Agent or any Purchaser Agent shall have notified the Seller of any Purchase Excess, then the Seller shall deposit cash in the amount of such Purchase Excess in the Collection Account;

(iv) ~~(v)~~ if on such Business Day the Seller is required to make other payments under this Agreement not previously retained out of Collections (including Additional Amounts and Indemnified Amounts not previously paid), then the Seller shall deposit an amount equal to such payments in the Collection Account;

(v) ~~(vi)~~ if, on the immediately preceding Business Day, an Originator made a capital contribution or repurchased a Transferred Receivable pursuant to Section 4.04 of the applicable Transfer Agreement, or made a payment as a result of any Dilution Factors pursuant to Section 4.02(o) of such Transfer Agreement, then the Seller shall deposit cash in the amount so received from such Originator for such contribution, repurchase or payment in the Collection Account;

(vi) ~~(vii)~~ the Servicer shall deposit in the Collection Account the Outstanding Balance of any Transferred Receivable it elects to pay pursuant to Section 7.04 and Section 8.06(d); and

(vii) ~~(viii)~~ the Seller shall deposit in the Collection Account the Outstanding Balance of any Transferred Receivable the Seller elects to pay pursuant to Section 8.06(d).

(b) If, on or before the second Business Day immediately preceding any Settlement Date, the Administrative Agent shall have notified the Seller of any Retention Account Deficiency pursuant to Section 6.04(b), then the Seller shall deposit cash in the amount of such deficiency in the Collection Account no later than 10:00 a.m. (New York time) on such Settlement Date.

(c) From and after the Facility Termination Date, the Administrative Agent shall transfer all amounts on deposit in the Retention Account as of that date to the Collection Account.

SECTION 6.03. Daily Disbursements From the Collection Account ~~and Related Sub-Accounts~~; Revolving Period. On each Business Day no later than 12:00 p.m. (New York time) during the Revolving Period, and following the transfers made pursuant to Section 6.02, the Administrative Agent shall disburse all amounts then on deposit in the Collection Account ~~and its related subaccounts~~ in the following priority:

(a) ~~with respect~~ to ~~amounts on deposit in the Collection~~Retention Account:

(i) ~~to the Retention Account for the account of the Purchasers, the~~an amount ~~of~~equal to any Retention Account Deficiency, first from amounts deposited pursuant to Section 6.02(b) and second from Collections then on deposit in the Collection Account; and

~~(ii) to the Deferred Purchase Price Sub-Account, the amount of all Deferred Purchase Price Collections;~~

~~(iii) to the Capital Investment Sub-Account, the balance of any amounts remaining after making the foregoing disbursements;~~

~~(b) with respect to amounts on deposit in the Deferred Purchase Price Sub-Account after making the transfers required by Section 6.03(a):~~

(ii) ~~(i) to the Retention Account for the account of the Purchasers,~~ an amount equal to the sum of:

(A) Daily Yield;

(B) the Yield Shortfall as of the close of business on the immediately preceding Business Day;

(C) the Servicing Fee; provided, however, that if Synnex, or any Affiliate of Synnex, is the Servicer, then such amount will not be deposited in the Retention Account on such day but the Seller shall pay the Servicing Fee in accordance with the provisions of Section 7.05(b);

(D) the Servicing Fee Shortfall as of the close of business on the immediately preceding Business Day; provided, however, that if Synnex, or any Affiliate of Synnex, is the Servicer, then such amount will not be deposited in the Retention Account on such day but the Seller shall pay the Servicing Fee in accordance with the provisions of Section 7.05(b);

(E) the Unused Facility ~~Fee~~Fees for such day; ~~and~~

(F) the Unused Facility Fee Shortfall as of the ~~immediately preceding Business Day;~~ close of business on the immediately preceding Business Day; and

~~(ii) to the Capital Investment Sub-Account, an amount equal~~

(G) any Additional Amounts or Indemnified Amounts as to which any Indemnified Person has made a demand on the Seller and which remain unpaid;

(b) to the ~~Dilution Funded Amount;~~

~~(iii) if the Deferred Purchase Price Adjustment is less than zero, then to the Capital Investment Sub-Account an amount equal to the absolute value of the Deferred Purchase Price Adjustment;~~

~~(iv) to the SFC Account, in partial payment of the Deferred Purchase Price, the balance of any amounts remaining after making the foregoing disbursements; and~~

~~(c) with respect to amounts on deposit in the Capital Investment Sub-Account after making the transfers required by Section 6.03(a):~~applicable Purchasers or other Affected Parties:

(i) ~~to the Retention Account for~~an amount equal to any Purchase Excess to be applied in reduction of Aggregate Capital Investment, first, to the Swing Line Purchaser to the ~~account of~~extent of its Capital Investment allocable to Swing Line Purchases until such Capital Investment has been reduced to zero, and second, to the Purchasers~~, an~~ ratably based on the amount ~~equal to the sum of any Yield Shortfall, any Servicing Fee Shortfall and any Unused Facility Fee Shortfall following the transfer made pursuant to Section 6.03(b)(i)~~of their respective Capital Investments;

(ii) ~~to the Collateral Account for the account of the Purchasers (or, in the case of Indemnified Amounts or Additional Amounts for the account of the applicable Purchaser Indemnified Person or Affected Party, respectively),~~ an amount equal to the deposits made in the Collection Account pursuant to Section 6.02(a)~~(v) and not otherwise~~iv), to be disbursed ~~pursuant~~ratably based on the amounts owed to ~~Section 6.03(a)(i)~~ the applicable Purchasers or other Affected Parties; and

~~(iii) to the Collateral Account for the account of the Purchasers, an amount equal to any Purchase Excess;~~

~~(iv) if the Deferred Purchase Price Adjustment is greater than zero, then to the Seller an amount equal to the Deferred Purchase Price Adjustment as partial payment of the Deferred Purchase Price; and~~

(iii) ~~(v) the balance of any amounts remaining after making the foregoing disbursements, at the Seller’s option, (A) to the SFC Account as payment of the Cash Purchase Price for Purchases made on such day or (B)~~ if, pursuant to a Repayment Notice, the Seller has requested ~~to reduce the~~a reduction of the Aggregate Capital Investment, then first, to the Swing Line Purchaser, the least of (x) the Swing Line Purchaser’s Capital Investment attributable to Swing Line Purchases, (y) the amount of such requested reduction of Aggregate Capital Investment and (z) the balance remaining on deposit in the ~~Purchasers, then to the Collateral~~Collection Account ~~for~~, in each case until such Capital Investment has been reduced to zero, and second, to each Purchaser, ratably based on the ~~account~~amount of ~~the Purchasers~~its respective Capital Investment, the lesser of (~~1~~A) such Purchaser’s pro rata share of the amount of such requested reduction of Aggregate Capital Investment and (~~2~~B) such Purchaser’s pro rata share of the balance~~.~~ remaining on deposit in the Collection Account; and

(c) to the SFC Account as payment of all or a portion of the purchase price for Purchases made on such day (first in respect of any Capital Purchases, and second in respect of any Swing Line Purchases), the balance of any amounts remaining in the Collection Account after making the foregoing disbursements.

SECTION 6.04. Disbursements From the Retention Account; Settlement Date Procedures; Revolving Period.

(a) On each Settlement Date during the Revolving Period, the amounts on deposit in the Retention Account shall be disbursed or retained by the Administrative Agent in the following priority:

(i) to the ~~Collateral Account for the account of the~~applicable Purchasers (or, if applicable, any ~~Purchaser~~ Indemnified Person or Affected Party), an amount equal to:

(A) the accrued and unpaid ~~Daily~~Accrued Monthly Yield as of the end of the immediately preceding Settlement Period;

(B) the accrued and unpaid Unused Facility Fee as of the end of the immediately preceding Settlement Period;

(C) all Additional Amounts incurred and payable to any Affected Party as of the end of the immediately preceding Settlement Period;

(D) all other amounts accrued and payable under this Agreement (including Indemnified Amounts incurred and payable to any ~~Purchaser~~ Indemnified Person) as of the end of the immediately preceding Settlement Period to the extent not already transferred pursuant to Section 6.03(~~c~~b)(ii); ~~and~~

(E) if a Purchase Excess exists on such date, an amount equal to such excess to the extent not already transferred pursuant to Section 6.03(b)(i), to be applied first, to the Swing Line Purchaser to the extent of its Capital Investment allocable to Swing Line Purchases until such Capital Investment has been reduced to zero, and second, to each Purchaser on a pro rata basis in reduction of such Purchaser’s respective Capital Investment;

(ii) to the ~~Servicer~~extent any funds have been deposited in the Retention Account in accordance with Section 6.03(a)(ii)(C) and (D), to the Servicer or the Successor Servicer, as applicable, on behalf of the Seller, an amount equal to ~~its~~the accrued and unpaid Servicing Fee or Successor Servicing Fees and Expenses as of the end of the immediately preceding Settlement Period; provided, however, that any such amount shall be paid net of any amounts paid, or that should have been paid, as provided in Section 7.05(b);

(iii) retained in the Retention Account, an amount equal to the Accrued Monthly Yield, Accrued Unused Facility Fee and Accrued Servicing Fee as of such date; and

(iv) to the SFC Account, the balance of any funds remaining in the Collection Account after retaining or disbursing the foregoing amounts (and the Administrative Agent shall also transfer to the SFC Account on such date any and all interest earned on, and paid by the Depository with respect to, any funds on deposit in the Retention Account during the preceding Settlement Period).

(b) No later than the second Business Day immediately preceding each Settlement Date, the Administrative Agent shall determine and notify the Seller of any Retention Account Deficiency for the preceding Settlement Period, and the Seller shall deposit cash in the amount of such Retention Account Deficiency to the Collection Account pursuant to Section 6.02(b).

SECTION 6.05. Liquidation Settlement Procedures. On each Business Day from and after the Facility Termination Date until the Termination Date, the Administrative Agent shall~~:~~, as soon as practicable, transfer all amounts then on deposit in the Retention Account to the Collection Account and shall transfer all amounts in the Collection Account (including amounts transferred from the Retention Account pursuant to Section 6.02(c) and amounts which are not allocable to the Purchaser Interests) in the following priority:

~~(a) as soon as practicable, transfer all amounts then on deposit in the Retention Account to the Collection Account;~~

~~(b) transfer all amounts in the Collection Account (including amounts transferred from the Retention Account pursuant to Section 6.02(c)) in the following priority:~~

~~(i) to the Deferred Purchase Price Sub-Account, an amount equal to all Deferred Purchase Price Collections; and~~

~~(ii) to the Capital Investment Sub-Account, the balance of any amounts remaining after making the foregoing disbursement;~~

~~(c) transfer all amounts in the Deferred Purchase Price Sub-Account (after making the transfers required by Section 6.05(b)), in the following priority:~~

(a) ~~(i)~~ if an Event of Servicer Termination has occurred and a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02, then to the Successor Servicer an amount equal to its accrued and unpaid Successor Servicing Fees and Expenses;

(b) ~~(ii) if on such Business Day Capital Investment is being maintained through the issuance of Commercial Paper (~~to ~~the extent such Capital Investment exceeds Liquidity Loans then outstanding), to the Collateral Account for the account of the Purchasers~~each Purchaser, ratably, an amount equal to accrued and unpaid Daily Yield owed to such Purchaser through and including the date of maturity (if any) of the Commercial Paper (or other funding source) maintaining ~~such~~each Purchaser’s respective Capital Investment;

~~(iii) [reserved]~~

~~(iv) if Liquidity Loans are then outstanding,~~

(c) to ~~the Liquidity Agent on behalf of the Liquidity Lenders,~~ the Swing Line Purchaser, an amount equal to ~~accrued and~~ the unpaid ~~interest on the Liquidity Loans;~~

~~(v) to the Capital Investment Sub-Account:~~

~~(A) an~~ amount ~~equal to the Dilution Funded Amount; and~~

~~(B) if Liquidity Loans are then outstanding or if Capital Investment is being maintained through the issuance of Commercial Paper, the balance of any amounts remaining after making the disbursements set forth in Sections 6.05(c)(i)-(v)(A);~~

~~(vi) to the Letter of Credit Agent, if there are any outstanding Seller LOC Draws, an amount equal to accrued and unpaid interest on such outstanding Seller LOC Draws;~~

~~(vii) to the Collateral Account, an amount equal to (A) accrued and unpaid Daily Yield minus (B) the aggregate amounts paid pursuant to Sections 6.05(c)(ii), (iii), (iv) and (vi);~~

~~(viii) to the Administrative Agent, an amount equal to accrued and unpaid Unused Facility Fees;~~

~~(ix) if an Event of Servicer Termination shall not have occurred, to the Servicer in an amount equal to its accrued and unpaid Servicing Fee; and~~

~~(x) upon payment in full of all amounts set forth in Sections 6.05(d)(i) through (d)(vi) below, the balance of any amounts remaining to the SFC Account as partial payment of the Deferred Purchase Price; and~~ of its Capital Investment attributable to Swing Line Purchases;

(d) ~~transfer all amounts in the~~ to each Purchaser, an amount equal to the unpaid amount of its Capital Investment ~~Sub-Account, in the following priority:~~;

~~(i) to the Collateral Account for the account of the Purchasers, an amount equal to:~~

~~(A) if on such Business Day Capital Investment is being maintained through the issuance of Commercial Paper (to the extent such Capital Investment exceeds Liquidity Loans then outstanding), accrued and unpaid Daily Yield through and including such date to the extent not paid under Sections 6.05(c)(ii) and 6.05(c)(vii); and~~

~~(B) if on such Business Day Capital Investment is being maintained through the issuance of Commercial Paper (to the extent such Capital Investment exceeds Liquidity Loans then outstanding), the principal of all Capital Investment in excess of such Liquidity Loans;~~

~~(ii) [reserved]~~

~~(iii) if Liquidity Loans are then outstanding, to the Liquidity Agent on behalf of the Liquidity Lenders, an amount equal to:~~

~~(A) accrued and unpaid interest on the Liquidity Loans to the extent not paid under Section 6.05(c)(iv);~~

~~(B) the principal of outstanding Liquidity Loans; and~~

~~(C) any other unpaid amounts (other than Additional Amounts and Indemnified Amounts), including any fees, owing to the Liquidity Agent or Liquidity Lenders in connection with the Liquidity Loans;~~

~~(iv) to the Collateral Account for the account of the Purchasers, an amount equal to:~~

(e) ~~(A) all~~to each Purchaser Agent, an amount equal to accrued and unpaid Unused Facility Fees owed to such Purchaser Agent;

(f) ~~(B)~~ pro rata all Additional Amounts incurred and payable to any Affected Party~~;~~ and Indemnified Amounts incurred and payable to any Indemnified Person;

~~(C) all Indemnified Amounts incurred and payable to any Purchaser Indemnified Person;~~

~~(v) to the Letter of Credit Agent, if there are any outstanding Seller LOC Draws, an amount equal to:~~

~~(A) accrued and unpaid interest on such outstanding Seller LOC Draws to the extent not paid pursuant to Section 6.05(c)(vi);~~

~~(B) the principal of such outstanding Seller LOC Draws; and~~

~~(C) any other amounts, including fees, owing to the Letter of Credit Agent in connection with such outstanding Seller LOC Draws;~~

~~(vi) to the Collateral Account, an amount equal to (A) accrued and unpaid Daily Yield, minus (B) the aggregate amounts paid pursuant to Sections 6.05(c)(ii), 6.05(c)(iii), 6.05(c)(iv), 6.05(c)(vi), 6.05(c)(vii), 6.05(d)(i)(A), 6.05(d)(ii)(A)~~, ~~6.05(d)(iii)(A) and 6.05(d)(v)(A);~~

~~(g) (vii) If~~if an Event of Servicer Termination shall not have occurred, to the Servicer in an amount equal to ~~its~~the accrued and unpaid Servicing Fee; and

(h) ~~(viii)~~ to the SFC Account, the balance of any funds remaining in the Collection Account after payment in full of all other amounts set forth in ~~Sections 6.05(d)(i)-(d)(vii).~~this Section 6.05.

SECTION 6.06. Investment of Funds in Accounts. To the extent uninvested amounts are on deposit in the ~~Collateral Account or the~~ Retention Account on any given day during the Revolving Period, the Administrative Agent shall invest all such amounts in Permitted Investments selected by the Administrative Agent that mature no later than ~~(a) the immediately succeeding Business Day, in the case of the Collateral Account, and (b)~~ the immediately succeeding Settlement Date~~, in the case of the Retention Account~~. From and after the Facility Termination Date, any investment of such amounts shall be solely at the discretion of the Administrative Agent, subject to the restrictions described above.

SECTION 6.07. Termination Procedures.

(a) On the earlier of (i) the first Business Day after the Facility Termination Date on which the Aggregate Capital Investment has been reduced to zero ~~or~~and (ii) the Final Purchase Date, if the obligations to be paid pursuant to Section 6.05 have not been paid in full, the Seller shall immediately deposit in the Collection Account an amount sufficient to make such payments in full.

(b) On the Termination Date, all amounts on deposit in the Collection Account and the Retention Account shall be disbursed to the Seller and all ownership interests or Liens of the Purchasers in and to all Transferred Receivables and all Liens of the Purchasers and the Administrative Agent in and to the Seller Collateral shall be released by the Purchasers and the Administrative Agent.

ARTICLE VII

SERVICER PROVISIONS

SECTION 7.01. Appointment of the Servicer. Each ~~of the Conduit~~ Purchaser and ~~the Committed~~each Purchaser Agent hereby appoints the Servicer as its agent, and the Seller hereby acknowledges such appointment, to service the Transferred Receivables and enforce its rights and interests in and under each Transferred Receivable and Contract therefor and to serve in such capacity until the termination of its responsibilities pursuant to Sections 9.02 or 11.01. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may, with the prior written consent of each Purchaser Agent and the Administrative Agent, subcontract with a Sub-Servicer for the collection, servicing or administration of the Transferred Receivables; provided, that (a) the Servicer shall remain liable for the performance of the duties and obligations of the Sub-Servicer pursuant to the terms hereof and (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Transferred Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and the Purchasers, the Purchaser Agents and the Administrative Agent shall not be deemed parties thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer.

SECTION 7.02. Duties and Responsibilities of the Servicer. Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all actions that (i) may be necessary or advisable to service, administer and collect each Transferred Receivable from time to time, (ii) the Servicer would take if the Transferred Receivables were owned by the Servicer, and (iii) are consistent with industry practice for the servicing of such Transferred Receivables.

SECTION 7.03. Collections on Receivables.

(a) In the event that the Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties agree for purposes of this Agreement only that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor. In the event that the Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties agree for purposes of this Agreement only that such reductions shall be deemed to have been granted or made on such Receivables (i) prior to the occurrence of a Termination Event, as determined by the Servicer and (ii) from and after the occurrence of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.

(b) If the Servicer determines that amounts unrelated to the Transferred Receivables (the “Unrelated Amounts”) have been deposited in the Collection Account, then the Servicer shall provide written evidence thereof to the Purchasers Agents and the Administrative Agent no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing and shall be otherwise satisfactory to each such Affected Party. Upon receipt of any such notice, the Administrative Agent shall segregate the Unrelated Amounts and the same shall not be deemed to constitute Collections on Transferred Receivables and shall not be subject to the provisions of Article VI.

SECTION 7.04. Authorization of the Servicer. Each ~~of the Conduit~~ Purchaser and ~~the Committed~~ Purchaser Agent hereby authorizes the Servicer, and the Seller hereby acknowledges such authorization, to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the ownership of the Transferred Receivables purchased by the Purchasers hereunder ~~and the pledge of the Conduit Purchaser’s Transferred Receivables by the Conduit Purchaser to the Collateral Agent pursuant to the Collateral Agent Agreement~~, in the determination of the Servicer, to (a) collect all amounts due under any Transferred Receivable, including endorsing its name on checks and other instruments representing Collections on such Transferred Receivable, and execute and deliver any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Transferred Receivable and (b) after any Transferred Receivable becomes a Delinquent Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Transferred Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Transferred Receivable. Each Originator, the Seller, the Administrative Agent and each Purchaser Agent shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder, and shall cooperate with the Servicer to the fullest extent to collect the Transferred Receivables and to assist the Servicer in the discharge of its duties hereunder and under the other Related Documents. Notwithstanding anything to the contrary contained herein, ~~the Purchasers and~~ the Administrative Agent shall have the absolute and unlimited right to direct the Servicer (whether the Servicer is an Originator or otherwise) to commence or settle any legal action to enforce collection of any Transferred Receivable or to foreclose upon, repossess or take any other action that the Administrative Agent deems necessary or advisable with respect thereto; provided, that in lieu of commencing any such action or taking other enforcement action, the Servicer may, at its option, elect to pay to the Administrative Agent for the account of the ~~Applicable Purchaser~~Purchasers the Outstanding Balance of such Transferred Receivable. In no event shall the Servicer be entitled to make any Affected Party a party to any Litigation without such Affected Party’s express prior written consent, or to make the Seller a party to any Litigation without the Administrative Agent’s consent.

SECTION 7.05. Servicing Fees. (a) As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fees in accordance with Sections 6.04 and 6.05. The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees.

(b) For any period that Synnex or any Affiliate of Synnex is the Servicer, the Seller agrees that it shall pay to the Servicer on each Settlement Date the applicable Servicing Fee, to the extent of funds available to the Seller on such Settlement Date. The Seller agrees that it will pay the Servicing Fee to the Servicer prior to using any funds available to it on such Settlement Date for any other purpose, including, without limitation, the purchase of additional Receivables. If the Seller does not have sufficient funds available to so pay the Servicing Fee in full on any Settlement Date, the shortfall shall be paid on the next Business Day on which the Seller does have available funds but only to the extent that funds are then available to the Seller in accordance with the provisions of Article VI. The Servicer waives any right it has or may at any time have to demand payment and/or take any action to or in furtherance of payment of any shortfall in the payment of the Servicing Fee and agrees that it shall not have a “claim” under Section 101(5) of the Bankruptcy Code for the payment of any such shortfall, except for, and only to the extent of, any excess available funds, as described above.

SECTION 7.06. Covenants of the Servicer. The Servicer covenants and agrees that from and after the ~~Closing~~Amendment Effective Date and until the Termination Date:

(a) Ownership of Transferred Receivables. The Servicer shall identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that such Transferred Receivables have been sold or contributed to the Seller and, following the Purchase thereof under this Agreement, are owned by the Purchasers.

(b) Compliance with Credit and Collection Policies. The Servicer shall comply in all respects with the Credit and Collection Policies with respect to each Transferred Receivable and the Contract therefor.

(c) Covenants in Other Related Documents. The Servicer shall perform, keep and observe all covenants applicable to it in its capacity as an Originator under the applicable Transfer Agreement and the other Related Documents (including those covenants set forth in Sections 4.02 and 4.03 of such Transfer Agreement) and the Servicer hereby agrees to be bound by such covenants in its capacity as the Servicer hereunder for the benefit of the Purchasers, the Purchaser Agents and the Administrative Agent as if the same were set forth in full herein.

SECTION 7.07. Reporting Requirements of the Servicer. The Servicer hereby agrees that, from and after the ~~Closing~~Amendment Effective Date and until the Termination Date, it shall deliver or cause to be delivered to the ~~Purchasers~~Purchaser Agents and the Administrative Agent the financial statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex 7.07 (except if the Servicer is an Originator, in which case the Servicer shall not be required to furnish the information required in paragraphs (a) and (b) therein).

ARTICLE VIII

GRANT OF SECURITY INTERESTS

SECTION 8.01. Seller’s Grant of Security Interest. The parties hereto intend that each Purchase of Transferred Receivables to be made hereunder shall constitute a purchase and sale of such Transferred Receivables and not a loan. If, however, a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a purchase and sale, then the parties hereto intend that this Agreement shall constitute a security agreement under applicable law. In such regard and, in any event, to secure the prompt and complete payment, performance and observance of all Seller Secured Obligations, and to induce the Purchasers, the Purchaser Agents and the Administrative Agent to enter into this Agreement and perform the obligations required to be performed by them hereunder in accordance with the terms and conditions hereof, the Seller hereby grants, assigns, conveys, pledges, hypothecates and transfers to the Administrative Agent, for the benefit of itself ~~and~~, the Purchasers and the Purchaser Agents a Lien upon and security interest in all of its right, title and interest in, to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of, the Seller (including under any trade names, styles or derivations of the Seller), and regardless of where located (all of which being hereinafter collectively referred to as the “Seller Collateral”):

(a) all Transferred Receivables, Contracts therefor and Collections thereon;

(b) this Agreement, the Transfer Agreements, the Subordinated Note, all Lockbox Agreements and all other Related Documents now or hereafter in effect relating to the purchase, servicing or processing of Transferred Receivables (collectively, the “Seller Assigned Agreements”), including (i) all rights of the Seller to receive moneys due and to become due thereunder or pursuant thereto, (ii) all rights of the Seller to receive proceeds of any insurance, indemnity, warranty or guaranty with respect thereto, (iii) all claims of the Seller for damages or breach with respect thereto or for default thereunder and (iv) the right of the Seller to amend, waive or terminate the same and to perform and to compel performance and otherwise exercise all remedies thereunder;

(c) all of the following (collectively, the “Seller Deposit Account Collateral”):

(i) the Lockbox Accounts, the Lockboxes and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Lockbox Accounts, the Lockboxes or such funds,

(ii) the Collection Account, the Retention Account and all funds on deposit therein and all certificates and instruments, if any, from time to time representing or evidencing the Collection Account, the Retention Account or such funds,

(iii) all Investments from time to time of amounts in the Collection Account and the Retention Account, and all certificates, instruments and investment property, if any, from time to time representing or evidencing such Investments,

(iv) all notes, certificates of deposit and other instruments from time to time delivered to or otherwise possessed by the Purchasers or any assignee or agent on behalf of the Purchasers in substitution for or in addition to any of the then existing Seller Deposit Account Collateral, and

(v) all interest, dividends, cash, instruments, investment property and other property from time to time received, receivable or otherwise distributed with respect to or in exchange for any and all of the then existing Seller Deposit Account Collateral;

(d) all other property that may from time to time hereafter be granted and pledged by the Seller or by any Person on its behalf under this Agreement, including any deposit with the Purchasers or the Administrative Agent of additional funds by the Seller; and

(e) to the extent not otherwise included, all proceeds and products of the foregoing and all accessions to, substitutions and replacements for, and profits of, each of the foregoing Seller Collateral (including proceeds that constitute property of the types described in Sections 8.01(a) through (d)).

SECTION 8.02. Seller’s Certification. The Seller hereby certifies that (a) the benefits of the representations, warranties and covenants of the Originators made to the Seller under the Transfer Agreements have been assigned by the Seller to the Administrative Agent on behalf of the Purchasers hereunder; (b) the rights of the Seller under a Transfer Agreement to require a capital contribution or payment of a Rejected Amount from an Originator may be enforced by the Administrative Agent; and (c) each Transfer Agreement provides that the representations, warranties and covenants described in Sections 4.01 and 4.02 and 4.03 thereof, the indemnification and payment provisions of Article V thereof and the provisions of Sections 4.03(j), 8.03 and 8.14 thereof shall survive the sale of the Transferred Receivables and the termination of such Transfer Agreement and this Agreement. ~~The Seller hereby acknowledges that the Conduit Purchaser has assigned to the Collateral Agent under the Collateral Agent Agreement the benefits of the representations, warranties and covenants certified in this Section 8.02 to have been assigned to the Conduit Purchaser.~~

SECTION 8.03. ~~Consent to Assignment~~[RESERVED]. ~~Each of the Seller and the Servicer acknowledges and consents to the grant by the Conduit Purchaser to the Collateral Agent pursuant to the Collateral Agent Agreement of a Lien upon all of the Conduit Purchaser’s right, title and interest in, to and under the Seller Collateral and acknowledges the rights of the Collateral Agent thereunder and the covenants made by the Conduit Purchaser in favor of the Collateral Agent set forth therein, and further acknowledges and consents that, upon the occurrence and during the continuance of an Incipient Termination Event or a Termination Event prior to a Committed Purchaser Funding Event, the Collateral Agent shall be entitled to enforce the provisions of the Seller Assigned Agreements and shall be entitled to all the rights and remedies of the Conduit Purchaser thereunder. In addition, each of the Seller and the Servicer hereby authorizes the Collateral Agent to rely on the representations and warranties made by it in the Seller Assigned Agreements to which it is a party and in any other certificates or documents furnished by it to any party in connection therewith. Nothing in this Section 8.03 shall be deemed to impose any obligation on the Seller or the Servicer to comply with any term or provision of the Collateral Agent Agreement other than to recognize the rights of the Collateral Agent set forth herein.~~

SECTION 8.04. Delivery of Collateral. All certificates or instruments representing or evidencing the Seller Collateral shall be delivered to and held by or on behalf of the Administrative Agent and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have the right, at any time in its discretion following the occurrence and during the continuation of a Termination Event and without notice to the Seller, to transfer to or to register in the name of the Administrative Agent or its nominee any or all of the Seller Collateral. In addition, the Administrative Agent shall have the right at any time to exchange certificates or instruments representing or evidencing Seller Collateral for certificates or instruments of smaller or larger denominations.

SECTION 8.05. Seller Remains Liable. It is expressly agreed by the Seller that, anything herein to the contrary notwithstanding, the Seller shall remain liable under any and all of the Transferred Receivables, the Contracts therefor, the Seller Assigned Agreements and any other agreements constituting the Seller Collateral to which it is a party to observe and perform all the conditions and obligations to be observed and performed by it thereunder. ~~The~~None of the Purchasers ~~and~~, the Purchaser Agents or the Administrative Agent ~~and the other Conduit Purchaser Secured Parties~~ shall ~~not~~ have any obligation or liability under any such Receivables, Contracts or agreements by reason of or arising out of this Agreement or the ~~Collateral Agent Agreement or the~~ granting herein ~~or therein~~ of a Lien thereon or the receipt by the Administrative Agent, the Purchasers~~,~~ or the ~~Collateral Agent or any Conduit~~ Purchaser ~~Secured Party~~Agents of any payment relating thereto pursuant hereto or thereto. The exercise by any Purchaser, any Purchaser Agent or the Administrative Agent of any of its respective rights under this Agreement shall not release the Originators, the Seller or the Servicer from any of their respective duties or obligations under any such Receivables, Contracts or agreements. None of the Purchasers, the Administrative Agent, ~~the Collateral Agent or any of the Conduit~~ Purchaser ~~Secured Parties~~Agent shall be required or obligated in any manner to perform or fulfill any of the obligations of the Originators, the Seller or the Servicer under or pursuant to any such Receivable, Contract or agreement, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such Receivable, Contract or agreement, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

SECTION 8.06. Covenants of the Seller and the Servicer Regarding the Seller Collateral.

(a) Offices and Records. The Seller shall maintain its principal place of business and chief executive office and the office at which it stores its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action requested by the Administrative Agent pursuant to Section 14.15 shall have been taken with respect to the Seller Collateral. Each of the Seller and the Servicer shall, at its own cost and expense, maintain adequate and complete records of the Transferred Receivables and the Seller Collateral, including records of any and all payments received, credits granted and merchandise returned with respect thereto and all other dealings therewith. Each of the Seller and the Servicer shall mark conspicuously with a legend, in form and substance satisfactory to the Administrative Agent, its books and records, computer tapes, computer disks and credit files pertaining to the Seller Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence this Agreement and the assignment and Liens granted pursuant to this Article VIII. ~~Upon~~At any time following the occurrence and during the continuance of a Termination Event and upon the demand of the Administrative Agent or any Purchaser Agent, the Seller and Servicer shall deliver and turn over such books and records to the Administrative Agent or its respective representatives ~~at any time on demand of the Administrative Agent~~. Prior to the occurrence of a Termination Event and upon notice from the Administrative Agent or any Purchaser Agent, the Seller and the Servicer shall permit any representative of the Administrative Agent or such Purchaser Agent to inspect such books and records and shall provide photocopies thereof to the Administrative Agent or such Purchaser Agent as more specifically set forth in Section 8.06(b).

(b) Access. Each of the Seller and the Servicer shall, during normal business hours, from time to time upon one Business Day’s prior notice as frequently as the Administrative Agent or any Purchaser Agent determines to be appropriate: (i) provide the ~~Purchasers~~Purchaser Agents, the Administrative Agent and any of their respective officers, employees and agents access to its properties (including properties utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) and to the Seller Collateral, (ii) permit the ~~Purchasers~~Purchaser Agents, the Administrative Agent and any of their respective officers, employees and agents to inspect, audit and make extracts from its books and records, including all Records, (iii) permit the ~~Purchasers~~Purchaser Agents, the Administrative Agent and their respective officers, employees and agents to inspect, review and evaluate the Transferred Receivables and the Seller Collateral and (iv) permit the ~~Purchasers~~Purchaser Agents, the Administrative Agent and their respective officers, employees and agents to discuss matters relating to the Transferred Receivables or its performance under this Agreement or the other Related Documents or its affairs, finances and accounts with any of its officers, directors, employees, representatives or agents (in each case, with those persons having knowledge of such matters) and with its independent certified public accountants. In respect thereof, the Seller and the Servicer jointly and severally agree to pay to the Administrative Agent an annual audit fee as set forth in the Administrative Agent Fee Letter. If (A) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (B) the Administrative Agent or any Purchaser Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems any Purchaser’s rights or interests in the Transferred Receivables, the Seller Assigned Agreements or any other Seller Collateral insecure, then each of the Seller and the Servicer shall, at its own expense, provide such access at all times and without advance notice and provide the ~~Purchasers or~~Purchaser Agents and the Administrative Agent with access to its suppliers and customers. Each of the Seller and the Servicer shall make available to the Administrative Agent and ~~its~~each Purchaser Agent and their respective counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records, that the Administrative Agent or such Purchaser Agent may request. Each of the Seller and the Servicer shall deliver any document or instrument necessary for the Administrative Agent or any Purchaser Agent, as the Administrative Agent or such Purchaser Agent may from time to time request, to obtain records from any service bureau or other Person that maintains records for the Seller or the Servicer, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Seller or the Servicer.

(c) Communication with Accountants. Each of the Seller and the Servicer authorizes the ~~Purchasers~~Purchaser Agents and the Administrative Agent to communicate directly with its independent certified public accountants and authorizes and shall instruct those accountants and advisors to disclose and make available to the ~~Purchasers~~Purchaser Agents and the Administrative Agent any and all financial statements and other supporting financial documents, schedules and information relating to the Seller or the Servicer (including copies of any issued management letters) with respect to its business, financial condition and other affairs.

(d) Collection of Transferred Receivables. Except as otherwise provided in this Section 8.06(d), the Servicer shall continue to collect or cause to be collected, at its sole cost and expense, all amounts due or to become due to the Seller under the Transferred Receivables, the Seller Assigned Agreements and any other Seller Collateral. In connection therewith, the Seller and the Servicer shall each take such action as it, and from and after the occurrence and during the continuance of a Termination Event, the Administrative Agent, may deem necessary or desirable to enforce collection of the Transferred Receivables, the Seller Assigned Agreements and the other Seller Collateral; provided, that the Seller or the Servicer may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to the Administrative Agent, for the account of the Applicable ~~Purchaser~~Purchasers the Outstanding Balance of any such Transferred Receivable; provided further, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems any Purchaser’s rights or interests in the Transferred Receivables, the Seller Assigned Agreements or any other Seller Collateral insecure, then the Administrative Agent may, without prior notice to the Seller or the Servicer, notify or cause the Servicer to notify any Obligor under any Transferred Receivable or obligors under the Seller Assigned Agreements of the assignment of such Transferred Receivables or Seller Assigned Agreements, as the case may be, to the Administrative Agent on behalf of the Purchasers hereunder and direct that payments of all amounts due or to become due to the Seller thereunder be made directly to the Administrative Agent or any servicer, collection agent or lockbox or other account designated by the Administrative Agent and, upon such notification and at the sole cost and expense of the Seller and the Servicer, the Administrative Agent may enforce collection of any such Transferred Receivable or the Seller Assigned Agreements and adjust, settle or compromise the amount or payment thereof.

(e) Performance of Seller Assigned Agreements. Each of the Seller and the Servicer shall (i) perform and observe all the terms and provisions of the Seller Assigned Agreements to be performed or observed by it, maintain the Seller Assigned Agreements in full force and effect, enforce the Seller Assigned Agreements in accordance with their terms and take all action as may from time to time be requested by the Administrative Agent in order to accomplish the foregoing, and (ii) upon the request of and as directed by the Administrative Agent, make such demands and requests to any other party to the Seller Assigned Agreements as are permitted to be made by the Seller or the Servicer thereunder.

(f) Actions with Respect to Certain Receivables. Each of the Seller and the Servicer shall notify each Obligor with respect to a Transferred Receivable which does not constitute an account (within the meaning of any applicable UCC) of the sale of such Transferred Receivable by the applicable Originator to the Seller and by the Seller to the Administrative Agent on behalf of the Purchasers, and, without limiting the generality of Section 14.15, shall take such other action as any Purchaser, any Purchaser Agent or the Administrative Agent may request in order to create and maintain the ownership interest granted in each such Transferred Receivable by the applicable Originator to the Seller and by the Seller to the Administrative Agent on behalf of the Purchasers. With respect to each Transferred Receivable which does not constitute an account and which is to be an Eligible Receivable, the Seller shall deliver to the ~~Purchasers~~Purchaser Agents and the Administrative Agent, prior to the creation of such Transferred Receivable, an opinion of counsel, in form and substance and delivered by counsel acceptable to the ~~Purchasers~~Purchaser Agents and the Administrative Agent, to the effect that all actions necessary under the law applicable to such Transferred Receivable to create and maintain an ownership interest therein in favor of the Administrative Agent on behalf of the Purchasers have been taken.

ARTICLE IX

TERMINATION EVENTS

SECTION 9.01. Termination Events. If any of the following events (each, a “Termination Event”) shall occur (regardless of the reason therefor):

(a) the Seller shall (i) fail to make any payment of any Seller Secured Obligation when due and payable and the same shall remain unremedied for one Business Day or more, or (ii) fail to deliver the Investment Base Certificate as required pursuant to Section 2.03 and such failure shall remain unremedied for two (2) Business Days or more, or (iii) fail or neglect to perform, keep or observe any other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 9.01) and the same shall remain unremedied for five Business Days or more after written notice thereof shall have been given by the Administrative Agent or any Purchaser Agent to the Seller;

(b) a default or breach shall occur under any other agreement, document or instrument to which any Originator, the Seller or the Servicer is a party or by which any such Person or its property is bound that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Debt (other than the Seller Secured Obligations) of any such Person which, except with respect to the Seller, is in excess of $10,000,000 in the aggregate, or (ii) causes, or permits any holder of such Debt or a trustee or agent to cause, Debt or a portion thereof which, except with respect to the Seller, is in excess of $10,000,000 in the aggregate, to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default is waived, or such right is exercised, by such holder, trustee or agent;

(c) a case or proceeding shall have been commenced against any Originator, the Seller or the Servicer seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person;

(d) any Originator, the Seller or the Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing;

(e) any Originator, the Seller or the Servicer admits in writing its inability to, or is generally unable to, pay its Debts as such Debts become due;

(f) a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate at any time outstanding shall be rendered against any Originator, any domestic Subsidiary of any Originator or the Servicer and the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay;

(g) one or more judgments or orders for the payment of money in excess of $2,500 in the aggregate at any time outstanding shall be rendered against the Seller;

(h) any information contained in any Investment Base Certificate or any representation or warranty of any Originator or the Seller herein or in any other Related Document or in any written statement, report, financial statement or certificate made or delivered by any Originator or the Seller to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made (it being understood that any misstatement or omission in an Investment Base Certificate which causes such Investment Base Certificate to indicate that a Purchase Excess does not exist at a time when a Purchase Excess does exist is material);

(i) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any assets of any Originator (other than a Lien (i) limited by its terms to assets other than Receivables and (ii) not materially adversely affecting the financial condition of such Originator or Synnex’s ability to perform as Servicer hereunder);

(j) any Governmental Authority (including the IRS or the PBGC) shall file notice of a Lien with regard to any of the assets of the Seller;

(k) the Administrative Agent shall have determined that any event or condition that has had or could reasonably be expected to have or result in a Material Adverse Effect has occurred;

(l) (i) a default or breach shall occur under any provision of Sections 4.02(o), 4.04, 5.01 or 7.14 of any Transfer Agreement and the same shall remain unremedied for one Business Day or more after the occurrence thereof, (ii) a default or breach shall occur under any other provision of any Transfer Agreement and the same shall remain unremedied for five Business Days or more after written notice thereof shall have been given by the Administrative Agent or any Purchaser Agent to the Seller or (iii) any Transfer Agreement shall for any reason cease to evidence the transfer to the Seller of the legal and equitable title to, and ownership of, the Transferred Receivables;

(m) except as otherwise expressly provided herein, any Lockbox Agreement or any Transfer Agreement shall have been modified, amended or terminated without the prior written consent of the ~~Purchasers and the~~ Administrative Agent and each Purchaser Agent;

(n) an Event of Servicer Termination shall have occurred;

(o) with respect to the Transferred Receivables, (A) prior to their Purchase hereunder, (1) the Seller shall cease to hold valid and properly perfected title to and sole record and beneficial ownership in such Transferred Receivables or (2) the Seller shall cease to hold a first priority, perfected Lien in such Transferred Receivables or (B) after their Purchase hereunder, (1) the Administrative Agent (on behalf of the Purchasers) shall cease to hold either (a) valid and properly perfected title to and sole record and beneficial ownership in such Transferred Receivables or (b) a first priority, perfected Lien in such Transferred Receivables or any of the Seller Collateral;

(p) a default or breach of any of the covenants set forth in Annex 5 shall have occurred;

(q) the Purchase Discount Rate shall be less than 50% for two consecutive Settlement Periods;

(r) the Seller shall amend its bylaws or its certificate or articles of incorporation without the express prior written consent of the Requisite Purchasers and the Administrative Agent;

(s) SFC shall have received an Election Notice pursuant to Section 2.01(d) of either Transfer Agreement; or

(t) (i) the Delinquency Ratio as of the last day of any Settlement Period shall be greater than 4.0%, (ii) the Default Ratio as of the last day of any Settlement Period shall be greater than 12.0%, (iii) the three-month rolling average of the Dilution ~~Ratio~~Ratios as of the last day of any Settlement Period shall be greater than 7.0% or (iv) the Receivable Collection Turnover as of the last day of any Settlement Period shall be greater than 50 days;

then, and in any such event, the Administrative Agent ~~shall~~may, or, at the request of~~, or may, with~~ the ~~consent of, the~~Requisite Purchasers ~~or the Administrative Agent~~, shall, by notice to the Seller, declare the Facility Termination Date to have occurred without demand, protest or further notice of any kind, all of which are hereby expressly waived by the Seller; provided, that the Facility Termination Date shall automatically occur (i) upon the occurrence of any of the Termination Events described in Sections 9.01(c), (d), (e), (o), or (s) or (ii) four days after the occurrence of the Termination Event described in Section 9.01(a)(i) if the same shall not have been remedied by such time, in each case without demand, protest or any notice of any kind, all of which are hereby expressly waived by the Seller.

SECTION 9.02. Events of Servicer Termination. If any of the following events (each, an “Event of Servicer Termination”) shall occur (regardless of the reason therefor):

(a) the Servicer shall fail or neglect to perform, keep or observe any provision of this Agreement or the other Related Documents (whether in its capacity as an Originator or the Servicer) and the same shall remain unremedied for five Business Days or more after written notice thereof shall have been given by any Purchaser Agent or the Administrative Agent to the Servicer;

(b) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate made or delivered by the Servicer to any Purchaser, any Purchaser Agent or the Administrative Agent hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made;

(c) a default or breach of any of the covenants set forth in Annex 5 shall have occurred;

(d) the Administrative Agent shall have determined that any event or condition that materially adversely affects the ability of the Servicer to collect the Transferred Receivables or to otherwise perform hereunder has occurred;

(e) a Termination Event shall have occurred or this Agreement shall have been terminated;

(f) a deterioration has taken place in the quality of servicing of Transferred Receivables or other Receivables serviced by the Servicer that the Administrative Agent, in its sole discretion, determines to be material, and such material deterioration has not been eliminated within 30 days after written notice thereof shall have been given by the Administrative Agent to the Servicer;

(g) the Servicer shall assign or purport to assign any of its obligations hereunder or under a Transfer Agreement without the prior written consent of each Purchaser Agent and the Administrative Agent;

(h) a Change of Control shall have occurred; or

(i) the Seller’s board of directors shall have determined that it is in the best interests of the Seller to terminate the duties of the Servicer hereunder and shall have given the Servicer, the Purchasers, the Purchaser Agents and the Administrative Agent at least 30 days’ written notice thereof;

then, and in any such event, the Administrative Agent ~~shall~~may, or, at the request of~~, or may, with~~ the ~~consent of, the~~Requisite Purchasers, shall, by delivery of a Servicer Termination Notice to the Seller and the Servicer, terminate the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement and the Transfer Agreements shall pass to and be vested in the Successor Servicer acting pursuant to Section 11.02; provided, that notwithstanding anything to the contrary herein, the Servicer agrees to continue to follow the procedures set forth in Section 7.02 with respect to Collections on the Transferred Receivables until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02.

ARTICLE X

REMEDIES

SECTION 10.01. Actions Upon Termination Event. If any Termination Event shall have occurred and be continuing and the Administrative Agent shall have declared the Facility

Termination Date to have occurred or the Facility Termination Date shall be deemed to have occurred pursuant to Section 9.01, then the Administrative Agent may exercise in respect of the Seller Collateral, in addition to any and all other rights and remedies granted to it hereunder, under any other Related Document or under any other instrument or agreement securing, evidencing or relating to the Seller Secured Obligations or otherwise available to it, all of the rights and remedies of a secured party upon default under the UCC (such rights and remedies to be cumulative and nonexclusive), and, in addition, may take the following actions:

(a) The Administrative Agent may, without notice to the Seller except as required by law and at any time or from time to time, charge, offset or otherwise apply amounts payable to the Seller from the Collection Account, any Lockbox Account, the Retention Account or any part of such accounts in accordance with the priorities set forth in Sections 6.05 and 6.07 against all or any part of the Seller Secured Obligations.

(b) The Administrative Agent may, without notice except as specified below, solicit and accept bids for and sell the Seller Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or any of the Purchasers’ or Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. The Administrative Agent shall have the right to conduct such sales on the Seller’s premises or elsewhere and shall have the right to use any of the Seller’s premises without charge for such sales at such time or times as the Administrative Agent deems necessary or advisable. The Seller agrees that, to the extent notice of sale shall be required by law, at least ten Business Days’ notice to the Seller of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of Seller Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed for such sale, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Every such sale shall operate to divest all right, title, interest, claim and demand whatsoever of the Seller in and to the Seller Collateral so sold, and shall be a perpetual bar, both at law and in equity, against the Originators, the Seller, any Person claiming the Seller Collateral sold through the Originators or the Seller, and their respective successors or assigns. The Administrative Agent shall deposit the net proceeds of any such sale in the Collection Account and such proceeds shall be disbursed in accordance with Section 6.05.

(c) Upon the completion of any sale under Section 10.01(b), the Seller or the Servicer shall deliver or cause to be delivered to the purchaser or purchasers at such sale on the date thereof, or within a reasonable time thereafter if it shall be impracticable to make immediate delivery, all of the Seller Collateral sold on such date, but in any event full title and right of possession to such property shall vest in such purchaser or purchasers upon the completion of such sale. Nevertheless, if so requested by the Administrative Agent or by any such purchaser, the Seller shall confirm any such sale or transfer by executing and delivering to such purchaser all proper instruments of conveyance and transfer and releases as may be designated in any such request.

(d) At any sale under Section 10.01(b), the Purchasers, the Purchaser Agents or the Administrative Agent ~~or any other Conduit Purchaser Secured Party~~ may bid for and purchase the property offered for sale and, upon compliance with the terms of sale, may hold, retain and dispose of such property without further accountability therefor.

(e) The Administrative Agent may exercise, at the sole cost and expense of the Seller, any and all rights and remedies of the Seller under or in connection with the Seller Assigned Agreements or the other Seller Collateral, including any and all rights of the Seller to demand or otherwise require payment of any amount under, or performance of any provisions of, the Seller Assigned Agreements.

SECTION 10.02. Exercise of Remedies. No failure or delay on the part of the Administrative Agent, any Purchaser Agent or any Purchaser in exercising any right, power or privilege under this Agreement and no course of dealing between the Originators, the Seller, the Servicer, the Purchasers, the Purchaser Agents or the Administrative Agent shall operate as a waiver of such right, power or privilege, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies under this Agreement are cumulative, may be exercised singly or concurrently, and are not exclusive of any rights or remedies that the Administrative Agent, the Purchasers and the Purchaser Agents would otherwise have at law or in equity. No notice to or demand on any party hereto shall entitle such party to any other or further notice or demand in similar or other circumstances, or constitute a waiver of the right of the party providing such notice or making such demand to any other or further action in any circumstances without notice or demand.

SECTION 10.03. Power of Attorney. On the ~~Closing~~Amendment Effective Date, each of the Seller and the Servicer shall execute and deliver a power of attorney substantially in the form attached hereto as Exhibit 10.03 (each, a “Power of Attorney”). The power of attorney granted pursuant to each Power of Attorney is a power coupled with an interest and shall be irrevocable until all of the Seller Secured Obligations are indefeasibly paid or otherwise satisfied in full. The powers conferred on the Administrative Agent under each Power of Attorney are solely to protect the Administrative Agent’s Liens upon and interests in the Seller Collateral and shall not impose any duty upon the Administrative Agent to exercise any such powers. The Administrative Agent shall not be accountable for any amount other than amounts that it actually receives as a result of the exercise of such powers and none of the Administrative Agent’s officers, directors, employees, agents or representatives shall be responsible to the Seller or the Servicer for any act or failure to act, except in respect of damages attributable solely to their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

SECTION 10.04. Continuing Security Interest. This Agreement shall create a continuing Lien in the Seller Collateral until the conditions to the release of the Liens of the Purchasers and the Administrative Agent thereon set forth in Section 6.07(b) have been satisfied.

ARTICLE XI

SUCCESSOR SERVICER PROVISIONS

SECTION 11.01. Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that (a) the performance of its duties hereunder has become impermissible under applicable law or regulation and (b)

there is no reasonable action that the Servicer could take to make the performance of its duties hereunder become permissible under applicable law. Any such determination shall (i) with respect to clause (a) above, be evidenced by an opinion of counsel to such effect and (ii) with respect to clause (b) above, be evidenced by an Officer’s Certificate to such effect, in each case delivered to the Purchasers, the Purchaser Agents and the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 11.02.

SECTION 11.02. Appointment of the Successor Servicer. In connection with the termination of the Servicer’s responsibilities or the resignation by the Servicer under this Agreement pursuant to Sections 9.02 or 11.01, the Administrative Agent shall (a) shall succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations as Servicer (but not in any other capacity, it being specifically understood that the Administrative Agent shall not assume any of the obligations of the Servicer set forth in Section 12.02) under this Agreement (and except that the Administrative Agent makes no representations and warranties pursuant to Section 4.02) and (b) may at any time appoint a successor servicer to the Servicer that shall be acceptable to the Administrative Agent and shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement (the Administrative Agent, in such capacity, or such successor servicer being referred to as the “Successor Servicer”); provided, that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment or assumption of duties as Successor Servicer. In selecting a Successor Servicer, the Administrative Agent may obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to the Administrative Agent and the Purchaser Agents an instrument in form and substance acceptable to the Administrative Agent.

SECTION 11.03. Duties of the Servicer. The Servicer covenants and agrees that, following the appointment of, or assumption of duties by, a Successor Servicer:

(a) The Servicer shall terminate its activities as Servicer hereunder in a manner that facilitates the transfer of servicing duties to the Successor Servicer and is otherwise acceptable to ~~each Purchaser and~~ the Administrative Agent and the Requisite Purchasers and, without limiting the generality of the foregoing, shall timely deliver (i) any funds to the Administrative Agent that were required to be remitted to the Administrative Agent for deposit in the Collection Account and (ii) all Servicing Records and other information with respect to the Transferred Receivables to the Successor Servicer at a place selected by the Successor Servicer. The Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may be required to vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer.

(b) The Servicer shall terminate each existing Sub-Servicing Agreement and the Successor Servicer shall not be deemed to have assumed any of the Servicer’s interests therein or to have replaced the Servicer as a party thereto.

SECTION 11.04. Effect of Termination or Resignation. Any termination of or resignation by the Servicer hereunder shall not affect any claims that the Seller, the Purchasers, any Purchaser Agent or the Administrative Agent may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01. Indemnities by the Seller.

(a) Without limiting any other rights that the Purchasers, the Purchaser Agents, the Administrative Agent~~, the Liquidity Agent, any Liquidity Lender, the Letter of Credit Agent~~ or any ~~Letter of Credit~~Program Support Provider, or any of their respective officers, directors, employees, attorneys, agents or representatives (each, a “Purchaser Indemnified Person”) may have hereunder or under applicable law, the Seller hereby agrees to indemnify and hold harmless each Purchaser Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Purchaser Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided, that the Seller shall not be liable for any indemnification to a Purchaser Indemnified Person to the extent that any such Indemnified Amount (x) results from (i) with respect to any Purchaser Indemnified Person other than the Conduit ~~Purchaser~~Purchasers, such Purchaser Indemnified Person’s gross negligence or (ii) with respect to any Purchaser Indemnified Person, such Purchaser Indemnified Person’s willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected transferred receivables. Without limiting the generality of the foregoing, the Seller shall pay on demand to each Purchaser Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(A) reliance on any representation or warranty made or deemed made by the Seller (or any of its officers) under or in connection with this Agreement or any other Related Document or on any other information delivered by the Seller pursuant hereto or thereto that shall have been incorrect in any material respect when made or deemed made or delivered;

(B) the failure by the Seller to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation; or

(C) (1) the failure to vest and maintain vested in the Seller or the Purchasers valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim, (2) the failure to maintain or transfer to the Administrative Agent a first, priority, perfected Lien in the Seller Collateral and (3) the failure to maintain or transfer to the Administrative Agent a first priority, perfected Lien therein;

(D) any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Transferred Receivable that is the subject of a Purchase hereunder (including a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing of or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any Originator or any of its Affiliates acting as the Servicer), except to the extent that such dispute, claim, offset or defense results solely from any action or inaction on the part of any Purchaser Indemnified Person;

(E) any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract with respect to any Transferred Receivable;

(F) the commingling of Collections with respect to Transferred Receivables by the Seller at any time with its other funds or the funds of any other Person; or

(G) any failure by the Seller to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable that is the subject of a Purchase hereunder, whether at the time of any such Purchase or at any subsequent time.

(b) Any Indemnified Amounts subject to the indemnification provisions of this Section 12.01 not paid in accordance with Article VI shall be paid by the Seller to the Purchaser Indemnified Person entitled thereto within five Business Days following demand therefor.

SECTION 12.02. Indemnities by the Servicer.

(a) Without limiting any other rights that a Purchaser Indemnified Person may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Purchaser Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Purchaser Indemnified Person in connection with or arising out of any breach by the Servicer of its obligations hereunder or under any other Related Document; provided, that the Servicer shall not be liable for any indemnification to a Purchaser Indemnified Person to the extent that any such Indemnified Amount (x) results from (i) with respect to any Purchaser Indemnified Person other than the Conduit ~~Purchaser~~Purchasers, such Purchaser Indemnified Person’s gross negligence or (ii) with respect to any Purchaser Indemnified Person, such Purchaser Indemnified Person’s willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected Transferred Receivables. Without limiting the generality of the foregoing, the Servicer shall pay on demand to each Purchaser Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(A) reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Related Document or on any other information delivered by the Servicer pursuant hereto or thereto that shall have been incorrect in any material respect when made or deemed made or delivered;

(B) the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith, any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(C) the imposition of any Adverse Claim with respect to any Transferred Receivable or the Seller Collateral as a result of any action taken by the Servicer hereunder; or

(D) the commingling of Collections with respect to Transferred Receivables by the Servicer at any time with its other funds or the funds of any other Person.

(b) Any Indemnified Amounts subject to the indemnification provisions of this Section 12.02 not paid in accordance with Article VI shall be paid by the Servicer to the Purchaser Indemnified Person entitled thereto within five Business Days following demand therefor.

SECTION 12.03. Limitation of Damages; Purchaser Indemnified Persons. NO PURCHASER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PARTY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES THAT MAY BE ALLEGED AS A RESULT OF ANY TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

ARTICLE XIII

~~ADMINISTRATIVE AGENT~~AGENTS

SECTION 13.01. Authorization and Action. (a) The Administrative Agent may take such action and carry out such functions under this Agreement as are authorized to be performed by it pursuant to the terms of this Agreement, any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided, that the duties of the Administrative Agent hereunder shall be determined solely by the express provisions of this Agreement, and, other than the duties set forth in Section 13.02, any permissive right of the Administrative Agent hereunder shall not be construed as a duty.

(b) Each Purchaser hereby irrevocably appoints the respective Person identified as the Purchaser Agent for such Purchaser’s Purchaser Group, to take such action and carry out such functions under this Agreement as are authorized to be performed by a Purchaser Agent pursuant to the terms of this Agreement or any other Related Document or otherwise contemplated hereby or thereby or are reasonably incidental thereto; provided that the duties of a Purchaser Agent hereunder shall be determined solely by the express provisions of this Agreement, and any permissive rights of the Purchaser Agents hereunder shall not be construed as a duty.

SECTION 13.02. Reliance. (a) None of the Administrative Agent, any of its respective Affiliates or any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement~~,~~ or the other Related ~~Documents or the Program~~ Documents, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Seller, the Servicer and each Purchaser and each Purchaser Agent hereby acknowledge and agree that the Administrative Agent (a) acts as agent hereunder for the Purchasers and the Purchaser Agents and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Seller (other than, with respect to the Administrative Agent, under the Power of Attorney with respect to remedial actions) or the Originators, (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts, (c) makes no representation or warranty hereunder to any Affected Party and shall not be responsible to any such Person for any statements, representations or warranties made in or in connection with this Agreement or the other Related Documents, (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Related Documents on the part of the Seller, the Servicer ~~or~~, the Purchasers or the Purchaser Agents or to inspect the property (including the books and records) of the Seller, the Servicer or the Purchaser Agents or the Purchasers, (e) shall not be responsible to the Seller, the Servicer, the Purchaser Agents or the Purchasers for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Related Documents or any other instrument or document furnished pursuant hereto or thereto, (f) shall incur no liability under or in respect of this Agreement or the other Related Documents by acting upon any notice, consent, certificate or other instrument or writing believed by it to be genuine and signed, sent or communicated by the proper party or parties and (g) shall not be bound to make any investigation into the facts or matters stated in any notice or other communication hereunder and may rely on the accuracy of such facts or matters. Notwithstanding the foregoing, the Administrative Agent acknowledges that it has a duty to transfer funds between and among the Lockbox Accounts and the Collection Account, and make investments of funds on deposit in the Retention ~~Account and the Collateral~~ Account, in accordance with Article VI and the instructions of the Servicer.

(b) None of the Purchaser Agents, any of their respective Affiliates or any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or the other Related Documents, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, and notwithstanding any term or provision hereof to the contrary, the Seller, the Servicer, the Administrative Agent, the Purchaser Agents, the Conduit Purchasers and the Committed Purchasers hereby acknowledge and agree that each Purchaser Agent acts as agent hereunder for its related Conduit Purchasers and Committed Purchasers and has no duties or obligations to, shall incur no liabilities or obligations to, and does not act as an agent in any capacity for, the Seller, the Servicer, the Originator, any Purchaser (other than the Purchasers in its Purchaser Group), any other Purchaser Agent or the Administrative Agent.

SECTION 13.03. Notice of Termination Events. None of the Purchaser Agents nor the Administrative Agent shall be deemed to have knowledge or notice of the occurrence of any Termination Event or Incipient Termination Event unless such Person has received notice from any Purchaser, any Purchaser Agent, the Servicer or the Seller stating that a Termination Event or Incipient Termination Event has occurred hereunder and describing such Termination Event or Incipient Termination Event. In the event that the Administrative Agent receives a notice, it shall promptly give notice thereof to each Purchaser Agent whereupon each such Purchaser Agent shall promptly give notice thereof to the Purchasers in its related Purchaser Group. In the event that a Purchaser Agent receives such a notice (other than from the Administrative Agent), it shall promptly give notice thereof to the Administrative Agent and to the Purchasers in its related Purchaser Group. The Administrative Agent shall (a) to the extent so directed in writing by the Requisite Purchasers upon the occurrence and during the continuation of a Termination Event, declare the Facility Termination Date to have occurred, and (b) take such other action concerning a Termination Event or Incipient Termination Event as may be directed by the Requisite Purchasers, but until the Administrative Agent receives such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, as the Administrative Agent deems advisable and in the best interests of the Purchasers and Purchaser Agents.

SECTION 13.04. Nonreliance on Administrative Agent, Purchaser Agents, Other Purchasers. Each Purchaser expressly acknowledges that none of the Administrative Agent, the Purchaser Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any Purchaser Agent hereafter taken, including any review of the affairs of the Seller, the Servicer or the Originators shall be deemed to constitute any representation or warranty by the Administrative Agent or such Purchaser Agent. Each Purchaser represents and warrants to the Administrative Agent and the Purchaser Agents that, independently and without reliance upon the Administrative Agent, the Purchaser Agents, or any other Purchaser and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, the Servicer, the Originator, and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Related Document. Except for items specifically required to be delivered hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Agent with any information concerning the Seller, the Servicer, the Originators or any of their respective Affiliates that comes into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 13.05. Indemnification. Each Committed Purchaser in each Purchaser Group hereby agrees to indemnify and hold harmless the Administrative Agent (solely in its capacity as Administrative Agent) and its officers, directors, employees, attorneys, agents or representatives (to the extent such amounts are not reimbursed by the Seller, the Servicer or the Originator, and without limiting the obligations of the Seller, the Servicer or the Originator to do so), ratably, in accordance with such Committed Purchaser’s Committed Purchaser Percentage, from and against any and all Indemnified Amounts (including amounts payable under Section 14.04) that may be claimed or asserted against or incurred by any such Person in connection with or arising out of transactions contemplated under this Agreement or under any other Related Document or any actions or failures to act in connection therewith, including any and all reasonable legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Related Documents; provided that the Purchaser Groups shall not be liable for any indemnification to any such Person to the extent that any such Indemnified Amount results solely from such Person’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

SECTION 13.06. ~~SECTION 13.03.~~ GE Capital and Affiliates; Purchaser Agent and Affiliates. GE Capital and ~~Affiliates. GE Capital~~its Affiliates and each Purchaser Agent and its Affiliates may generally engage in any kind of business with any Obligor, the Originators, the Seller, the Servicer, the Administrative Agent, the Conduit ~~Purchaser~~Purchasers or the Committed Purchasers, the Purchaser Agents, any of their respective Affiliates and any Person who may do business with or own securities of such Persons or any of their respective Affiliates, all as if GE Capital were not the Administrative Agent and each Person who is a Purchaser Agent hereunder were not a Purchaser Agent and without the duty to account therefor to any Obligor, the Originators, the Seller, the Servicer, the Administrative Agent, any Purchaser Agent, any Purchaser or any other Person.

ARTICLE XIV

MISCELLANEOUS

SECTION 14.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 14.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth under its name on the signature page hereof or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than the ~~Conduit Purchaser~~Purchasers, the ~~Committed~~ Purchaser Agents and the Administrative Agent) designated in any written notice provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

SECTION 14.02. Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Seller, the Servicer, the Conduit ~~Purchaser~~Purchasers, the Committed Purchasers, the Purchaser Agents and the Administrative Agent and their respective successors and permitted assigns. Neither the Seller nor the Servicer may assign, transfer, hypothecate or otherwise convey any of their respective rights or obligations hereunder or interests herein without the express prior written consent of the ~~Conduit~~ Purchaser~~, the Committed Purchaser~~ Agents and the Administrative Agent and unless, if applicable, the Rating Agency Condition shall have been satisfied with respect to any such assignment. Any such purported assignment, transfer, hypothecation or other conveyance by the Seller or the Servicer without the prior express written consent of the ~~Conduit~~ Purchaser~~, the Committed Purchaser~~ Agents and the Administrative Agent shall be void.

(b) ~~The Committed~~Any Purchaser, any Purchaser Agent or the Administrative Agent may, at any time, assign any of its rights and obligations hereunder or interests herein (including, without limitation, an assignment by the Swing Line Purchaser of all or any portion of its Swing Line Commitment) to any Person which has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, and any such assignee may further assign at any time its rights and obligations hereunder or interests herein (including any rights it may have in and to the Transferred Receivables and the Seller Collateral and any rights it may have to exercise remedies hereunder) to any Person which has a short-term debt rating of at least A-1 by S&P and P-1 by Moody’s, in each case without the consent of any Originator, the Seller or the Servicer. The Seller acknowledges and agrees that, upon any such assignment, the assignee thereof may enforce directly, without joinder of any ~~Purchaser~~other Person, all of the obligations of the Seller hereunder.

(c) The Seller hereby acknowledges that ~~in accordance with the provisions of the LAPA, on the day of the Committed~~each Conduit Purchaser ~~Funding Event, (A) the Liquidity Lenders~~ may ~~purchase from the Conduit Purchase~~rat any time assign to a Program Support Provider or other commercial paper conduit administered by such Conduit Purchaser’s related Purchaser Agent (i) all or any part of the Transferred Receivables ~~sold~~owned by ~~the Seller hereunder on each Purchase Date prior to the Committed~~such Conduit Purchaser ~~Funding Event,~~ and (~~B~~ii) ~~the Conduit Purchaser may assign~~ all or any part of its rights and interest in the Seller Collateral ~~to the Liquidity Lenders~~.

SECTION 14.03. Termination; Survival of Seller Secured Obligations Upon Facility Termination Date.

(a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by any Affected Party under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Seller or the rights of any Affected Party relating to any unpaid portion of the Seller Secured Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Seller or the Servicer, and all rights of any Affected Party hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the rights and remedies provided for herein with respect to any breach of any representation or warranty made by the Seller or the Servicer pursuant to Article IV, the indemnification and payment provisions of Article XII and Sections 14.04, 14.05 and 14.06 shall be continuing and shall survive the Termination Date.

SECTION 14.04. Costs, Expenses and Taxes.

(a) The Seller shall reimburse each Purchaser, each Purchaser Agent and the Administrative Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) for advice, assistance, or other representation in connection with:

(i) the forwarding to the Seller or any other Person on behalf of the Seller by any Purchaser of any payments for Purchases made by it hereunder;

(ii) any amendment, modification or waiver of, consent with respect to, or termination of this Agreement or any of the other Related Documents (except to the extent that such amendment, modification, waiver, consent or termination was requested by or on behalf of any Purchaser, any Purchaser Agent or the Administrative Agent) or advice in connection with the administration thereof or their respective rights hereunder or thereunder;

(iii) any Litigation, contest or dispute (whether instituted by the Seller, any Purchaser, any Purchaser Agent, the Administrative Agent or any other Person as a party, witness, or otherwise) in any way relating to the Seller Collateral, any of the Related Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any Litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against the Seller or any other Person that may be obligated to the Purchasers, the Purchaser Agents or the Administrative Agent by virtue of the Related Documents, including any such Litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(iv) any attempt to enforce any remedies of any Purchaser, any Purchaser Agent or the Administrative Agent against the Seller or any other Person that may be obligated to them by virtue of any of the Related Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events;

(v) any work-out or restructuring of the transactions contemplated hereby during the pendency of one or more Termination Events; and

(vi) efforts to (A) monitor the Purchases or any of the Seller Secured Obligations, (B) evaluate, observe or assess any Originator, the Seller or the Servicer or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Seller Collateral;

including all reasonable attorneys’ and other professional and service providers’ fees arising from such services, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 14.04, all of which shall be payable, on demand, by the Seller to the Conduit ~~Purchaser~~Purchasers, the Committed Purchasers, the Purchaser Agents or the Administrative Agent, as applicable. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of attorneys, accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

(b) In addition, the Seller shall pay on demand any and all stamp, sales, excise and other taxes (excluding income taxes) and fees payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement or any other Related Document, and the Seller agrees to indemnify and save each Purchaser Indemnified Person harmless from and against any and all liabilities with respect to or resulting from any delay or failure to pay such taxes and fees.

SECTION 14.05. Confidentiality.

(a) Except to the extent otherwise required by applicable law, as required to be filed publicly with the Securities and Exchange Commission, or unless the Administrative Agent and each Purchaser Agent shall otherwise consent in writing, the Seller and the Servicer agree to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto) in its communications with third parties other than any Affected Party or any Purchaser Indemnified Person and otherwise and not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or a Purchaser Indemnified Person.

(b) The Seller and the Servicer each agree that it shall not (and shall not permit any of its Subsidiaries to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the other Related Documents without the prior written consent of each Purchaser, each Purchaser Agent and the Administrative Agent (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case the Seller or the Servicer, as applicable, shall consult with each Purchaser, each Purchaser Agent and the Administrative Agent prior to the issuance of such news release or public announcement. The Seller may, however, disclose the general terms of the transactions contemplated by this Agreement and the other Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

SECTION 14.06. No Proceedings. Each of the Seller and the Servicer hereby agrees that, from and after the ~~Closing~~Amendment Effective Date and until the date one year plus one day following the date on which the Commercial Paper with the latest maturity has been indefeasibly paid in full in cash, it will not, directly or indirectly, institute or cause to be instituted against ~~the~~any Conduit Purchaser any proceeding of the type referred to in Sections 9.01(c) and 9.01(d). This Section 14.06 shall survive the termination of this Agreement.

SECTION 14.07. Complete Agreement; Modification of Agreement; Intercreditor ~~Agreement~~Agreements. This Agreement and the other Related Documents constitute the complete agreement among the parties hereto with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 14.08. The rights of the Purchasers, the Purchaser Agents and the Administrative Agent hereunder and under the other Related Documents with respect to the “Lenders” and the “Agent” party to the Credit Facility are subject to each of the Intercreditor ~~Agreement~~Agreements to the extent provided therein.

SECTION 14.08. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by the Seller or the Servicer therefrom, shall in any event be effective unless the same shall be in writing and signed by ~~each of the parties hereto or thereto, as applicable, and by the~~ the Requisite Purchasers, the Administrative Agent, and, except in the case of a waiver, the Seller and the Servicer; provided~~,~~ that at any time that the Rating Agency Condition is applicable (i) ~~the Administrative~~each applicable Purchaser Agent shall notify each of the Rating Agencies concurrently with the execution of any amendment to any provision of this Agreement or any of the other Related Documents, and (ii) it shall be a condition precedent to the effectiveness of any material amendment to any provision of this Agreement or any of the other Related Documents that the Rating Agency Condition shall have been satisfied in respect thereof; provided, further, that no such amendment, modification, termination or waiver shall, without the consent of each affected Purchaser, (A) extend the date of payment on or deposit into the Collection Account of Collections by the Seller or the Servicer, (B) reduce the rate or extend the payment of Daily Yield, (C) reduce any fees, including payable to such Purchaser pursuant to the applicable Purchaser Group Fee Letter, (D) change the amount of Capital Investment of any Purchaser (except as contemplated by Section 2.03(c)) or any Committed Purchaser’s Commitment, (E) amend, modify or waive the definitions of “Purchase Discount Rate,” “Requisite Purchasers” or any defined term used in such definitions, (F) amend, modify or waive any provision of this Section 14.08, or (G) otherwise materially affect the rights of any Purchaser or Purchaser Agent hereunder. Furthermore, no amendment, modification, termination or waiver shall be effective to the extent that it affects the rights or duties of the Swing Line Purchaser under this Agreement or modifies or amends any other provision of this Agreement or any other Related Document relating the Swing Line Commitment, Swing Line Purchases or the Swing Line Purchaser unless in writing and signed by the Swing Line Purchaser.

SECTION 14.09. ~~SECTION 14.08.~~ No Waiver; Remedies. The failure by any Purchaser, any Purchaser Agent or the Administrative Agent, at any time or times, to require strict performance by the Seller or the Servicer of any provision of this Agreement or the Purchase Assignment shall not waive, affect or diminish any right of any Purchaser, any Purchaser Agent or the Administrative Agent thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Seller or the Servicer contained in this Agreement or any Purchase Assignment, and no breach or default by the Seller or the Servicer hereunder or thereunder, shall be deemed to have been suspended or waived by any Purchaser or the Administrative Agent unless such waiver or suspension is by an instrument in writing ~~signed by an officer of or other duly authorized signatory of the Conduit Purchaser, the Committed Purchaser and the Administrative Agent~~that is executed in accordance with Section 14.08 and directed to the Seller or the Servicer, as applicable, specifying such suspension or waiver. The rights and remedies of the Purchasers and the Administrative Agent under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that the Purchasers, the Purchaser Agents and the Administrative Agent may have under any other agreement, including the other Related Documents, by operation of law or otherwise. Recourse to the Seller Collateral shall not be required.

SECTION 14.10. ~~SECTION 14.09.~~ GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT;

PROVIDED, THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ANY PURCHASER, ANY PURCHASER AGENT OR THE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE SELLER COLLATERAL OR ANY OTHER SECURITY FOR THE SELLER SECURED OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ~~CONDUIT PURCHASER~~PURCHASERS, THE COMMITTED PURCHASER AGENTS OR THE ADMINISTRATIVE AGENT. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH BENEATH ITS NAME ON THE SIGNATURE PAGES HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON SUCH PARTY’S ACTUAL RECEIPT THEREOF. EACH PARTY HERETO AGREES THAT “RECEIPT” OF ANY SUCH SUMMONS, COMPLAINT OR OTHER SERVICE OF PROCESS MAY BE EVIDENCED, WITHOUT LIMITATION, BY ANY OF THE FOLLOWING: 1) CONFIRMATION OF DELIVERY IN ANY FORM ISSUED BY THE UNITED STATES POSTAL SERVICE, 2) A DELIVERY CONFIRMATION IN THE FORM PROVIDED BY ANY NATIONALLY RECOGNIZED COURIER SERVICE OR 3) A RECEIPT SIGNED BY ANY EMPLOYEE, OFFICER, DIRECTOR OR INDEPENDENT CONTRACTOR OF THE PERSON RECEIVING SUCH NOTICE PHYSICALLY PRESENT AT THE ADDRESS SET FORTH BENEATH ITS NAME ON THE SIGNATURE PAGES HERETO. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR

INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 14.11. ~~SECTION 14.10.~~ Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

SECTION 14.12. ~~SECTION 14.11.~~ Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 14.13. ~~SECTION 14.12.~~ Section Titles. The section titles and table of contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 14.14. ~~SECTION 14.13.~~ Limited Recourse. The obligations of the Conduit ~~Purchaser~~Purchasers and the Committed ~~Purchaser~~Purchasers under this Agreement and all Related Documents are solely the corporate obligations of each such Purchaser. No recourse shall be had for the payment of any amount owing in respect of Purchases or for the payment of any fee hereunder or any other obligation or claim arising out of or based upon this Agreement or any other Related Document against any Stockholder, employee, officer, director, agent or incorporator of such Purchaser. Any accrued obligations owing by ~~the~~any Conduit Purchaser or ~~the~~any Committed Purchaser under this Agreement shall be payable by such Purchaser solely to the extent that funds are available therefor from time to time in accordance with the provisions of Article VI of this Agreement~~, and, with respect to the Conduit Purchaser, in accordance with Article VI of the Collateral Agent Agreement~~ (and such accrued obligations shall not be extinguished until paid in full). ~~The~~No Conduit Purchaser shall ~~not~~, and shall not be obligated to, pay any amount pursuant to the Related Documents unless (i) ~~the~~such Conduit Purchaser has received funds which may be used to make such payment pursuant to ~~the Program Documents~~such Conduit Purchaser’s commercial paper program documents, and (ii) after giving effect to such payment, either (A) ~~the~~such Conduit Purchaser could issue Commercial Paper to refinance all outstanding Commercial Paper (assuming such outstanding Commercial Paper matured at such time) without violating ~~the Program Documents~~such Conduit Purchaser’s commercial paper program documents, or (B) all Commercial Paper is paid in full. Any amount which the Conduit Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in Section 101 of the Bankruptcy Code) against or an obligation of the Conduit Purchaser for any insufficiency unless and until the Conduit Purchaser satisfies the provisions of such preceding sentence. This Section 14.14 shall survive the termination of this Agreement.

SECTION 14.15. ~~SECTION 14.14.~~ Further Assurances.

(a) Each of the Seller and the Servicer shall, at its sole cost and expense, upon request of the Conduit ~~Purchaser~~Purchasers, the Committed Purchasers, the Purchaser Agents or the

Administrative Agent, promptly and duly execute and deliver any and all further instruments and documents and take such further action that may be necessary or desirable or that the Conduit ~~Purchaser~~Purchasers, the Committed Purchasers, the Purchaser Agents or the Administrative Agent may request to (i) perfect, protect, preserve, continue and maintain fully the Purchases made and the right, title and interests (including Liens) granted to such Purchaser under this Agreement, (ii) enable the Conduit ~~Purchaser~~Purchasers, the Committed Purchasers, the Purchaser Agents or the Administrative Agent to exercise and enforce its rights under this Agreement or any of the other Related Documents or (iii) otherwise carry out more effectively the provisions and purposes of this Agreement or any other Related Document. Without limiting the generality of the foregoing, the Seller shall, upon request of ~~the Conduit~~any Purchaser ~~and the Committed Purchaser~~Agent or the Administrative Agent, (A) execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices that may be necessary or desirable or that ~~the Purchasers~~such Purchaser Agent or the Administrative Agent may request to perfect, protect and preserve the Purchases made and the Liens granted pursuant to this Agreement, free and clear of all Adverse Claims, (B) mark, or cause the Servicer to mark, each Contract evidencing each Transferred Receivable with a legend acceptable to the Administrative Agent evidencing that the Administrative Agent (on behalf of the Purchasers) has purchased all right and title thereto and interest therein, (C) mark, or cause the Servicer to mark, its master data processing records evidencing such Transferred Receivables with such legend and (D) notify or cause the Servicer to notify Obligors of the sale the Transferred Receivables effected hereunder.

(b) Without limiting the generality of the foregoing, the Seller hereby authorizes ~~the Conduit~~each Purchaser, ~~the Committed~~each Purchaser Agent and the Administrative Agent, and each ~~of the Conduit~~ Purchaser and ~~the Committed~~ Purchaser Agent hereby authorizes the Administrative Agent, to file one or more financing or continuation statements, or amendments thereto or assignments thereof, relating to all or any part of the Transferred Receivables, including Collections with respect thereto, or the Seller Collateral without the signature of the Seller or, as applicable, the Conduit ~~Purchaser~~Purchasers or the Committed ~~Purchaser~~Purchasers, as applicable, to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables, the Seller Collateral or any part thereof shall be sufficient as a notice or financing statement where permitted by law.

IN WITNESS WHEREOF, the parties have caused this Receivables Purchase and Servicing Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SIT FUNDING CORPORATION

By
Name
Title

Address:
~~3797 Spinnaker Court~~
44201 Nobel Drive
Suite P
Fremont, California 94538
Attention:	President
Telephone:	(510) 668-3282
Facsimile:	(510) 440-3777

~~REDWOOD RECEIVABLES~~SYNNEX CORPORATION~~, as the Conduit Purchaser~~

~~By~~
~~Name~~
~~Assistant Secretary~~

~~Address:~~
~~c/o General Electric Capital Corporation~~
~~3001 Summer Street, 2nd Floor~~
~~Stamford, Connecticut 06927~~
~~Attention: Manager, Conduit Administration~~
~~Telephone: (203) 602-9330~~
~~Facsimile: (203) 961-2953~~

~~SYNNEX INFORMATION TECHNOLOGIES, INC.~~f/k/a Synnex Information Technologies, Inc.), as Servicer

By
Name
Title

Address:
~~3797 Spinnaker Court~~
44201 Nobel Drive
Fremont, California 94538
Attention: President
Telephone: (510) 656-3333
Facsimile: (510) 440-3777

GENERAL ELECTRIC CAPITAL CORPORATION, as Swing Line Purchaser and as a Committed Purchaser

By
Name
Duly Authorized Signatory

Address:
~~201 High Ridge Road~~
~~Stamford, Connecticut 06927~~
201 Merriott 7, 3rd Floor
P.O. Box 5201
Norwalk, CT 06856-5201
Attention: Vice President ~~–~~ Portfolio/~~Synnex~~Underwriting
Telephone: (203) 316-7221
Facsimile: (203) 316-7821

GENERAL ELECTRIC CAPITAL CORPORATION, as a Purchaser Agent and as Administrative Agent

By
Name
Duly Authorized Signatory

Address:
~~201 High Ridge Road~~
~~Stamford, Connecticut 06927~~
201 Merriott 7, 3rd Floor
P.O. Box 5201
Norwalk, CT 06856-5201
Attention: Vice President ~~–~~ Portfolio/~~Synnex~~Underwriting
Telephone: (203) 316-7221
Facsimile: (203) 316-7821

~~ACKNOWLEDGED AND AGREED:~~

~~GENERAL ELECTRIC CAPITAL CORPORATION, as Collateral Agent~~

MANHATTAN ASSET FUNDING COMPANY LLC, as a Conduit Purchaser

By: MAF Receivables Corp., its sole member

By
Name
~~Duly Authorized Signatory~~

Title

Address:
~~201 High Ridge Road~~
~~Stamford, Connecticut 06927~~
Manhattan Asset Funding Company LLC
c/o SMBC Securities, Inc.
277 Park Avenue
New York, New York 10172
Attention: Vice President ~~– Portfolio/Synnex~~and Manager

Asset Securitization Group
Telephone: (~~203) 316-7221~~
212) 224-5366
Facsimile: (~~203~~212) ~~316-7821~~224-5191

SUMITOMO MITSUI BANKING CORPORATION, as a Committed Purchaser

By
Name
Title

Address:
Sumitomo Mitsui Banking Corporation
555 California Street, Suite 3350
San Francisco, CA 94104
Attention: Relationship Manager CBDA II
Telephone: (415) 616-3006
Facsimile: (415) 398-3580

SMBC Securities, Inc., as a Purchaser Agent

By
Name
Title

Address:
SMBC Securities, Inc.
277 Park Avenue
New York, New York 10172
Attention: Asset Securitization Group
Telephone: (212) 224-5366
Facsimile: (212) 224-5191

Exhibit A to Purchase Agreement

COMMITMENTS/GROUP PURCHASE LIMITS

COMMITTED PURCHASER	COMMITMENT
GE Capital	$210,000,000
Sumitomo Mitsui Banking Corporation	$65,000,000

PURCHASER GROUP	GROUP COMMITMENT
GE Capital Purchaser Group	$210,000,000
Sumitomo Purchaser Group	$65,000,000

Exhibit 2.02(a) to Purchase Agreement

FORM OF COMMITMENT REDUCTION NOTICE

[Insert Date]

~~Redwood Receivables Corporation~~

~~c/o General Electric Capital Corporation~~

~~3001 Summer Street, 2nd Floor~~

~~Stamford, Connecticut 06927~~

~~Attention: Manager, Conduit Administration~~

General Electric Capital Corporation,

as Administrative Agent

~~c/o General Electric Capital Corporation~~

~~201 High Ridge Road~~

~~Stamford, Connecticut 06927~~

201 Merriott 7, 3rd Floor

P.O. Box 5201

Norwalk, CT 06856-5201

Attention: Vice President ~~-~~ Portfolio/~~Synnex~~Underwriting

SMBC Securities, Inc.

277 Park Avenue

New York, New York 10172

Attention: Asset Securitization Group

Re:	Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(a) of that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), ~~Redwood Receivables~~Synnex Corporation (~~the “Conduit Purchaser”),~~f/k/a Synnex Information Technologies, Inc.) (the “Servicer”), the financial institutions from time to time party thereto as “Conduit Purchasers,” “Committed Purchasers” and “Purchaser Agents” and General Electric Capital Corporation ~~(“GECC”)~~, in its capacity ~~as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Purchasers”) and GECC,~~ as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

Pursuant to Section 2.02(a) of the Purchase Agreement, the Seller hereby irrevocably notifies the ~~Purchasers~~Purchaser Agents and the Administrative Agent of its election to permanently reduce the Maximum Purchase Limit to [$            ], effective as of [                 ], [            ] (which is a Business Day at least ten days after the date this notice is given). This reduction is the [first/second]

reduction for the current calendar year permitted by Section 2.02(a) of the Purchase Agreement. After such reduction, the Maximum Purchase Limit will not be less than the Aggregate Capital Investment.

Very truly yours,

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.02(b) to Purchase Agreement

FORM OF COMMITMENT TERMINATION NOTICE

[Insert Date]

~~Redwood Receivables Corporation~~

~~c/o General Electric Capital Corporation~~

~~3001 Summer Street, 2nd Floor~~

~~Stamford, Connecticut 06927~~

~~Attention: Manager, Conduit Administration~~

General Electric Capital Corporation,

as Administrative Agent

~~c/o General Electric Capital Corporation~~

~~201 High Ridge Road~~

~~Stamford, Connecticut 06927~~

201 Merriott 7, 3rd Floor

P.O. Box 5201

Norwalk, CT 06856-5201

Attention: Vice President — Portfolio/~~Synnex~~Underwriting

SMBC Securities, Inc.

277 Park Avenue

New York, New York 10172

Attention: Asset Securitization Group

Re: Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002

Ladies and Gentlemen:

This notice is given pursuant to Section 2.02(b) of that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), ~~Redwood Receivables~~Synnex Corporation (~~the “Conduit Purchaser”),~~f/k/a Synnex Information Technologies, Inc.) (the “Servicer”), the financial institutions from time to time party thereto as “Conduit Purchasers,” “Committed Purchasers” and “Purchaser Agents” and General Electric Capital Corporation ~~(“GECC”),~~ in its capacity ~~as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Purchasers”) and GECC,~~ as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

Pursuant to Section 2.02(b) of the Purchase Agreement, the Seller hereby irrevocably notifies the ~~Purchasers~~Purchaser Agents and the Administrative Agent of its election to terminate the Maximum Purchase Limit effective as of [                 ], [            ] (which is a Business Day at least 90 days after the date this notice is given). In connection therewith, the Seller shall reduce the Aggregate Capital Investment to zero on or prior to such date and make all other payments required by Section

2.03(c) and pay any other fees that are due and payable pursuant to the Fee Letter at the time and in the manner specified therein.

Very truly yours,

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.03(a) to Purchase Agreement

Form of Investment Base Certificate

[See attached]

Exhibit 2.03(a)

SIT FUNDING CORPORATION

INVESTMENT BASE CERTIFICATE

1.	As of:

2.	Transferred Receivables – Beginning of Period	___________
3.	Deposit of Customer Collections from to	___________
4.	Deposit of Rejected Amounts from to	___________
5.	Newly Transferred Receivables from to	___________
6.	Non-Cash Dilutions	___________

7.	Transferred Receivables - End of Period (2 + 5)-(3 + 4 + 6)		___________
8.	[Intentionally Blank]		___________
9.	Ineligible Receivables

9a.	Foreign Receivables	___________
9b.	Balances over 60 days	___________
9c.	Billed But Unshipped	___________
9d.	Extended Terms (over 30 days)	___________
9e.	Bankrupt Obligors	___________

9f.	[Others]	___________
9g.	Total Ineligible Receivables (sum 9a to 9f)		___________
10.	Excluded Receivables

10a.	Affiliate Receivables	___________
10b.	Governmental Authorities	___________
10c.	50% Rule	___________

10d.	Other Excluded Obligors	___________

10e.	Total Excluded Receivables (sum 10a to 10d)	___________

11.	Eligible Receivable (7-(9g+10e))		___________
12.	Reserves:
12a.	Concentration Discount Amount	___________
12b.	[Other]	___________
12c.	Total Reserves		___________
13.	[Intentionally Blank]	___________
14.	Investment Base (11-12c)		___________

15.	Purchase Discount Rate x line 14	___________	___________
16.	Yield Discount Amount (from Annex 4)		___________
17.	Availability [Lesser of (a) line 15- line 16 and (b) line 20]		___________
18.	Aggregate Capital Investment		___________
19.	Aggregate Capital Investment Available (Purchase Excess) (17-18)

20.	Maximum Purchase Limit		___________

The undersigned, an officer of SIT Funding Corporation, as Seller, hereby certifies that the information set forth above is true and correct and all of the conditions precedent in Section 3.02 of the Amended and Restated Receivables Purchase and Servicing Agreement have been satisfied as of the date hereof.

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.03(b) to Purchase Agreement

FORM OF PURCHASE REQUEST

[Insert Date]

~~Redwood Receivables Corporation~~

~~c/o General Electric Capital Corporation~~

~~3001 Summer Street, 2nd Floor~~

~~Stamford, Connecticut 06927~~

~~Attention: Manager, Conduit Administration~~

General Electric Capital Corporation,

as Administrative Agent

~~c/o General Electric Capital Corporation~~

~~201 High Ridge Road~~

~~Stamford, Connecticut 06927~~

201 Merriott 7, 3rd Floor

P.O. Box 5201

Norwalk, CT 06856-5201

Attention: Vice President — Portfolio/~~Synnex~~Underwriting

SMBC Securities, Inc.

277 Park Avenue

New York, New York 10172

Attention: Asset Securitization Group

Re: Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002

Ladies and Gentlemen:

This notice is given pursuant to Section 2.03(b) of that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), ~~Redwood Receivables~~Synnex Corporation (~~the “Conduit Purchaser”),~~f/k/a Synnex Information Technologies, Inc.) (the “Servicer”), the financial institutions from time to time party thereto as “Conduit Purchaser,” “Committed Purchasers” and “Purchaser Agents” and General Electric Capital Corporation ~~(“GECC”)~~, in its capacity ~~as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Purchasers”) and GECC,~~ as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

Pursuant to Section 2.01 of the Purchase Agreement, the Seller hereby requests that a [Capital][Swing Line] Purchase be made from the Seller on [                 ], [            ] (which is a Business Day), in the amount of [$            ], to be disbursed to the Seller in accordance with Section 2.04(b)

of the Purchase Agreement. The Seller hereby confirms that the conditions set forth in Section 3.02 of the Purchase Agreement have been satisfied.

Very truly yours,

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.03(c) to Purchase Agreement

FORM OF REPAYMENT NOTICE

[Insert Date]

~~Redwood Receivables Corporation~~

~~c/o General Electric Capital Corporation~~

~~3001 Summer Street, 2nd Floor~~

~~Stamford, Connecticut 06927~~

~~Attention: Manager, Conduit Administration~~

General Electric Capital Corporation,

as Administrative Agent

~~c/o General Electric Capital Corporation~~

~~201 High Ridge Road~~

~~Stamford, Connecticut 06927~~

201 Merriott 7, 3rd Floor

P.O. Box 5201

Norwalk, CT 06856-5201

Attention: Vice President — Portfolio/~~Synnex~~Underwriting

SMBC Securities, Inc.

277 Park Avenue

New York, New York 10172

Attention: Asset Securitization Group

Re: Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002

Ladies and Gentlemen:

This notice is given pursuant to Section 2.03(c) of that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), ~~Redwood Receivables~~Synnex Corporation (~~the “Conduit Purchaser”),~~f/k/a Synnex Information Technologies, Inc.) (the “Servicer”), the financial institutions from time to time party thereto as “Conduit Purchaser,” “Committed Purchasers” and “Purchaser Agents” and General Electric Capital Corporation ~~(“GECC”)~~, ~~in~~ its capacity as ~~committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Purchasers”) and GECC, as~~ administrative agent for the Purchasers (in such capacity, the ~~“~~Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

Pursuant to Section 2.03(c) of the Purchase Agreement, the Seller hereby notifies the ~~Purchasers~~Purchaser Agents and the Administrative Agent of its request to reduce the Aggregate Capital Investment by [$            ] effective as of [                 ], [            ] (which is a Business Day), from [Collections/borrowings under the Credit Facility/other sources]. In connection therewith, the Seller will pay to the Administrative Agent (1) all ~~Redwood~~Daily Yield accrued on the Capital Investment of each Purchaser being reduced through but excluding the date of such reduction and (2) any and all Breakage Costs payable under Section 2.10 of the Purchase Agreement by virtue thereof.

Very truly yours,

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 2.04(a)

FORM OF PURCHASE ASSIGNMENT

THIS PURCHASE ASSIGNMENT (the “Purchase Assignment”) is entered into as of August 30, 2002, by and between SIT Funding Corporation (“Seller”) and GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent under the Purchase Agreement described below.

1. We refer to that certain Amended and Restated Receivables Purchase and Servicing Agreement (the “Purchase Agreement”) of even date herewith among the Seller, the Administrative Agent and the other parties thereto. All of the terms, covenants and conditions of the Purchase Agreement are hereby made a part of this Purchase Assignment and are deemed incorporated herein in full. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

2. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller hereby sells to the Administrative Agent for the benefit of the Purchasers, without recourse, except as provided in Section 12.01 of the Purchase Agreement, all of the Seller’s right, title and interest in, under and to all Transferred Receivables (including all Collections, Records and proceeds with respect thereto) sold from time to time by the Seller to the Administrative Agent under the Purchase Agreement.

3. The Seller hereby covenants and agrees to sign, sell or execute and deliver, or cause to be signed, sold or executed and delivered, and to do or make, or cause to be done or made, upon request of the Administrative Agent and at the Seller’s expense, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by the Administrative Agent for the purpose of or in connection with acquiring or more effectively vesting in the Administrative Agent or evidencing the vesting in the Administrative Agent of the property, rights, title and interests of the Seller sold hereunder or intended to be sold hereunder.

4. Wherever possible, each provision of this Purchase Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Purchase Assignment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Purchase Assignment.

5. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS PURCHASE ASSIGNMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6. THIS PURCHASE ASSIGNMENT AND EACH OTHER RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF THE ADMINISTRATIVE AGENT IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the parties have caused this Purchase Assignment to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

SIT FUNDING CORPORATION	GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

Exhibit 3.01(a)(i) to Purchase Agreement

~~FORM OF OFFICER’S CERTIFICATE AS TO SOLVENCY~~

~~SYNNEX INFORMATION TECHNOLOGIES, INC.~~

~~Officer’s Certificate~~

~~I, [Name of Officer], the duly elected [Insert Title] of Synnex Information Technologies, Inc., hereby certify in connection with that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), Redwood Receivables Corporation (the “Conduit Purchaser”), Synnex Information Technologies, Inc. (the “Servicer”), General Electric Capital Corporation (“GECC”), in its capacity as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Purchasers”) and GECC, as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”), and for the benefit of the Purchasers and the Administrative Agent, as follows:~~

~~1. Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.~~

~~2. Both before and after giving effect to (a) the transactions contemplated by the Purchase Agreement and the other Related Documents and (b) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is and will be Solvent. The Seller has no Debt to any Person other than pursuant to the transactions expressly permitted by the Purchase Agreement and the other Related Documents.~~

~~IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this              day of             , 200_.~~

~~SYNNEX INFORMATION TECHNOLOGIES, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~Exhibit 3.01(a)(ii)(A) to Purchase Agreement~~

~~FORM OF OFFICER’S CLOSING CERTIFICATE OF SELLER~~

~~SIT FUNDING CORPORATION~~

~~Officer’s Certificate~~

~~I, [Name of Officer], the duly elected [Insert Title] of SIT Funding Corporation (the “Seller”), hereby certify in connection with that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (the “Purchase Agreement”), by and among the Seller, Redwood Receivables Corporation (the “Conduit Purchaser”), Synnex Information Technologies, Inc. (the “Servicer”), General Electric Capital Corporation (“GECC”), in its capacity as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Purchasers”) and GECC, as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”), and for the benefit of the Purchasers and the Administrative Agent, as follows:~~

~~1. Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.~~

~~2. Since the date of its formation (a) the Seller has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by the Seller or has become binding upon the Seller’s assets and no law or regulation applicable to the Seller has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Seller is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Seller is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Between the date of the Seller’s formation and the Closing Date no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.~~

~~3. Both before and after giving effect to (i) the transactions contemplated by the Purchase Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Seller is and will be Solvent.~~

~~4. Each of the representations and warranties of the Seller contained in any of the Related Documents are correct on and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute an Incipient Termination Event or a Termination Event.~~

~~5. The Seller is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.~~

~~6. Except as otherwise indicated on a schedule to a Related Document or another schedule delivered pursuant to the Schedule of Documents, or as otherwise consented to by the~~

~~Purchasers and the Administrative Agent, the Seller has delivered to the Purchasers and the Administrative Agent true and correct copies of all documents required to be delivered to such Persons pursuant to the Schedule of Documents, all such documents are complete and correct in all material respects on and as of the Closing Date, and each and every other contingency to the closing of the transactions contemplated by the Related Documents has been performed.~~

~~7. No Adverse Claims have arisen or been granted with respect to the Seller Collateral other than Permitted Encumbrances.~~

~~IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this              day of             , 200_.~~

~~SIT FUNDING CORPORATION~~

~~By:~~
~~Name:~~
~~Title:~~

~~Exhibit 3.01(a)(ii)(B) to Purchase Agreement~~

FORM OF OFFICER’S POST-CLOSING CERTIFICATE OF SELLER

SIT FUNDING CORPORATION

Officer’s Certificate

I, [Name of Officer], the duly elected [Insert Title] of SIT Funding Corporation (the “Seller”), hereby certify in connection with that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, the “Purchase Agreement”), by and among the Seller, ~~Redwood Receivables~~Synnex Corporation (~~the “Conduit Purchaser”),~~f/k/a Synnex Information Technologies, Inc.) (the “Servicer”), the financial institutions from time to time party thereto as “Conduit Purchaser,” “Committed Purchasers” and “Purchaser Agents” and General Electric Capital Corporation ~~(“GECC”)~~, ~~in~~ its capacity as ~~committed purchaser (in such capacity, the~~a “Committed Purchaser” and~~, together with the Conduit Purchaser, the “Purchasers”) and GECC,~~ as administrative agent for the Purchasers (in such capacity, the ~~“~~Administrative Agent”), and for the benefit of the Purchasers and the Administrative Agent, as follows:

1. Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Each of the representations and warranties of the Seller contained in any of the Related Documents are correct on and as of the date hereof as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the date hereof, that constitutes or would constitute an Incipient Termination Event or a Termination Event.

3. The Seller is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

4. No Adverse Claims have arisen or been granted with respect to the Seller Collateral other than Permitted Encumbrances.

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this      day of             , 200  .

SIT FUNDING CORPORATION

By:
Name:
Title:

Exhibit 3.01(a)~~(iii)(A) to Purchase Agreement~~

~~FORM OF OFFICER’S CLOSING CERTIFICATE OF SERVICER~~

~~SYNNEX INFORMATION TECHNOLOGIES, INC.~~

~~Officer’s Certificate~~

~~I, [Name of Officer], the duly elected [Insert Title] of Synnex Information Technologies, Inc. (the “Servicer”), hereby certify in connection with that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), Redwood Receivables Corporation (the “Conduit Purchaser”), the Servicer, General Electric Capital Corporation (“GECC”), in its capacity as committed purchaser (in such capacity, the “Committed Purchaser” and, together with the Conduit Purchaser, the “Purchasers”) and GECC, as administrative agent for the Purchasers (in such capacity, the “Administrative Agent”), and for the benefit of the Purchasers and the Administrative Agent, as follows:~~

~~1. Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.~~

~~2. Since November 30, 2001 (a) the Servicer has not incurred any obligations, contingent or non-contingent liabilities, liabilities for charges, long-term leases or unusual forward or long-term commitments that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by the Servicer or has become binding upon the Servicer’s assets and no law or regulation applicable to the Servicer has been adopted that has had or could reasonably be expected to have a Material Adverse Effect, and (c) the Servicer is not in default and no third party is in default under any material contract, lease or other agreement or instrument to which the Servicer is a party that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect. Since November 30, 2001 no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.~~

~~3. Both before and after giving effect to (i) the transactions contemplated by the Purchase Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, the Servicer is and will be Solvent.~~

~~4. Each of the representations and warranties of the Servicer contained in any of the Related Documents are correct on and as of the Closing Date as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the Closing Date, that constitutes or would constitute an Incipient Servicer Termination Event or an Event of Servicer Termination.~~

~~5. The Servicer is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.~~

~~6. Except as otherwise indicated on a schedule to a Related Document or another schedule delivered pursuant to the Schedule of Documents, or as otherwise consented to by the Purchasers and the Administrative Agent, the Servicer has delivered to the Purchasers and the~~

~~Administrative Agent true and correct copies of all documents required to be delivered to such Persons pursuant to the Schedule of Documents, all such documents are complete and correct in all material respects on and as of the Closing Date, and each and every other contingency to the closing of the transactions contemplated by the Related Documents has been performed.~~

~~7. No Adverse Claims have arisen or been granted with respect to the property of the Servicer other than Permitted Encumbrances.~~

~~IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this      day of             , 200  .~~

~~SYNNEX INFORMATION TECHNOLOGIES, INC.~~

~~By:~~
~~Name:~~
~~Title:~~

~~Exhibit 3.01(a)(iii)(B~~ii) to Purchase Agreement

FORM OF OFFICER’S POST-CLOSING CERTIFICATE OF SERVICER

SYNNEX INFORMATION ~~TECHNOLOGIES, INC.~~ CORPORATION

Officer’s Certificate

I, [Name of Officer], the duly elected [Insert Title] of Synnex Corporation (f/k/a Synnex Information Technologies, Inc.) (the “Servicer”), hereby certify in connection with that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), ~~Redwood Receivables Corporation (~~the Servicer, the financial institutions from time to time party thereto as “Conduit Purchaser,”~~), the Servicer,~~ “Committed Purchasers” and “Purchaser Agents” and General Electric Capital Corporation ~~(“GECC”)~~, ~~in~~ its capacity as ~~committed purchaser (in such capacity, the~~a “Committed Purchaser” and~~, together with the Conduit Purchaser, the “Purchasers”) and GECC,~~ as administrative agent for the Purchasers (in such capacity, the ~~“~~Administrative Agent”), and for the benefit of the Purchaser and the Administrative Agent, as follows:

1. Capitalized terms herein and not otherwise defined shall have the respective meanings ascribed to them in the Purchase Agreement.

2. Each of the representations and warranties of the Servicer contained in any of the Related Documents are correct on and as of the date hereof as though made on and as of such date (except to the extent any such representation and warranty relates solely to an earlier date), and no event has occurred and is continuing, or would result from the transactions effected pursuant thereto as of the date hereof, that constitutes or would constitute an Incipient Servicer Termination Event or an Event of Servicer Termination.

3. The Servicer is in material compliance with all federal, state, and local laws and regulations, including those relating to labor and environmental matters and ERISA.

4. No Adverse Claims have arisen or been granted with respect to the property of the Servicer other than Permitted Encumbrances.

IN WITNESS WHEREOF, I have signed and delivered this Officer’s Certificate this      day of             , 200  .

SYNNEX ~~INFORMATION TECHNOLOGIES, INC.~~CORPORATION

By:
Name:
Title:

Exhibit 3.01(a)(iv) to Purchase Agreement

Form of Monthly Report

SIT Funding Corporation

[See attached]

Exhibit 3.01(a)(iv)

to

Purchase Agreement

FORM OF MONTHLY REPORTING

Exhibit 3.01(a)(iv)-I	-	Consolidated Sales and Receivables Analysis

Exhibit 3.01(a)(iv)-II	-	Consolidated Aging

Exhibit 3.01(a)(iv)-III	-	Accounts Receivable Reconciliation

Exhibit 3.01(a)(iv)-IV	-	Overcollateralization Summary

Exhibit 3.01(a)(iv)-V	-	Trigger Calculations

Exhibit 3.01(a)(iv)-VI	-	Financial Statements of the Seller

Exhibit 10.03

Form of

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by [Seller or Servicer] (“XYZ”), as the [Seller/Servicer] under the Purchase Agreement (each as defined below), to General Electric Capital Corporation, as Administrative Agent under the Purchase Agreement (hereinafter referred to as “Attorney”), pursuant to that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (the “Purchase Agreement”, as amended, restated, supplemented or otherwise modified from time to time), by and among XYZ, the other parties thereto and Attorney and the other Related Documents. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall inquire into or seek confirmation from XYZ as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and XYZ irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or canceled by XYZ until all Seller Secured Obligations under the Related Documents have been indefeasibly paid in full and Attorney has provided its written consent thereto.

XYZ hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, upon the occurrence and during the continuance of any Termination Event, to do the following: (a) open mail for it, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any of its property; (b) effect any repairs to any of its assets, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against it or its property; (d) defend any suit, action or proceeding brought against it if it does not defend such suit, action or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, Litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to it whenever payable and to enforce any other right in respect of its property; (f) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any of its property, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (g) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any reports required pursuant to the terms of the Purchase Agreement, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon its property or assets and the Purchaser’s Liens thereon, all as fully and effectively as it might do. XYZ hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by XYZ this [    ] day of [            ], 200  .

XYZ

By:
Name:
Title:

[Notarization in appropriate form for the state of execution is required.]

Exhibit 14.02(b)

Form of

Assignment Agreement

Attached.

Annex 2 to Purchase Agreement

EXCLUDED OBLIGORS

[List Excluded Obligors]

Exhibit A to Annex 2 to Purchase Agreement

FORM OF AMENDING LETTER

[Insert Date]

SIT Funding Corporation

~~3797 Spinnaker Court~~

44201 Nobel Drive

Suite P

Fremont, California 94538

Attention: President

Synnex ~~Information Technologies, Inc.~~Corporation

~~3797 Spinnaker Court~~

44201 Nobel Drive

Fremont, California 94538

Attention: President

~~Redwood Receivables Corporation~~

~~c/o General Electric Capital Corporation~~

~~3001 Summer Street, 2nd Floor~~

~~Stamford, Connecticut 06927~~

~~Attention: Manager, Conduit Administration~~

Re:         Amended and Restated Receivables Purchase and Servicing Agreement

              dated as of August 30, 2002

Ladies and Gentlemen:

This notice is given pursuant to that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002 (as amended, the “Purchase Agreement”), by and among SIT Funding Corporation (the “Seller”), ~~Redwood Receivables~~Synnex Corporation (~~the “Conduit Purchaser”),~~f/k/a Synnex Information Technologies, Inc.) (the “Servicer”), the financial institutions from time to time party thereto as “Conduit Purchaser,” “Committed Purchasers” and “Purchaser Agents” and General Electric Capital Corporation ~~(“GECC”)~~, ~~in~~ its capacity as ~~committed purchaser (in such capacity, the~~a “Committed Purchaser” and~~, together with the Conduit Purchaser, the “Purchasers”) and GECC,~~ as administrative agent for the Purchasers (in such capacity, the ~~“~~Administrative Agent”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Purchase Agreement.

The Administrative Agent hereby amends Annex 2 to the Purchase Agreement as follows:

The following Obligors are [added to/removed from] Annex 2 as “Excluded Obligors”: [            ].

The effective date of this amendment to Annex 2 is [                 ], [            ].

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION, as Administrative Agent

By:
Name:
Title:

Annex 3 to Purchase Agreement

RESERVED

Annex 4 to Purchase Agreement

YIELD DISCOUNT AMOUNT

Yield Discount Amount		= + + +	Purchase Rate Discount Amount Yield Volatility Discount Amount Unused Facility Fee Discount Amount Servicing Fee Discount Amount

1.	Purchase Rate Discount Amount	= x	Capital Investment the weighted average of all Daily Yield Rates (weighted by the aggregate amount of Capital Investment accruing interest at such Daily Yield Rate)

		x x	Liquidation Term Factor 360

2.	Yield Volatility Discount Amount	= x x	Capital Investment Yield Volatility Percentage Liquidation Term Factor

3.	Unused Facility Fee Discount Amount	=	Aggregate Capital Investment Available
		x	Average Unused Facility Fee Rate
		x	Liquidation Term Factor

4.	Servicing Fee Discount Amount	=	Outstanding Balance of all Transferred

		x	Servicing Fee Rate
		x	Liquidation Term Factor

5.	Liquidation Term Factor	=	Expected Liquidation Period/360

Definitions

“Average Unused Facility Fee Rate” shall mean, at any time, the average for all Purchaser Groups of the per annum rate set forth in each Purchaser Group Fee Letter used to calculate the Unused Facility Fee payable to such Purchaser Group.

“Expected Liquidation Period” shall mean, at any time, a period of time (expressed in days) equal to the product of (a) 1.5, multiplied by (b) the product of (i) a fraction, (1) the numerator of which is equal to the average of the Outstanding Balances of Transferred Receivables on the first day of the 12 Settlement Periods immediately preceding such date and (2) the denominator of which is equal to aggregate Collections received during such 12 Settlement Periods with respect to all Transferred Receivables, multiplied by (ii) the number of days contained in such 12 Settlement Periods.

“Yield Volatility Percentage” shall mean the maximum increase in interest rates anticipated over the Expected Liquidation Period, as determined from time to time by the Administrative Agent.

Annex 5 to Purchase Agreement

FINANCIAL COVENANTS

I. Servicer

(a) Minimum Net Worth. Synnex and its Subsidiaries on a consolidated basis shall have a Minimum Net Worth, as of the Closing Date and as of the end of each fiscal quarter ending during the period from the Closing Date to and including November 30, 2002, of not less than $170,000,000. Thereafter, Synnex and its Subsidiaries on a consolidated basis shall have, as of the end of each fiscal quarter in each fiscal year ending after November 30, 2002, a Minimum Net Worth of not less than the sum of (i) the Minimum Net Worth required hereunder for the immediately preceding fiscal year plus (ii) an amount equal to fifty percent (50%) of the positive net income of Synnex and its Subsidiaries on a consolidated basis for such immediately preceding fiscal year plus (iii) an amount equal to one hundred percent (100%) of the amount of any equity raised by or capital contributed to Synnex during such immediately preceding fiscal year.

(b) Fixed Charge Coverage Ratio. Synnex, on a consolidated basis with its Subsidiaries shall have, for each Rolling Period from and after the Closing Date, a Fixed Charge Ratio of not less than ~~1.75~~1.70 to 1.00.

II. Seller

The Seller shall at all times have a Net Worth Percentage of not less than 5.0%. Capitalized terms used in this Annex 5 and not otherwise defined below shall have the respective meanings ascribed to them in Annex X.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Debt) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP; provided that for purposes of determining “Capital Expenditures” for Fiscal Year 2005, $3,000,000 spent on non-recurring, fixed asset purchases shall be excluded.

“EBITDA” shall mean, with respect to any Person for any fiscal period, the amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income (including LIFO adjustments), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation, amortization and LIFO adjustments) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (A) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (B) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Debt, of such Person, (H) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (I) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) EBITDA for the Rolling Period ending on such date to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to any fiscal period of Synnex, the sum of (a) cash Interest Expense during such period, plus (b) regularly scheduled payments of principal on Debt of Synnex and its Subsidiaries paid during such period (other than regularly scheduled payments or principal in respect of (i) Debt owing under this Agreement and the Credit ~~Agreement) of Synnex~~Facility and ~~its Subsidiaries paid during~~(ii) Debt owing by SYNNEX K.K. which matures within thirty-six (36) months of the date on which the amount of Fixed Charges is being determined so long as the aggregate principal amount of such ~~period~~Debt is less than or equal to $41,500,000 as of the date on which the amount of Fixed Charges is being determined; provided, however, that notwithstanding the foregoing, regularly scheduled payments of principal in respect of Debt owing by SYNNEX K.K. to the Development Bank of Japan in the aggregate principal amount of $1,025,359 shall be included for purposes of this clause (b)), plus (c) the aggregate amount of all Capital Expenditures made by Synnex and its Subsidiaries during such period other than Capital Expenditures related to the purchase of and improvements to the building occupied by Beijing SYNNEX Technologies Ltd. in an amount not to exceed $8,500,000, plus (d) income tax expense during such period, plus (e) any dividend, return of capital or any other distribution in connection with its capital stock.

“Interest Expense” shall mean, with respect to any fiscal period of Synnex, interest expense (whether cash or non-cash) of Synnex and its Subsidiaries on a consolidated basis for such period, including amortization of original issue discount on any Debt and of all fees payable in connection with the incurrence of such Debt (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease Obligation and including ~~the Redwood Yield~~all Daily Yield payable pursuant to the terms of the Purchase Agreement.

“Net Worth” shall mean, as of any date, the excess of (a) the consolidated assets of Synnex and its Subsidiaries over (b) the consolidated liabilities of Synnex and its Subsidiaries as determined in accordance with GAAP.

“Rolling Period” shall mean, as of the end of any Fiscal Quarter of Synnex, the immediately preceding four (4) Fiscal Quarters, including the Fiscal Quarter then ending.

(b) Rules of Construction Concerning Financial Covenants. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any Accounting Changes occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in any Related Document, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties thereto agree upon the required amendments thereto, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained therein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

Annex 5.02(a) to Purchase Agreement

REPORTING REQUIREMENTS OF THE SELLER

The Seller shall furnish, or cause to be furnished, to the ~~Purchasers~~Purchaser Agents, the Administrative Agent and (in the case of paragraph (b)(ii) and (f) below only) the Rating Agencies:

(a) Monthly Report. As soon as available, and in any event no later than 11:00 a.m. (New York time) on the ~~twelfth~~tenth Business Day of each fiscal month, a Monthly Report in the form of Exhibit 3.01(a)(iv) prepared by the Seller as of the last day of the previous fiscal month.

(b) Annual Audited Financials. As soon as available, and in any event within 90 days after the end of each fiscal year, financial information regarding the Originators and their respective Subsidiaries, certified by an Independent Accounting Firm in an unqualified report, consisting of consolidated and consolidating (i) balance sheets as of the close of such fiscal year and (ii) statements of income and cash flows for such fiscal year, setting forth in comparative form the figures for the prior fiscal year and the figures contained in the Projections for such fiscal year, all prepared in accordance with GAAP. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Synnex that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Originators and their respective Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such fiscal year and for the fiscal year then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Seller shall furnish, or cause to be furnished, to the Administrative Agent and each Purchaser Agent a Compliance Certificate with respect to such fiscal year as described in paragraph (c) below.

(c) Quarterly Financials. As soon as available, and in any event within 30 days after the end of each fiscal quarter, financial information regarding the Originators and their respective Subsidiaries, certified by the Chief Financial Officer of Synnex, consisting of consolidated and consolidating (i) unaudited balance sheets as of the close of such fiscal quarter and the related statement of income for that portion of the fiscal year ending as of the close of such fiscal quarter and (ii) unaudited statement of income for such fiscal quarter, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such fiscal year, all prepared in accordance with GAAP. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Synnex that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Originators and their respective Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such fiscal quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Seller shall furnish, or cause to be furnished, to the Administrative Agent and each Purchaser Agent, within 30 days after the end of each fiscal quarter, (Y) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each financial covenant set forth on Annex 5 and (Z) a management discussion and analysis that includes a comparison to budget for the fiscal year to date as of the end of such fiscal quarter and a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year.

(d) Monthly Financials. As soon as available, and in any event within 30 days after the end of each fiscal month, financial information regarding the Originators and their respective domestic Subsidiaries, certified by the Chief Financial Officer, the Vice President-Finance or the Controller of Synnex, consisting of (i) unaudited balance sheets for each Originator and each such domestic Subsidiary as of the close of such fiscal month and the related statement of income for that portion of the fiscal year ending as of the close of such fiscal month and (ii) unaudited statement of income for each Originator and each such domestic Subsidiary for such fiscal month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such fiscal year, all prepared in accordance with GAAP. Such financial information shall be accompanied by the certification of the Chief Financial Officer, the Vice President-Finance or the Controller of Synnex that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Originators and their respective domestic Subsidiaries, in each case as at the end of such month and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event.

(e) Operating Plan. As soon as available, but not later than 30 days prior to the end of each fiscal year, an annual operating plan for Synnex, approved by the Board of Directors of Synnex, for the following year, which will (i) include a statement of all of the material assumptions on which such plan is based, (ii) include monthly balance sheets and a monthly budget for the following year and (iii) integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, capital expenditures and facilities.

(f) Management Letters. Within five Business Days after receipt thereof by the Seller, copies of all management letters, exception reports or similar letters or reports received by the Seller from its independent certified public accountants.

(g) Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Seller has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Seller proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

(i) any Incipient Termination Event or Termination Event;

(ii) any Adverse Claim made or asserted against any of the Seller Collateral of which it becomes aware;

(iii) the occurrence of any event that would have a material adverse effect on the aggregate value of the Seller Collateral or on the assignments and Liens granted by the Seller pursuant to this Agreement;

(iv) the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of either Transfer Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $1 million or more;

(v) the commencement of a case or proceeding by or against the Seller seeking a decree or order in respect of the Seller (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Seller or for any substantial part of its assets, or (C) ordering the winding-up or liquidation of the affairs of the Seller;

(vi) the receipt of notice that (A) the Seller is being placed under regulatory supervision, (B) any license, permit, charter, registration or approval necessary for the conduct of the Seller’s business is to be, or may be, suspended or revoked, or (C) the Seller is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation may have a Material Adverse Effect; or

(vii) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(h) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by the Seller or any Originator to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Seller or any Originator with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by the Seller or any Originator to the public concerning material adverse changes or developments in the business of any such Person.

(i) Litigation. Promptly upon learning thereof, written notice of any Litigation affecting the Seller, the Transferred Receivables or the Seller Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against the Seller or any ERISA Affiliate of the Seller in connection with any Plan, (iv) alleges criminal misconduct the Seller or (v) would, if determined adversely, have a Material Adverse Effect.

(j) Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Seller or the Originators or any of their respective Subsidiaries as the ~~Purchasers~~Purchaser Agents and the Administrative Agent shall, from time to time, request.

(k) Miscellaneous Certifications. As soon as available, and in any event within 90 days after the end of each fiscal year, (i) a Bringdown Certificate, (ii) a Servicer’s Certificate, and (iii) if requested, an opinion of counsel, in form and substance satisfactory to the ~~Purchasers~~Purchaser Agents and the Administrative Agent, reaffirming as of the date of such opinion the opinion of counsel with respect to the Seller and the Originators delivered to the ~~Purchasers~~Purchaser Agents and the Administrative Agent on the Closing Date.

Annex 5.02(b) to Purchase Agreement

INVESTMENT REPORTS

The Seller shall furnish, or cause to be furnished, to the ~~Purchasers~~Purchaser Agents and the Administrative Agent the following:

(a) As soon as available, and in any event no later than 11:00 a.m. (New York time) on the third Business Day of each week, an Investment Base Certificate, which shall be prepared by the Seller or the Servicer as of the last day of the previous week; provided, that if (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) the Administrative Agent, in good faith, believes that an Incipient Termination Event or a Termination Event is imminent or deems the Purchasers’ rights or interests in the Transferred Receivables or the Seller Collateral insecure, then additional Investment Base Certificates shall be delivered for such periods and as frequently as the Administrative Agent shall request; and

(b) Such other reports, statements and reconciliations with respect to the Investment Base or Seller Collateral as any Purchaser Agent or the Administrative Agent shall from time to time request in its reasonable discretion.

Annex 7.07 to Purchase Agreement

REPORTING REQUIREMENTS OF THE SERVICER

The Servicer shall furnish, or cause to be furnished, to the ~~Purchasers~~Purchaser Agents and the Administrative Agent all of the following (except if the Servicer is an Originator, in which case the Servicer shall not be required to furnish the information required in paragraphs (a) and (b) below):

(a) Annual Audited Financials. As soon as available, and in any event within 90 days after the end of each fiscal year, financial information regarding the Servicer and its Subsidiaries, certified by an Independent Accounting Firm in an unqualified report, consisting of consolidated and consolidating (i) balance sheets as of the close of such fiscal year and (ii) statements of income and cash flows for such fiscal year, setting forth in comparative form the figures for the prior fiscal year and the figures contained in the Projections for such fiscal year, all prepared in accordance with GAAP. Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Servicer that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Servicer and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such fiscal year and for the fiscal year then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the ~~Seller~~Servicer shall furnish, or cause to be furnished, to the Administrative Agent and each Purchaser Agent a Compliance Certificate with respect to such fiscal year as described in paragraph (c) below.

(b) Quarterly Officer’s Certificate. As soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year and 90 days after the end of each fiscal year, an Officer’s Certificate stating, as to each signer thereof, that (i) a review of the activities of the Servicer during the preceding fiscal quarter and of its performance under this Agreement has been made under such officer’s supervision, (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement throughout such period or, if there has been a default in the fulfillment of any such obligation, describing the nature and status thereof and all efforts undertaken to cure such default, (iii) there was no Event of Servicer Termination in existence as of such time or, if an Event of Servicer Termination shall have occurred and be continuing, describing the nature and status thereof and all efforts undertaken to cure such Event of Servicer Termination, (iv) the Servicer has complied with each of its covenants under the Purchase Agreement and the other Related Documents, including those covenants set forth in Section 7.06 of the Purchase Agreement and Annex 5, and (v) each of the representations and warranties of the Servicer contained in the Purchase Agreement or in any other Related Document is true and correct in all respects and with the same force and effect as though made on and as of the date of such certification, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted therein.

(c) Management Letters. Within five Business Days after receipt thereof by the Servicer, copies of all management letters, exception reports or similar letters or reports received by the Servicer from its independent certified public accountants.

(d) Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Servicer has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

(i) any Incipient Termination Event, Termination Event, Incipient Servicer Termination Event or Event of Servicer Termination;

(ii) any Adverse Claim made or asserted against any of the Seller Collateral of which it becomes aware;

(iii) the occurrence of any event that would have a material adverse effect on the aggregate value of the Seller Collateral or on the assignments and Liens granted by the Seller pursuant to this Agreement;

(iv) the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of either Transfer Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $1 million or more; or

(v) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(e) SEC Filings and Press Releases. Promptly upon their becoming available, copies of: (i) all financial statements, reports, notices and proxy statements made publicly available by the Servicer to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by the Servicer with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by the Servicer to the public concerning material adverse changes or developments in the business of any such Person.

(f) Litigation. Promptly upon learning thereof, written notice of any Litigation affecting any Originator, the Seller, the Servicer, the Transferred Receivables or the Seller Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) is or is reasonably likely to be asserted by an Obligor with respect to any Transferred Receivable and with respect to which the amount in dispute is or may be reasonably expected to be in excess of $100,000, (ii) seeks damages in excess of $500,000, (iii) seeks injunctive relief, (iv) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Originator, the Servicer or the Seller or ERISA Affiliate thereof in connection with any Plan, (v) alleges criminal misconduct by any Originator, the Seller or the Servicer or (vi) would, if determined adversely, have a Material Adverse Effect.

(g) Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of the Servicer or any of its Subsidiaries as the ~~Purchasers~~Purchaser Agents and the Administrative Agent shall, from time to time, request.

~~CH1 2436738v8~~

EXHIBIT B

EXECUTION COPY

ANNEX X

to

AMENDED AND RESTATED RECEIVABLES TRANSFER AGREEMENT

and

AMENDED AND RESTATED RECEIVABLES PURCHASE AND SERVICING AGREEMENT

each dated as of

August 30, 2002

Definitions and Interpretation

CH1 3012114v~~11~~12

SECTION 1. Definitions and Conventions. Capitalized terms used in the Transfer Agreements and the Purchase Agreement shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred in by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Accrued Monthly Yield” shall mean, with respect to any Purchaser Group as of any date of determination within a Settlement Period, the sum of the Daily Yields for such Purchaser Group for each day from and including the first day of the Settlement Period through and including such date.

“Accrued Servicing Fee” shall mean, as of any date of determination within a Settlement Period, the sum of the Servicing Fees calculated for each day from and including the first day of the Settlement Period through and including such date.

“Accrued Unused Facility Fee” shall mean, with respect to any Purchaser Group as of any date of determination within a Settlement Period, the sum of the Unused Facility Fees owing to such Purchaser Group calculated for each day from and including the first day of the Settlement Period through and including such date.

“Accumulated Funding Deficiency” shall mean an “accumulated funding deficiency” as defined in Section 412 of the IRC and Section 302 of ERISA, whether or not waived.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Purchase Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Purchase Agreement.

“Administrative Agent” shall have the meaning set forth in the Preamble of the Purchase Agreement.

“Administrative Agent Fee Letter” shall mean that certain letter agreement dated as of ~~November 10,~~December 13, 2004 between the Seller and the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under a Transfer Agreement or the Purchase Agreement.

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“Affected Party” shall mean each of the following Persons: each Conduit Purchaser, each Committed Purchaser, the Swing Line Purchaser, each Purchaser Agent, each Program Support Provider, the Administrative Agent, the Depositary and each Affiliate of the foregoing Persons.

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, or (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Capital Investment” shall mean, as of any date of determination, an amount equal to the sum of all Capital Investments for each Purchaser.

“Aggregate Capital Investment Available” shall mean, as of any date of determination, the amount, if any, by which Availability exceeds Aggregate Capital Investment, in each case as of the end of the immediately preceding day.

“Ancillary Services and Lease Agreement” shall mean that certain Ancillary Services and Lease Agreement dated as of December 19, 1997 between SFC and Synnex, pursuant to which Synnex agrees to provide office space and certain administrative and clerical services to SFC and to advance to SFC subordinated loans from time to time in an aggregate not to exceed $500,000 to satisfy SFC’s initial and ongoing administrative and operating expenses.

“Amendment Effective Date” shall mean ~~November 10,~~December 13, 2004.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Applicable Purchaser” shall mean, with respect to each Purchaser Group, each Purchaser which has made (or will make) a Purchase and, with respect to a Swing Line Purchase, the Swing Line Purchaser.

“Approved Receivable” shall mean, (a) all Receivables originated by an Originator and (b) those Receivables originated by another Person and subsequently acquired by an Originator that have been approved in writing by the Administrative Agent and each Purchaser Agent.

“Assignment Agreement” shall mean an agreement substantially in the form of Exhibit 14.02(b) to the Purchase Agreement.

“Authorized Officer” shall mean, with respect to any corporation, the Chairman or Vice-Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Secretary, the Treasurer, any Assistant Secretary, any Assistant Treasurer and each other officer of such corporation specifically authorized in resolutions of the Board of Directors of

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such corporation to sign agreements, instruments or other documents on behalf of such corporation in connection with the transactions contemplated by the Transfer Agreements, the Purchase Agreement and the other Related Documents.

“Availability” shall mean, as of any date of determination, the amount equal to the lesser of: (a) (i) the Investment Base multiplied by the Purchase Discount Rate, minus (ii) the Yield Discount Amount, and (b) the Maximum Purchase Limit.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Purchase Agreement.

“Bringdown Certificate” shall mean an Officer’s Certificate substantially in the form of Exhibit 3.01(a)(i) to the Purchase Agreement.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or the State of California.

“Capital Investment” shall mean, as of any date of determination with respect to any Purchaser, the amount equal to (a) the aggregate deposits made by such Purchaser to the Collection Account pursuant to Section 2.04(b)(i) or (ii) of the Purchase Agreement on or before such date, plus (b) the aggregate amount of Settlement Purchases made by such Purchaser, plus (c) if such Purchaser is a Committed Purchaser, any amounts advanced by such Committed Purchaser to its related Conduit Purchaser under the applicable Program Support Agreement in respect of Capital Investment when purchasing the Transferred Receivables owned by such Conduit Purchaser, minus (d) if such Purchaser is a Conduit Purchaser, any amounts advanced by the related Committed Purchaser to such Conduit Purchaser under the applicable Program Support Agreement in respect of Capital Investment when purchasing the Transferred Receivables owned by the Conduit Purchaser, minus (e) if such Purchaser is the Swing Line Purchaser, the aggregate amount of proceeds of Settlement Purchases received by such Purchaser pursuant to Section 2.01(b)(ii) of the Purchase Agreement minus (f) the sum of all amounts disbursed to such Purchaser in reduction of Capital Investment pursuant to Sections 6.02, 6.03, 6.04 or 6.05 of the Purchase Agreement on or before such date.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

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“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Capital Purchase” shall have the meaning assigned to it in Section 2.01(a) of the Purchase Agreement.

“Change of Control” shall mean any event, transaction or occurrence as a result of which (a) the Mitac Group shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with ownership of at least fifty-one percent (51%) of all classes of outstanding capital Stock of each Originator on a fully diluted basis; provided, however that if Synnex completes a public offering of its capital stock, a “Change of Control” pursuant to this clause (a) shall not occur unless the Mitac Group shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with ownership of at least forty percent (40%) of the outstanding capital Stock of all classes of each Originator on a fully diluted basis, (b) Synnex shall cease to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of the Seller, or (c) any Originator has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets.

“Charges” shall mean (i) all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Transferred Receivables or any other Seller Collateral or any other property of either Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of either Originator or the Seller.

“Closing Date” shall mean August 30, 2002.

“Collection Account” shall mean that certain segregated deposit account established by the Purchaser and maintained with the Depositary designated as the “Collection Account (Synnex),” account number 01419647, ABA No. 021 001 033, or such other account established in accordance with the requirements set forth in Section 6.01(b)(iii) of the Purchase Agreement.

“Collections” shall mean, with respect to any Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible).

“Commercial Paper” shall mean those certain short-term promissory notes issued by a Conduit Purchaser from time to time in the United States of America commercial paper market.

“Commitment” shall mean, with respect to each Committed Purchaser, the maximum amount which such Purchaser is obligated to pay under the Purchase Agreement in respect of all Purchases, as set forth on Exhibit A to the Purchase Agreement or below its signature to its Assignment Agreement, as the case may be, as such amount may be modified in connection with a subsequent assignment pursuant to Section 14.02 of the Purchase Agreement or in connection with a reduction in the Maximum Purchase Limit pursuant to Section 2.02 of the Purchase Agreement.

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“Commitment Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Purchase Agreement.

“Commitment Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Purchase Agreement.

“Committed Purchaser” shall mean each Person identified as a committed purchaser on the signature pages to the Purchase Agreement (or amendment thereto) or on the signature pages to any Assignment Agreement, as the case may be, and each such Person’s permitted successors and assigns.

“Committed Purchaser Daily Yield” shall mean, for any Committed Purchaser for any day, the product of (i) the sum of the Committed Purchaser Daily Yield Rate for such Committed Purchaser for such day, plus the applicable Daily Margin on such day, plus, if a Termination Event has occurred and is continuing, the Daily Default Margin, multiplied by (ii) such Committed Purchaser’s Capital Investment outstanding on such day.

“Committed Purchaser Daily Yield Rate” shall mean, for any day during a Settlement Period for each Committed Purchaser, the interest rate identified as the “Committed Purchaser Daily Yield Rate” in the Purchaser Group Fee Letter for such Committed Purchaser’s Purchaser Group.

“Committed Purchaser Expiry Date” shall mean August 30, 2008 (as such date may be extended for additional periods from time to time upon the written agreement of the Purchasers, the Purchaser Agents and the Administrative Agent).

“Committed Purchaser Percentage” shall mean, with respect to each Committed Purchaser within a particular Purchaser Group, such Committed Purchaser’s Commitment divided by the Group Commitment of such Purchaser Group.

“ComputerLand” shall mean ComputerLand Corporation, a California corporation.

“Concentration Discount Amount” shall mean, with respect to any Obligor and as of any date of determination after giving effect to all Eligible Receivables to be transferred on such date, the amount by which the Outstanding Balance of Eligible Receivables owing by such Obligor exceeds (i) five percent (5%) multiplied by (ii) the Outstanding Balance of all Eligible Receivables on such date; provided, that, (a) with respect to IBM Credit Corporation and GE Commercial Distribution Finance Corporation, the percentage referenced in clause (i) above shall be fifteen percent (15%) rather than five percent (5%) if and so long as (1) the current public rating of the senior, unsecured and unguaranteed short-term indebtedness of IBM Credit Corporation or, with respect to GE Commercial Distribution Finance Corporation, GE Capital, as the case may be, is not less than A-1 by S&P and P-1 by Moody’s and (2) the current public rating of the senior, unsecured and unguaranteed long-term indebtedness of IBM Credit Corporation or, with respect to GE Commercial Distribution Finance Corporation, GE Capital, as

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the case may be, is not less than A- by S&P and A3 by Moody’s, (b) with respect to Best Buy, Co., Inc. the percentage referenced in clause (i) above shall be ten percent (10%) rather than five percent (5%) if and so long as Best Buy, Co., Inc.’s senior, unsecured and unguaranteed long-term indebtedness has been rated not less than BBB- by S&P and Baa3 by Moody’s, and (c) with respect to Dell, the percentage referenced in clause (i) above shall be twenty percent (20%) rather than five percent (5%) if and so long as Dell’s senior, unsecured and unguaranteed long-term indebtedness has been rated not less than BBB+ by S&P and Baa1 by Moody’s.

The percentage referenced in clause (i) with respect to any Obligor (including Dell, Best Buy, Co., Inc., IBM Credit Corporation and GE Commercial Distribution Finance Corporation) may be changed at any time in the reasonable business judgment of the Administrative Agent and, in the case of an increase only (and only if the Rating Agency Condition is applicable at such time), upon satisfaction of the Rating Agency Condition with respect thereto. It is hereby understood and agreed that the Concentration Discount Amount for IBM Credit Corporation and GE Commercial Distribution Finance Corporation (each, a “Floorplan Obligor”) shall be determined without duplication of the Concentration Discount Amount for each Obligor financed by such Floorplan Obligor.

“Conduit Purchaser” shall mean each Person identified as a conduit purchaser on the signature pages to the Purchase Agreement (or amendment thereto) or on the signature pages to any Assignment Agreement, as the case may be, and each such Person’s permitted successors and assigns.

“Conduit Purchaser Daily Yield” shall mean, with respect to any Conduit Purchaser for any day, the product of (i) the sum of the Conduit Purchaser Yield Rate for such Conduit Purchaser for such day, plus the applicable Daily Margin on such day, plus, if a Termination Event has occurred and is continuing, the Daily Default Margin, multiplied by (ii) such Conduit Purchaser’s Capital Investment outstanding on such day.

“Conduit Purchaser Daily Yield Rate” shall mean, for any day during a Settlement Period for each Conduit Purchaser, the interest rate identified as the “Conduit Purchaser Daily Yield Rate” in the Purchaser Group Fee Letter for such Conduit Purchaser’s Purchaser Group.

“Contract” shall mean any agreement (including any invoice) pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of each Transfer Agreement.

“Credit and Collection Policies” shall mean the credit, collection, customer relations and service policies of the Originators in effect on the Closing Date, as the same may from time to time be amended, restated, supplemented or otherwise modified with the written consent of the Administrative Agent.

“Credit Facility” shall mean that certain Amended and Restated Credit Agreement dated as of July 9, 2002, among Synnex, as borrower, the lenders party thereto and GE Capital, as agent for itself and the other lenders party thereto, and the other loan documents executed in

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connection therewith, together with such amendments, restatements, supplements or modifications thereto or any refinancings, replacements or refundings thereof as may be agreed to by the Requisite Purchasers and the Administrative Agent.

“Daily Default Margin” shall mean, for any day on which a Termination Event has occurred and is continuing, two percent (2.0%) divided by 360.

“Daily Margin” shall mean, with respect to any Purchaser Group for any day, the Per Annum Daily Margin for such Purchaser Group on such day (as set forth in the applicable Purchaser Group Fee Letter) divided by 360.

“Daily Yield” means, for any day, the sum of (a) the aggregate amount of Conduit Purchaser Daily Yield for all Conduit Purchasers for such day, (b) the aggregate amount of Committed Purchaser Daily Yield for all Committed Purchasers for such day and (c) the aggregate amount of Swing Line Purchaser Daily Yield for such day.

“Daily Yield Rate” shall mean (i) with respect to each Conduit Purchaser, the Conduit Purchaser Daily Yield Rate for such Conduit Purchaser, (ii) with respect to each Committed Purchaser, the Committed Purchaser Daily Yield Rate for such Committed Purchaser and (iii) with respect to the Swing Line Purchaser, the Swing Line Purchaser Daily Yield Rate.

“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred 90 days or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) the “Obligations,” as that term is defined in the Credit Facility and (l) the Seller Secured Obligations.

“Defaulted Receivable” shall mean any Receivable (a) with respect to which any payment, or part thereof, remains unpaid for more than 90 days after its Maturity Date, (b) with respect to which the Obligor thereunder has taken any action, or suffered any event to occur, of

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the type described in Sections 9.01(c) or 9.01(d) of the Purchase Agreement or (c) that otherwise is determined to be uncollectible and is written off in accordance with the Credit and Collection Policies.

“Default Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) (i) the aggregate of the respective Outstanding Balances of all Transferred Receivables which constituted Defaulted Receivables as of the last day of the three Settlement Periods immediately preceding such date, plus (ii) without duplication, the aggregate Outstanding Balance of Transferred Receivables that were written off as uncollectible during such Settlement Periods to

(b) the aggregate original Outstanding Balances of all Transferred Receivables created in the fifth, sixth and seventh Settlement Periods immediately preceding such date.

“Delinquency Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate of the respective Outstanding Balances of all Transferred Receivables which constituted Delinquent Receivables as of the last day of the three Settlement Periods immediately preceding such date to

(b) the aggregate original Outstanding Balances of all Transferred Receivables created in the fourth, fifth and sixth Settlement Periods immediately preceding such date.

“Delinquent Receivable” shall mean any Receivable, other than a Defaulted Receivable, with respect to which any payment, or part thereof, remains unpaid for more than 60 days past its Maturity Date.

“Dell” shall mean Dell Computer Corporation, a Delaware corporation.

“Depositary” shall mean Deutsche Bank Trust Company Americas, or any other Person designated as the successor Depositary by the Administrative Agent.

“Dilution Factors” shall mean, with respect to any Receivable, any net credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (whether express or implied), warehouse and other allowances, disputes, setoffs, chargebacks, defective returns, other returned or repossessed goods, inventory transfers, allowances for early payments and other similar allowances that are reflected on the books of the Originators and made or coordinated with the usual practices of the Originators; provided, that any allowances or

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adjustments in accordance with the Credit and Collection Policies made on account of the insolvency of the Obligor thereunder or such Obligor’s inability to pay shall not constitute a Dilution Factor.

“Dilution Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Dilution Factors during the first Settlement Period immediately preceding such date to

(b) the aggregate Billed Amount of all Transferred Receivables originated during the second Settlement Period immediately preceding such date.

“Dilution Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

[(ADR x 2.00) + [(HDR - ADR)	x HDR] ]	x DILHOR
	ADR	NRPB

where:

ADR =	the average of the respective Dilution Ratios as of the last day of the 12 Settlement Periods immediately preceding such date.

HDR =	the highest Dilution Ratio during the 12 Settlement Periods immediately preceding such date.

DILHOR =	the sum of (a) the aggregate Billed Amount of Eligible Receivables originated during the first Settlement Period immediately preceding such date, plus (b) one-half of the aggregate Billed Amount of Eligible Receivables originated during the second Settlement Period immediately preceding such date.

NRPB =	the Outstanding Balance of Eligible Receivables as of the last day of the first Settlement Period immediately preceding such date.

Notwithstanding the foregoing, the Dilution Reserve Ratio may be changed at any time by the Administrative Agent and the Purchaser Agents, in the exercise of their reasonable business judgment, and, in the case of a decrease only and only if the Rating Agency Condition is applicable at such time, upon satisfaction of the Rating Agency Condition with respect thereto.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Dynamic Purchase Discount Rate” shall mean, as of any date of determination, the rate equal to (a) 100% minus (b) the sum of (i) the Loss Reserve Ratio plus (ii) the Dilution Reserve Ratio.

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“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of each Transfer Agreement.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a) that is not a liability of an Excluded Obligor;

(b) that is not a liability of an Obligor (i) organized under the laws of any jurisdiction outside of the United States of America or (ii) having its principal place of business outside of the United States of America;

(c) that is only denominated and payable in Dollars in the United States of America;

(d) that is not and will not be subject to any right of rescission, set-off, recoupment, counterclaim or defense, whether arising out of transactions concerning the Contract therefor or otherwise;

(e) that is not a Delinquent Receivable or a Defaulted Receivable;

(f) that does not represent “billed but not yet shipped” goods or merchandise, unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the applicable Originator, or acceptance by or other act of the Obligor thereunder or any other Person, remains to be performed as a condition to any payments on such Receivable;

(g) as to which the representations and warranties of Sections 4.01(v)(ii)-(iv) of the applicable Transfer Agreement are true and correct in all respects as of the Transfer Date therefor;

(h) that is not the liability of an Obligor that has any claim of a material nature against or affecting either Originator or the property of either Originator; provided, that, claims which arise in the ordinary course of business and are properly reflected in contra accounts on the books and records of the Originators, the Purchaser and the Servicer shall not cause an otherwise Eligible Receivable to become ineligible under this paragraph (h) but shall instead cause a reduction in the Outstanding Balance of such Eligible Receivables for all computational purposes under the Related Documents;

(i) that is a true and correct statement of a bona fide indebtedness incurred in the amount of the Billed Amount of such Receivable for merchandise sold to or services rendered and accepted by or on behalf of the Obligor thereunder or, in the case of a Financing Receivable, a third party financed by the Obligor thereunder;

(j) that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

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(k) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms;

(l) that is entitled to be paid pursuant to the terms of the Contract therefor, has not been paid in full or been compromised, adjusted, extended, satisfied, subordinated, rescinded or modified, and is not subject to compromise, adjustment, extension, satisfaction, subordination, rescission, or modification by either Originator;

(m) with respect to which the applicable Originator has submitted all necessary documentation for payment to the Obligor thereunder and has fulfilled all of its other obligations in respect thereof;

(n) the stated term of which, if any, is not greater than 60 days after its Billing Date except with respect to Financing Receivables, the stated term of which is not greater then (i) thirty days after its Billing Date at any time during the sixty-day period immediately following the Closing Date, and (ii) ten days after its Billing Date at any time thereafter;

(o) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that could have a material adverse effect on the collectibility, value or payment terms of such Receivable;

(p) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that might materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(q) with respect to which the Obligor thereunder is not: (i) bankrupt or insolvent, (ii) unable to make payment of its obligations when due, (iii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iv) the subject of a comparable receivership or insolvency proceeding;

(r) that is an “account” (and is not evidenced by a promissory note or other instrument and is not chattel paper) within the meaning of the UCC of the jurisdictions in which each of the Originators and the Seller are organized;

(s) that is payable solely and directly to the applicable Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to the Collection Account or otherwise as directed pursuant to Article VI of the Purchase Agreement;

(t) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect;

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(u) that is created through the provision of merchandise, goods or services by the applicable Originator in the ordinary course of its business in a current transaction to or for the benefit of the Obligor thereunder or, in the case of a Financing Receivable, to a third party financed by the Obligor thereunder;

(v) that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(w) with respect to which, if such Receivable is a Financing Receivable or a Floorplan Financed Receivable, the Obligor under such Financing Receivable or the related Financing Receivable, respectively, has entered into an intercreditor agreement with GE Capital, Redwood, Synnex and SFC, in form and substance satisfactory to the Administrative Agent, the Purchaser Agents and the agent under the Credit Facility; and

(x) that complies with such other criteria and requirements as the Administrative Agent may from time to time specify to the Seller or the Originators upon 10 days’ prior written notice or, if so required by any Rating Agency, upon such notice as may be specified by such Rating Agency.

“Environmental Laws” shall mean all Federal, state and local and foreign laws, statutes, ordinances, orders and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sections 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) (“RCRA”); the Toxic Substance Control Act, as amended (15 U.S.C. Sections 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Sections 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. Sections 651 et seq.) (“OSHA”); and the Safe Drinking Water Act, as amended (42 U.S.C. Sections 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to either Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to either Originator or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of such Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of such Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by such Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.

“ESOP” shall mean a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Servicer Termination” shall have the meaning assigned to it in Section 9.02 of the Purchase Agreement.

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of either Originator or the Seller, (b) with respect to which 50% or more of the aggregate Outstanding Balance of all Receivables owing by such Obligor are Delinquent Receivables or Defaulted Receivables, or (c) listed on Annex 2 to the Purchase Agreement as revised from time to time pursuant to a letter in the form of Exhibit A thereto.

“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Purchase Agreement, (b) 90 days prior to the Final Purchase Date, (c) 90 days prior to the date of termination of the Maximum Purchase Limit specified in a notice from the Seller to the Purchaser delivered pursuant to and in accordance with Section 2.02(b) of the Purchase Agreement, (d) two (2) Business Days prior to the occurrence of the Committed Purchaser Expiry Date and (e) the delivery of notice by GE Capital as “Agent” under the Credit Facility to the Administrative Agent and each Purchaser Agent that a “Stop Event” under (and as defined in) the Credit Facility has occurred.

“Fair Labor Standards Act” shall mean the provisions of the Fair Labor Standards Act, 29 U.S.C. § § 201 et seq.

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“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by the Administrative Agent.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letter” shall mean, as applicable, the Administrative Agent Fee Letter or any Purchaser Group Fee Letter.

“Final Purchase Date” shall mean the sixth anniversary of the Closing Date.

“Financing Receivable” shall mean a Receivable which evidences the obligation of an Obligor to pay the purchase price of merchandise, goods or services which are neither purchased nor deemed purchased by such Obligor.

“Floorplan Financed Receivable” shall mean a Receivable which evidences the obligation of an Obligor to pay the purchase price of merchandise, goods or services purchased or deemed purchased by such Obligor and with respect to which a corresponding Financing Receivable has been created.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation, and its successors and assigns.

“GE Capital Fee Letter” shall mean that certain letter agreement dated ~~November 10,~~December 13, 2004, between the Seller and GE Capital, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“General Trial Balance” shall mean, with respect to either Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to SFC.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Government Obligor Excess Concentration Amount” shall mean, as of any date of determination, the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables which respect to which the Obligor thereon is a Governmental Authority, over (ii) the lesser of (a) an amount equal to 3.0% of the aggregate Outstanding Balance of all Eligible Receivables as of such date and (b) $5,000,000.

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“Group Commitment” shall mean, with respect to any Purchaser Group, the aggregate of all of the Commitments of the Committed Purchasers within such Purchaser Group.

“Group Purchase Limit” shall mean, with respect to each Purchaser Group, the maximum amount of Transferred Receivables which the Purchasers in such Purchaser Group may purchase, as set forth on Exhibit A to the Purchase Agreement or below its signature to its Assignment Agreement, as the case may be, as such amount may be modified in connection with a subsequent assignment pursuant to Section 14.02 of the Purchase Agreement or in connection with a reduction in the Maximum Purchase Limit pursuant to Section 2.02 of the Purchase Agreement.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08 of the Purchase Agreement.

“Independent Accounting Firm” shall mean any of (i) Deloitte & Touche LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP or (iv) PricewaterhouseCoopers LLP or any of their respective successors so long as such successor is one of the four largest United States accounting firms; provided, that such firm is independent with respect to Synnex within the meaning of the Securities Act of 1933, as amended.

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“Intercreditor Agreement” shall mean each of (i) that certain Intercreditor Agreement dated as of December 19, 1997, entered into by and among Synnex, the Seller, Redwood Receivables Corporation and GE Capital, in various capacities, (ii) that certain Intercreditor Agreement dated as of January 16, 1998, entered into by and among Synnex, the Seller, Redwood Receivables Corporation, GE Capital, in various capacities and Deutsche Financial Services Corporation, (iii) that certain Intercreditor Agreement dated as of April 10, 1998, entered into by and among Synnex, the Seller, Redwood Receivables Corporation, GE Capital, in various capacities and Finova Capital Corporation, (iv) that certain Intercreditor Agreement dated as of March 20, 1998, entered into by and among Synnex, the Seller, Redwood Receivables Corporation, GE Capital, in various capacities and Transamerica Commercial Finance Corporation, and (v) that certain Intercreditor Agreement dated as of April 10, 1998, entered into by and among Synnex, the Seller, Redwood Receivables Corporation, GE Capital, in various capacities and IBM Credit Corporation, in each case, as such agreements may be amended, restated, supplemented or otherwise modified from time to time.

“Investment Base” shall mean, as of any date of determination, the amount equal to the Outstanding Balance of Eligible Receivables, minus the Reserves with respect thereto, minus the Government Obligor Excess Concentration Amount as of such date.

“Investment Base Certificate” shall have the meaning assigned to it in Section 2.03(a) of the Purchase Agreement.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

“Investment Reports” shall mean the reports with respect to the Transferred Receivables and the Seller Collateral referred to in Annex 5.02(b) to the Purchase Agreement.

“Investments” shall mean, with respect to any Seller Deposit Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder, and any successors thereto.

“IRS” shall mean the Internal Revenue Service.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

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“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Purchase Agreement.

“Lockbox Account” shall mean any segregated deposit account established by the Seller for the deposit of Collections pursuant to and in accordance with Section 6.01(a) of the Purchase Agreement.

“Lockbox Agreement” shall mean any agreement among the Originators, the Seller, GE Capital, as agent, and a Lockbox Bank with respect to a Lockbox and Lockbox Account that provides, among other things, that (a) all items of payment deposited in such Lockbox and Lockbox Account are held by such Lockbox Bank as custodian for GE Capital, as agent, (b) such Lockbox Bank has no rights of setoff or recoupment or any other claim against such Lockbox Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such Lockbox Account and for returned checks or other items of payment and (c) such Lockbox Bank agrees to forward all Collections received in such Lockbox Account to the Collection Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Lockbox Bank” shall mean any bank or other financial institution at which one or more Lockbox Accounts are maintained.

“Loss Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

2 x ARR x	DEFHOR
NRPB

where:

ARR =	the highest Three Month Aged Receivables Ratio during the 12 Settlement Periods immediately preceding such date.

DEFHOR =	the aggregate Billed Amount of Eligible Receivables originated during the three Settlement Periods immediately preceding such date.

NRPB =	the Outstanding Balance of Eligible Receivables as of the last day of the first Settlement Period immediately preceding such date.

Notwithstanding the foregoing, the Loss Reserve Ratio may be changed at any time by the Administrative Agent and each Purchaser Agent, in the exercise of their reasonable business judgment, and, in the case of a decrease only and only if the Rating Agency Condition is applicable at such time, upon satisfaction of the Rating Agency Condition with respect thereto.

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“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, prospects or financial or other condition of (i) either Originator, (ii) the Seller or (iii) the Servicer and its Subsidiaries considered as a whole, (b) the ability of either Originator, the Seller or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of SFC, the Purchasers, the Purchaser Agents or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables, the Contracts therefor, the Originator Collateral, the Seller Collateral or the ownership interests or Liens of SFC or the Purchaser thereon or the priority of such interests or Liens.

“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, thirty (30) days from the Billing Date.

“Maximum Purchase Limit” shall mean $275,000,000, as such amount may be reduced in accordance with Section 2.02(a) of the Purchase Agreement.

“Mitac Group” shall mean any or all of Mitac International Corp., a Taiwanese corporation, Union Petrochemical Corp., a Taiwanese corporation, and Synnex Technology International, a Taiwanese corporation.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Purchase Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which either Originator or an ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Originator” shall mean Synnex, in its capacity as the Originator under the Transfer Agreement and any other Person as the Administrative Agent and each Purchaser Agent shall approve from time to time in its sole discretion.

“Originator Collateral” shall have the meaning assigned to it in Section 6.01 of each Transfer Agreement.

“Originator Group” shall mean the Originators and each of their Affiliates.

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“Outstanding Balance” shall mean, with respect to any Receivable and as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to or any other modifications that reduce such Billed Amount (provided, that if the Administrative Agent or the Servicer makes a determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero) minus (d) all contra accounts maintained by the Originators, the Purchaser or the Servicer with respect to the Obligor thereof; provided, that for all purposes of calculating the aggregate Outstanding Balances of two or more Receivables, a Financing Receivable and its corresponding Floorplan Financed Receivable together shall be deemed to have an aggregate Outstanding Balance equal to the lesser of the Outstanding Balances thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Per Annum Daily Margin” with respect to any Purchaser Group, shall mean the “Per Annum Daily Margin” set forth in the Purchaser Group Fee Letter for such Purchaser Group.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 5.2 of the Credit Agreement; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Originator, the Seller or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Seller or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $500,000 at any one time; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Seller or the Servicer is a party; (h) any attachment or judgment Lien not constituting a Termination Event under Section 9.01(f) of the Purchase Agreement; (i) purchase money security interests granted by any Originator to secure the payment of the purchase price of inventory acquired by such Originator, so long as such purchase money security interest extends only to the inventory acquired thereby (and not to any proceeds thereof, including any Receivables); (j) Liens existing on the Closing Date and listed on Schedule 4.03(b) of any Transfer Agreement or Schedule 5.03(b) of the Purchase Agreement; (k) zoning restrictions, easements, licenses, or other restrictions on the use of real property owned by any Originator or the Servicer or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property and (l) presently existing or hereinafter created Liens in favor of SFC, the Purchasers or the Administrative Agent.

“Permitted Investments” shall mean any of the following:

(a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

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(b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided, that the short-term debt obligations of the party agreeing to repurchase are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(c) federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided, that the short-term obligations of such depository institution or trust company are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 30 days that on the date of acquisition are rated at least A-1+ or the equivalent by S&P and P-1 or the equivalent by Moody’s;

(e) securities of money market funds rated at least AAA or the equivalent by S&P and P-1 or the equivalent by Moody’s; and

(f) such other investments with respect to which each Rating Agency shall have confirmed in writing to the Purchaser that such investments shall not result in a withdrawal or reduction of the then current rating by such Rating Agency of the Commercial Paper.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that either Originator or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by either Originator or an ERISA Affiliate.

“Pro Rata Share” shall mean, with respect to each Purchaser Group, such Purchaser Group’s Group Commitment divided by the aggregate Commitments of all Purchaser Groups.

“Program Support Agreement” shall mean any agreement entered into in connection with the Purchase Agreement pursuant to which a Program Support Provider agrees to make advances to, or purchase assets from, or otherwise provide credit enhancement or liquidity support to, any Conduit Purchaser in order to provide liquidity for such Conduit Purchaser’s Purchases under the Purchase Agreement.

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“Program Support Provider” shall mean any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, a Conduit Purchaser or issuing a letter of credit, surety bond, or other instrument to support any obligations arising under or in connection with such Conduit Purchaser’s commercial paper program.

“Projections” shall mean the Originators’ forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a Subsidiary-by-Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical financial statements of the Originators, together with appropriate supporting details and a statement of underlying assumptions.

“Purchase” shall mean a Capital Purchase, a Settlement Purchase or a Swing Line Purchase, as applicable.

“Purchase Agreement” shall mean that certain Amended and Restated Receivables Purchase and Servicing Agreement dated as of August 30, 2002, among the Seller, the Conduit Purchasers, the Committed Purchasers, the Purchaser Agents, the Servicer, and the Administrative Agent.

“Purchase Assignment” shall mean that certain Purchase Assignment dated as of the Closing Date by and between the Seller and the Applicable Purchaser in the form attached as Exhibit 2.04(a) to the Purchase Agreement.

“Purchase Date” shall mean each day on which a Purchase is made.

“Purchase Discount Rate” shall mean, as of any date of determination, a rate equal to the lesser of (a) the Dynamic Purchase Discount Rate and (b) the Purchase Discount Rate Cap.

“Purchase Discount Rate Cap” shall mean a rate equal to eighty-five percent (85%); provided, that the Purchase Discount Rate Cap may be changed at any time by the Administrative Agent, in the exercise of its reasonable business judgment, and, in the case of an increase only and only if the Rating Agency Condition is applicable at such time, upon satisfaction of the Rating Agency Condition with respect thereto.

“Purchase Excess” shall mean, as of any date of determination, the extent to which the Aggregate Capital Investment exceeds the Availability, in each case as disclosed in the most recently submitted Investment Base Certificate or as otherwise determined by the Administrative Agent or any Purchaser Agent based on Seller Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Seller Collateral, which determination shall be final, binding and conclusive on all parties to the Purchase Agreement (absent manifest error).

“Purchase Request” shall have the meaning assigned to it in Section 2.03(b) of the Purchase Agreement.

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“Purchaser Agent” shall mean each Person acting as agent on behalf of a Purchaser Group and designated as a Purchaser Agent for such Purchaser Group on the signature pages to the Purchase Agreement (or an amendment thereto) or on the signature pages to any Assignment Agreement, and each such Person’s permitted successors and assigns.

“Purchaser Group” shall mean, for each Conduit Purchaser, such Conduit Purchaser, its related Committed Purchaser and its related Purchaser Agent.

“Purchaser Group Fee Letter” shall mean (a) with respect to the Purchaser Group with respect to which GE Capital is the Purchaser Agent, the GE Capital Fee Letter, (b) with respect to which SMBC Securities, Inc. is the Purchaser Agent, the Sumitomo Fee Letter, and (c) with respect to each other Purchaser Group, those certain letter agreements in respect of each Purchaser Group among the Seller, the Servicer and the related Purchaser Agent whereby the Seller agrees to pay to the Purchaser Agent (on behalf of the Purchasers in its related Purchaser Group) certain fees in the amounts and on the dates set forth in each such letter.

“Purchaser Indemnified Person” shall have the meaning assigned to it in Section 12.01(a) of the Purchase Agreement.

“Purchasers” shall mean each Conduit Purchaser, each Committed Purchaser and the Swing Line Purchaser.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rating Agency” shall mean Moody’s and/or S&P, as applicable.

“Rating Agency Condition” shall mean, if required by any Conduit Purchaser’s commercial paper program documents, with respect to any action, that each Rating Agency has notified the applicable Purchaser Agent in writing that such action will not result in a reduction or withdrawal of the rating of any outstanding Commercial Paper issued by such Conduit Purchaser.

“Ratios” shall mean, collectively, the Default Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Loss Reserve Ratio, the Receivable Collection Turnover and the Three Month Aged Receivables Ratio.

“Receivable” shall mean, with respect to any Obligor:

(a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible) arising from the provision of merchandise, goods or services by an Originator to or on behalf of such Obligor (or, in the case of a Financing Receivable, to a third party), including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b) all Liens and property subject thereto from time to time securing or purporting to secure any such indebtedness of such Obligor;

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(c) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(d) all Collections with respect to any of the foregoing;

(e) all Records with respect to any of the foregoing; and

(f) all proceeds with respect to any of the foregoing.

“Receivable Collection Turnover” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a) a fraction, (i) the numerator of which is equal to the average of the Outstanding Balances of Transferred Receivables on the first day of the 6 Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such 6 Settlement Periods with respect to all Transferred Receivables, multiplied by

(b) the number of days contained in such 6 Settlement Periods.

“Receivables Assignment” shall have the respective meanings assigned to them in Section 2.01(a) of each Transfer Agreement.

“Records” shall mean all Contracts and other documents, books, records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by either Originator, the Servicer, any Sub-Servicer or the Seller with respect to the Receivables and the Obligors thereunder, the Originator Collateral and the Seller Collateral.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law or regulation (including Regulation D of the Federal Reserve Board) or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof that, in each case, is applicable to any Affected Party.

“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of each Transfer Agreement.

“Related Documents” shall mean each Lockbox Agreement, the Transfer Agreements, the Purchase Agreement, each Receivables Assignment, the Purchase Assignment, the Ancillary Services and Lease Agreement, the Subordinated Note and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or

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any employee of any Person, and delivered in connection with either Transfer Agreement, the Purchase Agreement or the transactions contemplated thereby. Any reference in either Transfer Agreement, the Purchase Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Repayment Notice” shall have the meaning assigned to it in Section 2.03(c) of the Purchase Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA.

“Requisite Purchasers” shall mean (a) two or more Committed Purchasers acting together which have Commitments in the aggregate of more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Commitments of all Committed Purchasers, or (b) if the Commitments have been terminated, two or more Committed Purchasers acting together which have in the aggregate more than sixty-six and two-thirds percent (66 2/3%) Aggregate Capital Investment; provided that if at any time there is only one Committed Purchaser party to the Purchase Agreement, “Requisite Purchasers” shall mean such Committed Purchaser.

“Reserves” shall mean the aggregate Concentration Discount Amount for all Obligors of Transferred Receivables and such other reserves as the Administrative Agent may establish from time to time in the exercise of its reasonable business judgment.

“Retained Monthly Yield” shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to Daily Yield from and including the first day of such Settlement Period through and including such date pursuant to Sections 6.03(a)(ii)(A) or 6.04(a)(iii) of the Purchase Agreement.

“Retained Servicing Fee” shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the Servicing Fee from and including the first day of such Settlement Period through and including such date pursuant to Sections 6.03(a)(ii)(C) or 6.04(a)(iv) of the Purchase Agreement.

“Retained Unused Facility Fee” shall mean, as of any date of determination within a Settlement Period, the sum of all amounts transferred to or retained in the Retention Account with respect to the Unused Facility Fee from and including the first day of such Settlement Period through and including such date in accordance with Sections 6.03(a)(ii)(E) or 6.04(a)(iv) of the Purchase Agreement.

“Retention Account” shall mean that certain segregated deposit account established by the Administrative Agent and maintained with the Depositary designated as the “Retention Account (Synnex),” account number 24597, ABA No. 021 001 033.

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“Retention Account Deficiency” shall mean, as of any Settlement Date, the amount, if any, by which the amounts necessary to make the payments required under Sections 6.04(a)(i), (ii) and (iii) of the Purchase Agreement exceed the amounts on deposit in the Retention Account.

“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Period” shall mean the period from and including the Closing Date through and including the day immediately preceding the Facility Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” shall mean a sale of Receivables by an Originator to SFC in accordance with the terms of a Transfer Agreement.

“Sale Price” shall mean, with respect to any Sale of Sold Receivables, the price calculated by SFC and approved from time to time by the Administrative Agent equal to:

(a) the Outstanding Balance of such Sold Receivables, minus

(b) the expected costs to be incurred by SFC in financing the purchase of such Sold Receivables until the Outstanding Balance of such Sold Receivables is paid in full, minus

(c) the portion of such Sold Receivables that are reasonably expected by the applicable Originator to become Defaulted Receivables, minus

(d) the portion of such Sold Receivables that are reasonably expected by the applicable Originator to be reduced by means other than the receipt of Collections thereon or pursuant to clause (c) above, minus

(e) amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of such Sold Receivables;

provided, that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) SFC, with respect to the calculations required in clauses (b) and (e) above.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Transfer Agreements, the Purchase Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Purchase Agreement and each Transfer Agreement.

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“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Seller” shall mean SFC, in its capacity as the Seller under the Purchase Agreement.

“Seller Assigned Agreements” shall have the meaning assigned to it in Section 8.01(b) of the Purchase Agreement.

“Seller Collateral” shall have the meaning assigned to it in Section 8.01 of the Purchase Agreement.

“Seller Deposit Account Collateral” shall have the meaning assigned to it in Section 8.01(c) of the Purchase Agreement.

“Seller Secured Obligations” shall mean all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Seller to any Affected Party under the Purchase Agreement and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including Capital Investment (but only to the extent that funds are available therefor pursuant to Article VI of the Purchase Agreement), Daily Yield, Yield Shortfall, Unused Facility Fees, Unused Facility Fee Shortfall, Margin, amounts in reduction of Purchase Excess, Successor Servicing Fees and Expenses, Additional Amounts and Indemnified Amounts. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Seller in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Seller thereunder, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from the Purchasers or the Administrative Agent as a preference, fraudulent transfer or otherwise.

“Servicer” shall mean Synnex, in its capacity as the Servicer under the Purchase Agreement, or any other Person designated as a Successor Servicer.

“Servicer’s Certificate” shall mean an Officer’s Certificate substantially in the form of Exhibit 3.01(a)(ii) to the Purchase Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Purchase Agreement has been terminated.

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“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of all Transferred Receivables on such day.

“Servicing Fee Rate” shall mean 1.00%.

“Servicing Fee Shortfall” shall mean, as of any date of determination within a Settlement Period, the amount, if any, by which the Accrued Servicing Fee exceeds the Retained Servicing Fee, in each case as of such date.

“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

“Servicing Records” shall mean all documents, books, Records and other information (including computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean the tenth Business Day following the end of each Settlement Period.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Final Purchase Date and beginning with the first day of the calendar month in which the Final Purchase Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Final Purchase Date and beginning with the first day of the calendar month in which the Final Purchase Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month; provided, however, that upon the occurrence of the Committed Purchaser Funding Event, such Settlement Period shall terminate on the day prior to the Committed Purchaser Funding Event, and the next Settlement Period shall be the period from and including the day of the Committed Purchaser Funding Event through and including the last day of the calendar month in which the Committed Purchaser Funding Event occurs.

“Settlement Purchase” shall have the meaning assigned to it in Section 2.01(b)(ii) of the Purchase Agreement.

“SFC” shall mean SIT Funding Corporation, a Delaware corporation.

“SFC Account” shall mean an account designated from time to time by SFC, which account as of the Closing Date shall be Account No. 502-328-54, GECC CAF Depositary, Deutsche Bank Trust Company Americas, 1 Bankers Trust Plaza, New York, New York 10006, ABA No. 021-001-033, Attn: CFN 2214, Reference: Synnex Corporation.

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“SFC Indemnified Person” shall have the meaning assigned to it in Section 5.01 of each Transfer Agreement.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of each Transfer Agreement.

“Solvency Certificate” shall mean an Officer’s Certificate substantially in the form of Exhibit 3.01(a)(i) to the Purchase Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Purchase Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subordinated Loan” shall have the meaning assigned to it in Section 2.01(c) of each Transfer Agreement.

“Subordinated Note” shall have the meaning assigned to it in Section 2.01(c) of each Transfer Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a

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majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

“Successor Servicer” shall have the meaning assigned to it in Section 11.02 of the Purchase Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Seller, the Purchasers and the Administrative Agent.

“Sumitomo Fee Letter” shall mean that certain letter agreement dated ~~November 10,~~ December 13, 2004, between the Seller and SMBC Securities, Inc., as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Swing Line Commitment” shall mean, as to the Swing Line Purchaser, the commitment of the Swing Line Purchaser to make Swing Line Purchases pursuant to the terms of the Purchase Agreement, as such amount may be modified in connection with an assignment pursuant to Section 14.02 of the Purchase Agreement or in connection with a reduction in the Maximum Purchase Limit pursuant to Section 2.02 of the Purchase Agreement. As of the Amendment Effective Date, the Swing Line Commitment is $65,000,000.

“Swing Line Purchase” shall have the meaning assigned to it in Section 2.01(b)(i) of the Purchase Agreement.

“Swing Line Purchaser” shall mean GE Capital, and its successors and assigns.

“Swing Line Purchaser Daily Yield” shall mean, for any day, the product of (i) the sum of the Swing Line Purchaser Daily Yield Rate for such day, plus the applicable Daily Margin on such day, plus, if a Termination Event has occurred and is continuing, the Daily Default Margin, multiplied by (ii) the Swing Line Purchaser’s Capital Investment allocable to Swing Line Purchases outstanding on such day.

“Swing Line Purchaser Daily Yield Rate” shall mean, for any day during a Settlement Period, the interest rate identified as the “Committed Purchaser Daily Yield Rate” in the GE Capital Fee Letter.

“Synnex” shall mean Synnex Corporation (f/k/a Synnex Information Technologies, Inc.), a Delaware corporation.

“Termination Date” shall mean the date on which (a) Capital Investment has been permanently reduced to zero, (b) all other Seller Secured Obligations under the Purchase Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Maximum Purchase Limit has been irrevocably terminated in accordance with the provisions of Section 2.02(b) of the Purchase Agreement.

“Termination Event” shall have the meaning assigned to it in Section 9.01 of the Purchase Agreement.

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“Three Month Aged Receivables Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the sum of the respective Outstanding Balances of Transferred Receivables with respect to which any payment, or part thereof, remained unpaid for more than 60 but less than 91 days past their respective Maturity Dates as of the last day of the three Settlement Periods immediately preceding such date to

(b) the aggregate Billed Amount of Transferred Receivables originated during the fourth, fifth, and sixth Settlement Periods immediately preceding such date.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that either Originator or an ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Transfer” shall mean any Sale or capital contribution of Transferred Receivables by an Originator to SFC pursuant to the terms of a Transfer Agreement.

“Transfer Agreement” shall mean (i) that certain Amended and Restated Receivables Transfer Agreement dated as of August 30, 2002, between Synnex, as Originator, and SFC or (ii) any other “Transfer Agreement” entered into from time to time by SFC and an Originator.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of each Transfer Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided, that (a) any Receivable repurchased by an Originator pursuant to Section 4.04 of the applicable Transfer Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or recontributed to SFC and (b) any Unapproved Receivable shall not be deemed to be a Transferred Receivable.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapproved Receivable” shall mean any receivable (a) with respect to which the obligor thereunder is not an Obligor on any Transferred Receivable and whose customer relationship with the applicable Originator arises as a result of the acquisition by such Originator of another Person or (b) that was originated in accordance with standards established by another Person acquired by the applicable Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and each Purchaser Agent and then only for the period prior to any such approval.

“Underfunded Plan” shall mean any Plan that has an Underfunding.

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“Underfunding” shall mean, with respect to any Plan, the excess, if any, of (a) the present value of all benefits under the Plan (based on the assumptions used to fund the Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Plan as of such valuation date.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by either Originator or any ERISA Affiliate as a result of such transaction.

“Unused Facility Fee” with respect to the Purchasers in any Purchaser Group, shall have the meaning assigned to it in the related Purchaser Group Fee Letter.

“Unused Facility Fee Shortfall” shall mean, as of any date of determination within a Settlement Period and with respect to any Purchaser Group, the amount, if any, by which the Accrued Unused Facility Fee owing to the Purchasers in such Purchaser Group exceeds the Retained Unused Facility Fee, in each case as of such date.

“Welfare Plan” shall mean a Plan described in Section 3(1) of ERISA.

“Yield Discount Amount” shall mean the amount, as determined from time to time by the Administrative Agent in its sole discretion, calculated in accordance with Annex 4 of the Purchase Agreement.

“Yield Shortfall” shall mean, as of any date of determination within a Settlement Period and with respect to any Purchaser Group, the amount, if any, by which the Accrued Monthly Yield owing to the Purchasers in such Purchaser Group exceeds the Retained Monthly Yield, in each case as of such date.

SECTION 2. Other Terms and Rules of Construction.

(a) Accounting Terms. Rules of construction with respect to accounting terms used in any Related Document shall be as set forth in Annex G to the Purchase Agreement. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

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(c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to or definition of any document, instrument or agreement shall include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

(d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and set forth in Schedule 1 to this Annex X and the underlying calculations for periods preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with such Schedule 1. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the third decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

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